EXECUTION VERSION

28 January 2011

CARRIZO UK HUNTINGTON LTD

arranged by

BNP PARIBAS

and

SOCIÉTÉ GÉNÉRALE

$84,000,000

SENIOR SECURED MULTICURRENCY
CREDIT
FACILITY AGREEMENT

Herbert Smith LLP

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THIS AGREEMENT is dated 28 January 2011 and made between:

(1)	CARRIZO UK HUNTINGTON LTD, a company incorporated in England and Wales with company number 7385624 and with registered office at 20-22 Bedford Row, London WC1R 4JS (the "Borrower");

(2)	CARRIZO OIL & GAS, INC., a company incorporated in Texas, USA, with its principal place of business at 1000 Louisiana, Suite 1500, Houston, Texas 77002 USA (the "Parent");

(3)	BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE as mandated lead arrangers and bookrunners (together, the "Mandated Lead Arrangers");

(4)	BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE (together, the "Original Lenders");

(5)	SOCIÉTÉ GÉNÉRALE as initial Facility Agent;

(6)	SOCIÉTÉ GÉNÉRALE as initial Security Trustee;

(7)	BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE each as initial Technical Bank;

(8)	BNP PARIBAS as initial Modelling Bank;

(9)	SOCIÉTÉ GÉNÉRALE as initial Account Bank; and

(10)	BNP PARIBAS as the Fronting Bank.

IT IS AGREED as follows:

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Abandonment Date" means, the date on which the operation of the Huntington Petroleum Field ceases, or is expected to cease, for economic reasons as production of Petroleum therefrom is no longer commercially viable.

"Acceptable Bank" means:

(A)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(B)	any other bank or financial institution approved by the Facility Agent.

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"Accession Letter" means a letter substantially in the form set out in Schedule 8 (Form of Hedging Accession Agreement) or in such other form as the Facility Agent may approve (acting reasonably).

"Account Bank" means Société Générale in its capacity as account bank in relation to the Project Accounts or any other person that replaces it in such capacity in accordance with this Agreement.

"Additional Cost Rate" has the meaning given to that term in Schedule 5 (Mandatory Cost Formulae).

"Administrative Finance Parties" means each of the Mandated Lead Arrangers, the Facility Agent, the Security Trustee, the Technical Banks, the Modelling Bank, the Account Bank and the Fronting Bank.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means, in relation to any date, the Facility Agent's spot rate of exchange for the purchase of an Optional Currency with dollars in the London foreign exchange market at or about 11.00 a.m. on that date or, if that date in not a Business Day, on the Business Day preceding that date.

"Aggregate Commitments" means, in relation to a Tranche, the sum of each Lender's Commitments under that Tranche.

"Agreed Insurances" means any insurances that are required to be maintained by or on behalf of the Borrower pursuant to this Agreement.

"Arrangement Fee Letter" means the arrangement fee letter dated on or about the date hereof entered into between the Borrower and the Mandated Lead Arrangers.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Assumptions" means the Economic Assumptions and the Technical Assumptions.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(A)	in relation to Tranche A and Tranche B, the period from and including the date of this Agreement to and including the earlier of (i) the Project Completion Date and (ii) the Final Completion Date; and

(B)	in relation to Tranche C, the period from and including the date of this Agreement to and including the date falling 71 months from the Financial Closing Date.

"Available Commitment" means in relation to a Tranche, a Lender's Commitment under that Tranche minus:

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(A)	the Dollar Amount of its participation in any outstanding Utilisations under that Tranche; and

(B)
in relation to any proposed Utilisations under that Tranche, the Dollar Amount of its participation in any Utilisations under that Tranche that are due to be made on or before the proposed Utilisation Date, other than (in relation to any proposed Utilisation under Tranche C only), that Lender's participation in any Utilisations under Tranche C that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Borrower Update" means a report prepared by or on behalf of the Borrower (in a form approved by the Technical Banks) which (i) updates the information and/or evaluation(s) contained in the Reserves Report most recently delivered to the Technical Banks under this Agreement and (ii) includes any additional information and/or evaluation(s) as the Technical Banks may reasonably require.

"Break Costs" means the amount (if any) by which:

(A)
the interest (as calculated pursuant to Clause 10.1 (Calculation of interest)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and Houston and:

(A)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(B)             (in relation to any date for payment or purchase of euro) any TARGET Day.

"Calculation End Date" means, in relation to each Projection, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.

"Calculation Period" means:

(A)	subject to (B) and (C) below, each calculation period of six months:

(1)           commencing on 1 April and ending on 30 September of each year; and

(2)           commencing on 1 October and ending on 31 March of each year,

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(B)	in case of the calculation period starting in the calendar year 2010, the period commencing on 1 October 2010 and ending on 30 April 2011, and

(C)	in case of the first calculation period starting in the calendar year 2011, the period commencing on 1 May 2011 and ending on 30 September 2011.

"Cash Collateral Account" has the meaning given to it in Clause 19.6 (Cash Collateral Accounts).

"CATS Parties" means: (1) Amco (U.K.) Exploration Company; (2) BG International Limited; (3) Hess Limited; (4) ENI UK Limited; (5) Fina Exploration Limited; and (6) Conocophillips Petroleum Company U.K. Limited.

"CATS Transportation and Processing Agreement" means the agreement to be entered into between, among others, E.ON Ruhrgas UK E&P Limited, the Borrower and the CATS Parties for the transportation and processing of natural gas from the Huntington Petroleum Field.

"Commitment" means:

(A)             in relation to Tranche A:

(1)
in relation to each Original Lender for that Tranche, the amount (in dollars) set in the column in which that Original Lender's name appears in the table set out in Part I (Tranche A Commitments) of Schedule 1 (Commitments) and the amount of any other Commitment under Tranche A transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) of this Agreement; and

(2)
in relation to any other Lender for that Tranche, the amount (in dollars) of any Commitment under Tranche A transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) of this Agreement;

(B)             in relation to Tranche B:

(1)
in relation to each Original Lender for that Tranche, the amount (in dollars) set in the column in which that Original Lender's name appears in the table set out in Part II (Tranche B Commitments) of Schedule 1 (Commitments) and the amount of any other Commitment under Tranche B transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) of this Agreement; and

(2)
in relation to any other Lender for that Tranche, the amount (in dollars) of any Commitment under Tranche B transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) of this Agreement; and

(C)	in relation to Tranche C:

(1)	in relation to each Original Lender for that Tranche, the amount (in dollars) set in the column in which that Original Lender's name appears in

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the table set out in Part III (Tranche C Commitments) in Schedule 1 (Commitments) and the amount of any other Commitment under Tranche C transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(2)
in relation to any other Lender for that Tranche, the amount (in dollars) of any Commitment under Tranche C transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Computer Model" means the computer model used to prepare the Initial Projection, as amended from time to time in accordance with Clause 7.10 (Computer Model).

"Confidential Information" means all information relating to any Obligor, the Finance Documents, the Development Asset or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(A)             any Obligor or any of its advisers; or

(B)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(2)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(3)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (A) or (B) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Facility Agent.

"Construction All Risk Back Stop Date means 31 March 2011.

"Contingent Indebtedness" means, in relation to any outstanding Letter of Credit, the liabilities of the Fronting Bank that issued such Letter of Credit, the Finance Parties (other than pursuant to Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender)) or the

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Borrower (as the case may be) with respect to such Letter of Credit which have not matured and remain contingent by reason of such Letter of Credit being outstanding.

"Cost Overrun" means in relation to the Project any amount of capital expenditure in excess of the Total Development Cost the Technical Banks reasonably determine is required to be incurred by the Borrower in the period ending on or before the Project Completion Date for the purposes of achieving Project Completion having regard to information and estimates provided by the Borrower and the Operator.

"CTA" means the Corporation Tax Act 2009.

"Dangerous Substance" means any natural or artificial substance (including Petroleum and whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any such other substance) capable of causing harm to the Environment or damaging the Environment or public health or welfare including any noxious, hazardous, toxic, dangerous, special or controlled waste or other polluting substance or matter.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(A)             purchases by way of assignment or transfer;

(B)             enters into any sub-participation in respect of; or

(C)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

"DECC" means the UK government's Department of Energy and Climate Change (or any successor thereto) and/or the Secretary of State and/or where the context so requires any relevant predecessor department.

"Decommissioning Agreement" means the decommissioning security agreement between E.ON Ruhrgas UK Exploration and Production Limited, Premier Oil ONS Limited, Altinex Oil (UK) Limited and the Parent, as amended, novated, supplemented or otherwise modified from time to time.

"Decommissioning Cost" means the Provision Amount as such term is defined in the Decommissioning Agreement.

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) (other than Clause 24.20 (Acceleration)) which would (with the expiry of a grace period, the giving of notice, the fulfilment of any condition, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(A)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the

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Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or has failed to provide cash collateral (or has notified the Fronting Bank that it will not provide cash collateral) in accordance with Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender);

(B)             which has otherwise rescinded or repudiated a Finance Document; or

(C)             with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (A) above:

(1)           its failure to pay is caused by:

(a)           administrative or technical error; or

(b)           a Disruption Event; and

payment is made within five Business Days of its due date; or

(2)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

"Development Asset" means the Parent's or (on and from the point at which it becomes a licensee under licence number P.1114) the Borrower's 15% working interest in UK licence number P.1114, any infrastructure or facilities relating thereto and/or any Petroleum derived therefrom.

"Disruption Event" means either or both of:

(A)
a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(1)	from performing its payment obligations under the Finance Documents; or

(2)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which, in either such case, is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution" means:

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(A)	any payment, dividend or other distribution in relation to any share capital (or issued shares) of the Borrower;

(B)	any redemption, reduction, repayment or retirement of any share capital (or issued shares) of the Borrower;

(C)
any payments in respect of, or any repayment, prepayment, redemption, retirement, discharge or purchase of, or sub-participation in, any loans or other financial accommodation made available to the Borrower by any of its Affiliates; and

(D)	any other payments or distributions (including without limitation any loans) to any of the Borrower's shareholders or its Affiliates,

in each case, whether in cash or in kind and whether by way of actual payment, set-off, counterclaim or otherwise.

"Dollar Amount" means, at any time:

(A)	in relation to each Utilisation denominated in dollars, the relevant amount of that Utilisation;

(B)
in relation to each Loan or, as the case may be proposed Loan, not denominated in dollars, the amount of that Loan converted into dollars at the Agent's Spot Rate of Exchange on the most recent valuation date (where for these purposes, "valuation date" means (a) any date on which the Facility Agent receives a Utilisation Request; (b) any Utilisation Date; (c) the last date of any Interest Period; and (d) any Reduction Date) and any other date nominated by the Facility Agent (acting reasonably); and

(C)
in relation to each Letter of Credit, or as the case may be, proposed Letter of Credit, not denominated in dollars, the relevant amount of that Letter of Credit converted into dollars at the Agent's Spot Rate of Exchange on the most recent valuation date (where, for these purposes, "valuation date" means (a) any date on which the Facility Agent receives a Utilisation Request; (b) any Utilisation Date; (c) the last day of any Interest Period or Term; and (d) any Reduction Date) and any other date nominated by the Facility Agent (acting reasonably).

"Drop-Down Documents" means:

(A)	the JOA Novation Consent Letter dated 28 October 2010 between E.ON Ruhrgas UK E&P Limited, Premier Oil Ons Limited, Altinex Oil UK Limited and the Parent;

(B)	the Deed of Guarantee provided or to be provided by the Parent in favour of E.ON Ruhrgas UK E&P Limited, Premier Oil Ons Limited and Altinex Oil UK Limited in relation to the Development Asset;

(C)	the Deed of Novation between E.ON Ruhrgas UK E&P Limited, Premier Oil Ons Limited, Altinex Oil UK Limited, the Borrower and the Parent in relation to the Development Asset;

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(D)
the Deed of Assignment between E.ON Ruhrgas UK E&P Limited, Premier Oil Ons Limited, Altinex Oil UK Limited, the Borrower, the Parent and The Secretary of State for the Department of Energy and Climate Change in relation to the Development Asset; and

(E)	the Subscription Agreement between the Parent and the Borrower in relation to transfer of the Parent's interest in the Development Asset to the Borrower.

"DSCR" means the debt service cover ratio being, in relation to any Calculation Period, the ratio of N:D (as shown in each Projection) where:

"N" is the sum of the Projected Net Revenues arising in that Calculation Period; and

"D" is the amount (in dollars) of the sum of all interest, fees, commission, costs and other expenses payable, or as the case may be, projected to be payable, by the Borrower under the Finance Documents in that Calculation Period disregarding any payments due under Clause 9.4 (Cash sweep) in that Calculation Period (but not in any previous Calculation Period).

"Economic Assumption" means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based:

(A)             Petroleum prices;

(B)             exchange rates;

(C)             inflation rates;

(D)             discount rates;

(E)             interest rates; and

(F)	any other assumption that the Technical Banks and the Borrower agree shall be treated as "Economic Assumptions".

"Enforcement Date" means the date on which a notice is issued under Clause 24.20 (Acceleration).

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(A)	air (including air within natural or man-made structures, whether above or below ground);

(B)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)	land (including land under water).

"Environmental Claims" means any claim by any person in connection with (i) a breach, or alleged breach, of Environmental Laws; (ii) any accident, fire, explosion or other event

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of any type involving an emission or substance which is capable of causing harm to the Environment; or (iii) any Environmental Contamination.

"Environmental Contamination" means each of the following, and their consequences:

(A)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any relevant site into any part of the Environment;

(B)	any accident, fire, explosion or sudden event at any relevant site which is directly or indirectly caused by, or attributable to, any Dangerous Substance; or

(C)	any other pollution of the Environment arising in connection with any relevant site,

where, for these purposes, "relevant site" means any site of a Petroleum Asset in which the Borrower has an interest or otherwise owned, occupied or used by the Borrower.

"Environmental Laws" means any law or regulation concerning (i) the protection of health and safety; (ii) the Environment; or (iii) any emission or substance which is capable of causing harm to the Environment.

"Environmental Licences" means all Authorisations necessary under Environmental Law.

"Equity Contribution Account" has the meaning given to it in Clause 19.5 (Equity Contribution Account).

"EURIBOR" means, in relation to any Loan in euro:

(A)	the applicable Screen Rate; or

(B)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic  mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. Brussels time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period for that Loan.

"Event of Default" means any event or circumstance specified in Clause 24 (Events of Default) (other than Clause 24.20 (Acceleration)).

"Excess Revenues" means, on any date, the amount determined by the Technical Banks, acting reasonably, by which (i) the aggregate balance standing to the credit of the Proceeds Accounts on such date exceeds (ii) the Required Retention Amount.

"Existing Borrowing Base Facility Agreement" means the senior secured revolving credit facility agreement dated on or about 27 January 2011 between, among others, the Parent and BNP Paribas, as administrative agent, and the lenders thereto, as the same has been or may be amended, modified, supplemented, replaced from time to time and any facility refinancing the same from time to time.

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"Expiry Date" means, for a Letter of Credit, the last day of its Term.

"Facility" means the Loan and Letter of Credit facilities made under this Agreement as described in Clause 2.1 (Facility).

"Facility Agent" means Société Générale in its capacity as facility agent for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

"Facility Office" means the office or offices notified by a Finance Party to the Facility Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means each of:

(A)
any letter between (i) all or any of the Obligors and (ii) all or any of the Administrative Finance Parties relating to the payment of fees by the Obligors (or any of them) to any such Administrative Finance Party(ies) in its or their capacity as such;

(B)	the fee letter dated on or about the date of this Agreement between, among others, the Borrower and the Facility Agent relating to the payment of upfront fees for the benefit of the Lenders;

(C)             any fee letter entered into pursuant to Clause 2.2 (Increase); and

(D)             any other letter designated as such by the Facility Agent and the Borrower.

"Field Development Plan" means, in relation to the Petroleum field comprised in any Petroleum Asset, a field development plan for that Petroleum field as approved by DECC.

"Field Life End Date" means, the date (included in each Projection) which is the earlier of:

(A)	the anticipated Abandonment Date for the Project; and

(B)	the Licence Termination Date for the Project.

"Field Security Agreement" means the Huntington Field Security Agreement between E.ON Ruhrgas Exploration and Production Limited, Premier Oil ONS Limited, Altinex Oil (UK) Limited and Parent, as amended, novated, supplemented or otherwise modified from time to time.

"Field Security Costs" means the Required Amount, as such term is defined in the Field Security Agreement.

"Final Completion Date" means 31 December 2012.

"Final Maturity Date" means:

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(A)	in relation to Tranche A and Tranche B the earliest of (i) the Reserve Tail Date (ii) the date falling four years from the Financial Closing Date and (iii) 31 December 2014;

(B)	in relation to Tranche C the earlier of (i), the date falling six years from the Financial Closing Date and (ii) 31 December 2016.

"Finance Document" means:

(A)             this Agreement;

(B)             each Security Document;

(C)             each Fee Letter;

(D)
(other than for the purposes of Clauses 14 (Tax Gross up and Indemnities), 15 (Increased Costs), 25.1 (Assignments and transfers by the Lenders), 30.3.9 (Hedging Banks), 32.7 (No set-off by Obligors) and 38 (Amendments and Waivers)) each Secured Hedging Agreement;

(E)	each Transfer Certificate;

(F)             each Assignment Agreement;

(G)             each Accession Letter;

(H)             each Hedging Accession Agreement;

(I)	the mandate letter dated September 2010 between the Mandated Lead Arrangers and the Obligors;

(J)             the Subordination Deed; and

(K)             any other document designated as such by the Borrower and the Facility Agent.

"Finance Party" means each of the Lenders, the Hedging Banks and the Administrative Finance Parties.

"Financial Closing Date" means the date on which the Facility Agent notifies the Borrower pursuant to Clause 4.1 (Initial conditions precedent) that it has received all of the documents and other evidence listed in Schedule 2 (Initial conditions precedent).

"Financial Indebtedness" means any indebtedness for or in respect of:

(A)             moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

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(D)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS/GAAP, be treated as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(G)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(H)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(I)	the amount paid up or credited as paid up on any redeemable share capital; and

(J)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (I) above.

"First Oil Date" means, in relation to the Huntington Petroleum Field, the first date on which oil (other than any oil that has been produced for the purposes of testing the facilities associated with that field) is produced by that field.

"Forecast Period" means, in relation to any Working Capital Model, the period commencing on the day after the Quarter End Date to which that Working Capital Model relates and ending on the later of (i) the date falling 12 months thereafter, and (ii) the date determined by the Technical Banks (acting reasonably) on which the Project Completion is then anticipated to occur.

"FPSO Agreement" means, as applicable:

(A)
the Over-Arching Agreement between E.ON Ruhrgas UK E&P Limited, E.ON Ruhrgas E&P GmbH, Sevan Production UK Limited and Sevan 300 Pte Ltd for the Sub-Bareboat Charter Party and Service Agreement in relation to the FPF Sevan Voyageur;

(B)	the Sub-Bareboat Charter Party between E.ON Ruhrgas UK E&P Limited, E.ON Ruhrgas E&P GmbH and Sevan Production UK Limited in respect of the FPF Sevan Voyageur; and

(C)	the Service Agreement between E.ON Ruhrgas UK E&P Limited, E.ON Ruhrgas E&P GmbH and Sevan Production UK Limited for the provision of services in relation to the FPF Sevan Voyageur,

as each may be amended, novated, supplemented or otherwise modified from time to time.

"FPSO Facility" means the floating production storage and offloading unit or vessel that is subject to the FPSO Agreement.

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"FPSO Termination Fees" means the Termination Fee, as such term is defined in the EPSO Agreement.

"Fronting Bank" means BNP Paribas in its capacity as issuer of a Letter of Credit or any other person that replaces it in such capacity provided that:

(A)           such successor Fronting Bank has been approved by all the Parties; and

(B)
the successor Fronting Bank, the retiring Fronting Bank, the other Parties and/or the beneficiaries of any Letter of Credit have completed all such steps (including execution and delivery of documents) as may be required by the Parties in order to facilitate the change in identity of the Fronting Bank.

"Fulmar Disposal" means the disposal of all of the Borrower's interest in the Fulmar Petroleum Field in accordance with the terms of Clause 23.6.2(G) (Disposals).

"Fulmar Petroleum Field" means all reservoir layers in which there exists Petroleum to the extent (in the case of each reservoir layer) they lie within the areas that are found within the stratigraphic equivalent of the upper Jurassic "Fulmar Reservoir" found between the true vertical depths subsea of 11,500ft and 14,000ft forming part of the Huntington field (and the facilities associated therewith) comprised in the Development Asset and located primarily within licence P.1114.

"Fulmar Project" means the exploration, appraisal, development and/or operation of the Fulmar Petroleum Field.

"Fulmar Project Costs" any cost and/or expenditure payable by the Borrower in relation to the Fulmar Project.

"Fulmar Project Costs Account" has the meaning given to it in Clause 19.4 (Fulmar Project Costs Account).

"Global Commitments" means the aggregate of the Commitments under the Tranches (being, at the date of this Agreement, $84,000,000).

"Gross Expenditure" means, in relation to any period without double counting:

(A)	to the extent that the same is payable in that period by the Borrower in respect of the Project or attributable to the Borrower's share of the Project:

(1)           all cash calls by the operator of the Huntington Petroleum Field; and

(2)           to the extent not covered by paragraph (1) above:

(a)	all capital costs relating to the Project;

(b)	all operating and maintenance costs relating to the Project;

(c)	all costs of producing, lifting, transporting, storing, processing and selling any Petroleum derived from the Project;

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(d)	all costs of reinstating any damaged facilities relating to the Project;

(e)	all costs of satisfying any liability in respect of seepage, pollution and well control relating to the Project;

(f)
all costs of abandonment, and any payments to make provision for abandonment costs, relating to the whole or any part of the Project or any physical assets associated with the Project including, but not limited to, the Decommissioning Costs and Field Security Costs; and

(g)	all royalties payable under any Petroleum production licence relating to the Project;

(h)	all other costs, expenses and payments not falling within the preceding paragraphs of this definition in respect of the Project;

(B)             any Taxes payable by the Borrower in that period;

(C)	all general and administrative expenditure not falling within paragraph (A) above which is payable by the Borrower in that period;

(D)	all amounts payable by the Borrower in that period under each Hedging Agreement to which it is a party after taking into account any netting applicable under the terms of the Hedging Agreement; and

(E)	any other costs, expenses or payments that the Borrower and the Majority Lenders agree to designate as "Gross Expenditure".

"Gross Income" means, in relation to any period, without double counting:

(A)	to the extent that the same is payable in that period to the Borrower in respect of the Project or attributable to the Borrower's share of the Project:

(1)	the gross proceeds (without deductions whatsoever) of any disposal of any Petroleum derived from the Project in that period; and

(2)	the proceeds of insurance under insurance policies that have been taken out with respect to the Project or any facilities or activities relating to the Project; and

(B)	all amounts payable to the Borrower in that period under each Hedging Agreement to which it is a party after taking into account any netting applicable under the terms of the Hedging Agreement);

(C)	any refunds of Taxes payable to the Borrower in that period;

(D)
the Borrower's share of any amounts payable to the Huntington Petroleum Field joint venture in respect of any third party processing, storage or transportation fees relating to the Huntington Petroleum Field; and

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(E)	any other payments that the Borrower and the Majority Lenders agree to designate as "Gross Income".

"Group" means the Parent and its Subsidiaries from time to time.

"Hedging Accession Agreement" means a document substantially in the form set out in  Schedule 8 (Form of Hedging Accession Agreement) or in such other form as the Facility Agent may approve (acting reasonably).

"Hedging Agreement" means any ISDA Master Agreement, confirmation, schedule or other agreement evidencing a Hedging Transaction.

"Hedging Agreement Account" has the meaning given to it in Clause 19.7 (Hedging Agreement Account).

"Hedging Bank" means:

(A)             any Lender; and

(B)	any Affiliate of any Lender that accedes, and becomes a party, to this Agreement as a "Hedging Bank" in accordance with this Agreement,

in each case, to the extent that such person is a party to any Hedging Agreement under which any Hedging Liability is, or is capable of being, outstanding.

"Hedging Costs" means any amount falling due from the Borrower under a Hedging Agreement except for any Hedging Termination Payment.

"Hedging Liabilities" means any liabilities of the Borrower under or in respect of any Secured Hedging Agreement (including any Hedging Costs and Hedging Termination Payments due, in each case, from the Borrower under such Secured Hedging Agreement).

"Hedging Policy" means the hedging policy set out in Schedule 9 (Hedging Policy).

"Hedging Termination Payment" means any amount falling due from or, as the case may be, to the Borrower pursuant to the terms of a Hedging Agreement as a result of the designation of an Early Termination Date (as defined in the Hedging Agreement) under that Hedging Agreement (or the occurrence of a date having similar effect in the case of a Hedging Transaction that is not documented pursuant to an ISDA Master Agreement), other than interest accruing on any amount not paid when due.

"Hedging Transaction" means (i) (for the purpose of Mandatory Hedging) a derivative instrument entered into in accordance with the provisions of paragraph 2 of Schedule 9 (Hedging Policy); and (ii) (other than for the purpose of Mandatory Hedging) a swap, option, cap, collar, floor, put, call or other hedging instrument approved by the Facility Agent (acting on the instructions of the Majority Lenders).

"Highest Lawful Rate" means, as to any Lender or Fronting Bank, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such person is then permitted to charge an Obligor on the Loans made to such Obligor or the other obligations of such Obligor hereunder, and as to any other person, at the particular

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time in question, the maximum nonusurious rate of interest which, under applicable law, such person is then permitted to charge with respect to the obligation in question.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Huntington Petroleum Field" means the Petroleum accumulation known as the Forties reservoir (as described in the Field Development Plan for the Huntington Petroleum Field) forming part of the Huntington field (and the facilities associated therewith) comprised in the Development Asset.

"IFRS/GAAP" means, in relation to any Obligor, either (i) the generally accepted accounting principles in that Obligor's jurisdiction of incorporation or (ii) (if implemented by the relevant Obligor) international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Facility Agent or the Security Trustee (as the case may be) at any time when:

(A)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(B)	the Facility Agent or the Security Trustee (as the case may be) otherwise rescinds or repudiates a Finance Document;

(C)	(if the Facility Agent or the Security Trustee (as the case may be) is also a Lender) it is a Defaulting Lender under paragraph (A) or (B) of the definition of "Defaulting Lender"; or

(D)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent or the Security Trustee (as the case may be);

unless, in the case of paragraph (A) above:

(1)	its failure to pay is caused by:

(a)           administrative or technical error; or

(b)           a Disruption Event; and

payment is made within five Business Days of its due date; or

(2)	the Facility Agent or the Security Trustee (as the case may be) is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

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"Independent Engineering Consultant" means Ryder Scott or such other reputable independent petroleum engineering firm as may be selected by the Borrower and approved by the Technical Banks.

"Information Package" means all or any information provided, in writing, by or on behalf of any Obligor to the Finance Party(ies) on or before the date of this Agreement in relation to, or in connection with, the Development Asset, any Obligor or any transaction contemplated by this Agreement or any Transaction Document.

"Initial Approved Reserves" means the aggregate quantity of Petroleum reserves that is forecast in the Initial Projection to be derived from the Huntington Petroleum Field.

"Initial Equity Contribution" means the amount determined by the Technical Banks which is the aggregate of:

(A)	the amount which is equal to the Total Development Cost less the aggregate of:

(1)
the lesser of (x) the highest Tranche A Borrowing Base Amount for any Calculation Period shown in the Initial Projection, and (y) the Aggregate Commitments for Tranche A applicable on the Financial Closing Date, and

(2)	the aggregate of (x) $4,397,620, and (y) the amounts funded from 1 January 2011 to the Financial Closing Date for capital expenditure in respect of the Project as approved by the Technical Banks; and

(B)
the amount which is equal to the aggregate of (i) all fees payable by the Borrower under the Finance Documents for the period of 12 months commencing on the date of this Agreement other than the arrangement fees payable by the Borrower under the Arrangement Fee Letter, and (ii) all interest projected to be payable by the Borrower under the Finance Documents for the period of 12 months commencing on the date of this Agreement.

"Initial Projection" has the meaning given to that term in Clause 7.1 (Adoption).

"Initial Working Capital Model" means the Borrower's Working capital Model referred to in paragraph 5.3 of Schedule 2 (Initial conditions precedent).

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(A)             is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(B)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(C)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(D)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (D) above and:

(E)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law

(1)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(2)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(F)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(G)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(H)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(I)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(J)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (A) to (I) above; or

(K)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insolvency Officer" means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or other similar officer, in each case, appointed in any jurisdiction.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Interim Projection" has the meaning given to that term in Clause 7.1 (Adoption).

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"Interim Recalculation Date" has the meaning given to that term in Clause 7.1 (Adoption).

"ISDA Master Agreement" means the 2002 ISDA Master Agreement (Multicurrency –Cross Border) published by the International Swaps and Derivatives Association.

"ITA" means the Income Tax Act 2007.

"L/C Proportion" means, in relation to any Lender in respect of any Letter of Credit at any time, the proportion (expressed as a percentage) borne by that Lender's Commitment for Tranche C to the Aggregate Commitments for Tranche C at such time or, if at any such time the Aggregate Commitments for Tranche C have been reduced to zero, the proportion, (expressed as a percentage) borne by that Lender's Commitment for Tranche C to the Aggregate Commitments for Tranche C immediately prior to such reduction.

"Lender" means:

(A)             any Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Lenders' Adviser" has the meaning given to that term in Clause 18.4 (Advisers' fees).

"Letter of Credit" means a letter of credit issued or to be issued under Tranche C pursuant to Clause 6 (Utilisation – Letters of Credit).

"LIBOR" means, in relation to any Loan (in any currency other than in euro):

(A)	the applicable Screen Rate; or

(B)
(if no Screen Rate is available for the currency for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to lending banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period of that Loan.

"Licence Termination Date" means, in relation to the Development Asset and/or Petroleum field comprised therein, the date of the expiry of:

(A)	any production licence or any production sharing contract relating to the Development Asset and/or Petroleum field; or

(B)	any other Authorisation required for (i) Petroleum production from that Petroleum field to be extracted or otherwise exploited or (ii) that Petroleum field to be operated.

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"LLCR" means the loan life cover ratio, being in relation to any Calculation Period or any day falling in that Calculation Period, the ratio of N:D where:

"N" is the NPV (Loan Life) for that Calculation Period; and

"D" is the aggregate Dollar Amount of Utilisations outstanding under Tranche A and Tranche B or, as the case may be, projected to be outstanding in that Calculation Period.

"LMA" means the Loan Market Association.

"Loan" means, in relation to a Tranche, a loan made or to be made under that Tranche or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(A)
until the Global Commitments have been reduced to zero, a Lender or Lenders whose Commitments in relation to the Tranches aggregate more than 66 2/3% of the Global Commitments (or, if the Global Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 2/3% of the Global Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

"Mandatory Hedging" has the meaning ascribed to it in paragraph 1.1 of Schedule 9 (Hedging Policy).

"Mandatory Hedging Volume" has the meaning ascribed to it in paragraph 2.1 of Schedule 9 (Hedging Policy).

"Margin" means:

(A)             in relation to any Utilisation under Tranche A, on any day:

(1)	on and from the date of this Agreement up to and including the Project Completion Date, 3.50 per cent. per annum;

(2)           from the Project Completion Date, 3.00 per cent. per annum.

(B)	in relation to any Utilisation under Tranche B, on any day, 4.75 per cent. per annum; and

(C)	in relation to any Utilisation under Tranche C, on any day:

(1)	on and from the date of this Agreement up to and including the Project Completion Date, 3.50 per cent. per annum;

(2)	from the Project Completion Date, 3.00 per cent. per annum.

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"Market Hedge" has the meaning ascribed to it in paragraph 2.3 of Schedule 9 (Hedging Policy).

"Material Adverse Effect" means any event or circumstance (including any material adverse change or the continuation of any circumstance) which, in the opinion of the Majority Lenders have materially and adversely affected or could materially and adversely affect:

(A)	the ability of any Obligor to perform any of its obligations in any material respect under any Transaction Document as and when they fall due to be performed; or

(B)	the business, performance, assets, prospects, operations or condition (financial or otherwise) of the Borrower; or

(C)	the legality, validity or enforceability of any material provision of any Finance Document; or

(E)	the effectiveness or priority of any Security created or purported to be created under any Finance Document.

"Modelling Bank" means BNP Paribas in its capacity as modelling bank or any other person that replaces it in such capacity in accordance with this Agreement.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)
(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Monthly Report" means a report in a form satisfactory to the Facility Agent and the Technical Banks (each, acting reasonably) with respect to the Project which includes, to the extent provided to the Borrower by the Operator, or obtained by the Borrower from the Operator or third parties without the incurrence of material additional expense or effort:

(A)
a progress report with respect to the development and construction of the Project which details, among other things, significant developments in relation to (i) the development schedule, (ii) the initial development budget, (iii) capital utilised and (iv) projected capital requirements to achieve Project Completion;

(B)	the progress of the construction of the FPSO Facility;

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(C)	budget reconciliation tables and the Project S-curves;

(D)	any available production data; and

(E)	any other information, data and analysis relating to the Project that the Technical Banks or Facility Agent may reasonably require.

"Non-Acceptable L/C Lender" means a Lender which:

(A)
is not an Acceptable Bank within the meaning of paragraph (A) of the definition of "Acceptable Bank" (other than a Lender which the Fronting Bank has agreed is acceptable to it notwithstanding that fact); or

(B)             is a Defaulting Lender; or

(C)
has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 6.9 (Indemnities) or Clause 28.10 (Lenders' indemnity) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out in paragraphs (1) to (2) of the definition of Defaulting Lender.

"Non-Mandatory Hedging" has the meaning ascribed to it in paragraph 1.1 of Schedule 9 (Hedging Policy).

"NPV (Loan Life)" means, in relation to any Calculation Period, the amount calculated (in dollars) which is the sum of:

(A)	the net present value of the Projected Net Revenues for that Calculation Period and for each subsequent Calculation Period ending on or before the Final Maturity Date; and

(B)	to the extent that the Technical Banks so approve, the net present value of capital expenditure that has been included in the determination of the figure referred to in paragraph (A) above,

where (i) net present values are calculated, using the Computer Model, by applying the relevant discount rate agreed or determined pursuant to Clause 7 (Projections) and (ii) in accordance with Clause 7.3 (Key principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to the Project which is projected to arise after the Field Life End Date for the Project other than any Gross Expenditure relating to the abandonment of the Huntington Petroleum Field (including the FPSO Termination Fees).

"NPV (Project Life)" means, in relation to any Calculation Period, the amount calculated (in dollars) which is the sum of:

(A)	the net present value of the Projected Net Revenues for that Calculation Period and for each subsequent Calculation Period ending on or before the Calculation End Date; and

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(B)	to the extent that the Technical Bank so approve, the net present value of capital expenditure that has been included in the determination of the figure referred to in paragraph (A), where (i) net present values are calculated, using the Computer Model, by applying the relevant discount rate agreed or determined pursuant to Clause 7 (Projections) and (ii) in accordance with Clause 7.3 (Key principles), in determining the Projected Net Revenues, no account shall be taken of any Gross Expenditure or Gross Income relating to the Project which is projected to arise after the Field Life End Date for the Project other than any Gross Expenditure relating to the abandonment of the Huntington Petroleum Field (including the FPSO Termination Fees).

"Obligor" means the Borrower or the Parent.

"Optional Currency" means a currency (other than dollars) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

"P50 Reserves" means, in relation to the Project, those quantities of Petroleum which are deemed to be recoverable from the Huntington Petroleum Field comprised in the Project as "Proved plus Probable Reserves" in accordance with the guidelines of the Society of Petroleum Engineers (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Banks (acting reasonably in consultation with the Borrower) are of the opinion that such definition of the term "P50 Reserves" will need to be modified to take account of the relevant modification to such guidelines, then such definition shall be modified as required by the Technical Banks (acting reasonably in consultation with the Borrower and the Lenders)).

"P90 Reserves" means, in relation to the Project, those quantities of Petroleum which are deemed to be recoverable from the Huntington Petroleum Field comprised in the Project as "Proved Reserves" in accordance with the guidelines of the Society of Petroleum Engineers (provided that if such guidelines are modified after the date of this Agreement and as a result of such modification, the Technical Banks (acting reasonably in consultation with the Borrower) are of the opinion that such definition of the term "P90 Reserves" will need to be modified to take account of the relevant modification to such guidelines, then such definition shall be modified as required by the Technical Banks (acting reasonably in consultation with the Borrower and the Lenders)).

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Expenditure" means:

(A)	each item of Gross Expenditure falling within paragraphs (A) and (to the extent agreed by the Technical Banks), (B) and (C) of the definition of "Gross Expenditure"; and

(B)	any other item of expenditure that the Technical Banks and the Borrower agree to treat as "Permitted Expenditure".

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"Petroleum" means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

"Petroleum Asset" means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the facilities relating to such field, system or project and/or (iii) the interests in such field, system, project or facilities.

"PLCR" means the project life cover ratio being, in relation to any Calculation Period or any day falling in that Calculation Period, the ratio of N:D where:

"N" is the NPV (Project Life) for that Calculation Period; and

"D" is the aggregate Dollar Amount of Utilisations outstanding under Tranche A and Tranche B or, as the case may be, projected to be outstanding in that Calculation Period.

"Proceeds Accounts" has the meaning given to that term in Clause 19.3 (Proceeds Accounts).

"Project" means the development and operation of the Huntington Petroleum Field (and the facilities and infrastructure associated therewith including the FPSO Facility) in accordance with its Field Development Plan.

"Project Accounts" means the Equity Contribution Account, the Cash Collateral Accounts, the Fulmar Project Costs Account, the Proceeds Accounts and the Hedging Agreement Account.

"Project Completion" shall occur when each of the conditions specified in Schedule 11 (Project Completion Tests) have been fulfilled to the satisfaction of the Technical Banks and the Majority Lenders or, to the extent not fulfilled, waived by the Super Majority Lenders.

"Project Completion Date" means the date (as confirmed by the Technical Banks to the Borrower and the Lenders) on which Project Completion has occurred.

"Project Document" means each of:

(A)	the documents listed in paragraph 3.1 (Project Documents) of Schedule 2 (Initial conditions precedent);

(B)	in relation to the Project and to the extent not falling within paragraph (A) above:

(1)
each joint operating agreement and/ or unitisation and unit operating agreement relating to the Project, each agreement relating to the transportation, processing and/or storage of production from the Project, each agreement for the sale or marketing of production from the Project and each other material agreement relating to the Project and/or Petroleum produced from the Project; and

(2)	any Authorisation required for the lawful exploitation, development or operation of the Project or the production, transportation or sale of

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Petroleum from the Project (and including any Petroleum production licence); and

(C)	any other document designated as such by the Borrower and the Facility Agent.

"Projected Net Revenues" means, in relation to any Calculation Period, an amount (which may be a negative or positive figure) calculated by deducting "B" from "A" where:

"A" is the aggregate of the Gross Incomes of the Borrower projected to be received in that Calculation Period; and

"B" is the aggregate of the Gross Expenditure of the Borrower projected to be made in that Calculation Period.

"Projection" means a consolidated cashflow and debt service projection in respect of the Borrower prepared or to be prepared pursuant to this Agreement.

“Proportional Basis” means on any Recalculation Date the relative proportions of (i) the aggregate amount of cash cover that is required to be maintained under Clause 6.14 (Reserving requirements) of this Agreement in respect of all Letters of Credit that have been issued less the cash cover already provided for such Letters of Credit and (ii) the amount required to be paid by the Borrower into a Sinking Fund in the period of 3 months following such Recalculation Date.

"Qualifying Lender" has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

"Quarter End Date" means 31 March, 30 June, 30 September or 31 December of each year.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, (i) (if the currency is sterling) the first day of that period, (ii) (if the currency is euro) two TARGET days before the first day of that period, or (iii) (for any other currency) two Business Days before the first day of that period, unless market practice differs (in relation to euro) in the European interbank market, and (in relation to any other currency) in the London interbank market in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice (in relation to euro) in the European interbank market, and (in relation to any other currency) in the London interbank market (and if quotations would normally be given by leading banks (in relation to euro) in the European interbank market, and (in relation to any other currency) in the London interbank market on more than one day, the Quotation Day will be the last of those days).

"Recalculation Date" means any Scheduled Recalculation Date or Interim Recalculation Date.

"Reduction Date" means each Recalculation Date and each other date on which a Projection is adopted in accordance with Clause 7 (Projections).

"Reference Banks" means BNP Paribas and Société Générale or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

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"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Affiliate" means, to the extent that it is not already an Obligor, any wholly-owned Subsidiary of an Obligor or any wholly-owned Subsidiary of a Holding Company of an Obligor.

"Relevant Working Capital Model" means each of (i) the Initial Working Capital Model and (ii) the Working Capital Model most recently delivered to the Facility Agent.

"Remaining Reserves" means, in relation to the Project and any Calculation Period, the total quantities of Petroleum reserves forecast in the then current Projection to be derived from the Project in that Calculation Period and each subsequent Calculation Period which ends on or before the Field Life End Date for the Huntington Petroleum Field.

"Renewal Letter of Credit" means a Letter of Credit issued under Tranche C in accordance with the requirements of Clause 6.4 (Renewal of a Letter of Credit).

"Repeating Representations" means each of the representations set out in Clause 21 (Representations) other than in sub-Clauses 21.8.1 (Tax) and 21.9 (No filing or stamp taxes).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Required Fulmar Balance" means, in relation to any date, the Fulmar Project Costs that are projected in the then current Working Capital Model to be payable by the Borrower over the following 3 month period.

"Required Retention Amount" means, in relation to any date, the amount (determined by the Technical Banks after consultation with the Borrower with reference to the current Projection) required to be retained by the Borrower in the Proceeds Accounts in order for the Borrower to meet any costs (other than Decommissioning Costs and Field Security Costs) that are projected in the then current Projection to be payable by the Borrower over the period of 60 days from that date, if prior to Project Completion, and over the period of 30 days from that date on and following Project Completion.

"Reserves Report" means a report in form and substance satisfactory to the Technical Banks, which is prepared by an Independent Engineering Consultant and includes:

(A)	evaluations of, and production profiles for, the P50 Reserves and P90 Reserves recoverable from the Project;

(B)
all relevant information and data about, and all estimates of the operating and capital expenditure that may be required to be incurred in connection with the recovery of such reserves and/or the achievement of such production profiles;

(C)	any other information, data or evaluation(s) relating to the Project as the Technical Banks may reasonably require.

Index

"Reserve Tail Date" means the last day of the Calculation Period immediately preceding the first Calculation Period in which the aggregate Remaining Reserves are projected in the then current Projection to be less than 25% of the Initial Approved Reserves.

"Rollover Loan" means one or more Loans under Tranche C:

(A)	made or to be made on the same day that a maturing Loan under Tranche C is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the maturing Loan under Tranche C;

(C)	in the same currency as the maturing Loan under Tranche C (unless it arose as a result of the operation of Clause 5.8 (Unavailability of a currency)); and

(D)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan under Tranche C.

"Scheduled Projection" means each Projection that is adopted or due to be adopted on a Scheduled Recalculation Date.

"Scheduled Recalculation Date" means 30 April 2011 and each 31 March and 30 September occurring on or after 30 April 2011 and before the Final Maturity Date.

"Scheduled Tranche A Repayment Date" has the meaning given to it in Clause 8.1.1 (Repayment of Tranche A and Tranche B Loans).

"Scheduled Tranche B Repayment Date" has the meaning given to it in Clause 8.1.2 (Repayment of Tranche A and Tranche B Loans).

"Screen Rate" means, (i) in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency for the relevant period, (ii) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

"Secured Hedging Agreement" means any Hedging Agreement entered into between the Borrower and any Hedging Bank in compliance with this Agreement.

"Secured Liabilities" means all or any monies, obligations and liabilities now or hereafter due, owing or incurred by the Borrower to any Finance Party under or pursuant to  the Finance Documents, in each case, whether by acceleration or otherwise, and whether such monies, obligations or liabilities are express or implied; present, future or contingent; joint or several; incurrent as principal or surety; originally owing to the Finance Party(ies) or purchased (whether by assignment or otherwise) or acquired in any other way by the Finance Party(ies); denominated in dollars or any other currency; or incurred on any current or other banking account or in any other manner whatsoever.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Index

"Security Document" means:

(A)	each of the documents referred to in paragraph 2.3 of Schedule 2 (Initial conditions precedent);

(B)
each other document evidencing or creating any Security in favour of the Finance Parties (or, as the case may be, the Security Trustee (in its capacity as such)) for, or in respect of, the Secured Liabilities; and

(C)             each other document designated as such by the Facility Agent and the Borrower.

"Security Trustee" means Société Générale in its capacity as security trustee for the Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

"Selection Notice" means a notice substantially in the form set out in Part III (Selection Notice of Schedule 3 (Utilisation Request) given in accordance with Clause 11 (Interest Periods).

"Separate Loan" has the meaning given to that term in Clause 8.2 (Repayment of Tranche C Loans).

"Sinking Fund" means a cash collateral or trust account which is established by the Borrower with the approval of the Facility Agent (acting reasonably) on terms that amounts may only be withdrawn from such account to meet Decommissioning Costs and/or Field Security Costs.

"Spread" has the meaning ascribed to it in paragraph 2.3 of Schedule 9 (Hedging Policy).

"Subordination Deed" means the subordination deed dated on or about the date hereof entered into between the Parent, the Security Trustee and the Borrower.

"Subsidiary" means, in relation to any person (a "parent entity"), any other person (the "relevant entity") (a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50% of the voting capital or similar ownership rights or (b) over which that parent entity has direct or indirect control (where, for the purposes of this definition, "control" means the power to direct the management and the policies of the relevant entity whether through the ownership of voting capital, by contract or otherwise).

"Super Majority Lenders" means:

(A)
until the Global Commitments have been reduced to zero, a Lender or Lenders whose Commitments in relation to the Tranches aggregate more than 79% of the Global Commitments (or, if the Global Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 79% of the Global Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 79% of all the Utilisations then outstanding.

Index

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Technical Assumption" means any assumptions (other than an Economic Assumption), and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based.

"Technical Banks" means each of BNP Paribas and Société Générale in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.

"Term" means, in relation to any Letter of Credit, the period during which the Fronting Bank is under a liability under that Letter of Credit.

"Third Parties Act" has the meaning give to that term in Clause 1.3 (Third party rights).

"Total Available Commitments" means, in relation to a Tranche, the aggregate for the time being of each Lender's Available Commitment under that Tranche.

"Total Borrower Sources" means, in relation to any period, the sum (without double counting) of:

(A)	the total unutilised amount of the Facility and any other committed credit facility that is available to the Borrower in that period for the purposes of meeting any Total Borrower Uses in that period;

(B)	the actual cash balances of the Borrower on the first day of that period;

(C)
any committed sources of funds available from the Parent in that period for the purposes of meeting the Parent's payment undertakings under Clause 20.3 (Equity Contribution for Cost Overrun) and Clause 20.7 (Fulmar Project Cost).

(D)
the aggregate amount of the proceeds of sale from the sale of Petroleum that is projected to be received by the Borrower in that period and the Borrower's Petroleum anticipated to be in storage or in transit on the last day of such period; and

(E)	any other sources or potential sources of funds approved by the Technical Banks,

where, for these purposes:

Index

(1)
a credit facility (including the Facility) shall only be treated as being "available" on any date to the extent that no circumstances exist or are continuing on such date which would prohibit any lender under that credit facility from making, or would entitle any such lender to refuse to make, any utilisation available to any borrower under that credit facility; and

(2)
the Petroleum price to be received upon sale, and value of inventory at the end of such period, used for the purposes of determining the amount referred to in paragraph (D) above shall be approved by the Technical Banks (acting reasonably).

"Total Borrower Uses" means, in relation to any period, the aggregate amount (without double counting) of all of the costs, expenditure, outgoings and other payments that are projected to be payable by the Borrower in that period (whether with respect to the Project, the Fulmar Project or otherwise).

"Total Development Cost" means in relation to the Project the aggregate amount of capital expenditure that is projected to be incurred by the Borrower with respect to the Project in the Initial Projection in the period ending on or before the Project Completion Date for the purposes of achieving the Project Completion Date.

"Tranche" means Tranche A, Tranche B or Tranche C.

"Tranche A" has the meaning given to it in Clause 2 (The Facility).

"Tranche A Borrowing Base Amount" means, in relation to a Calculation Period or any day falling within such period, the amount (in dollars) specified in each Projection which is the lowest of A,B and C where:

(A)	"A" is the project life cover ratio amount calculated by dividing the NPV (Project Life) relating to that Calculation Period by 1.5;

(B)	"B" is the loan life cover ratio amount calculated by dividing the NPV (Loan Life) relating to that Calculation Period by 1.35; and

(C)
"C" is the amount which is the maximum aggregate amount of the Loans that could be outstanding on the first day of that Calculation Period that would generate a DSCR for each Calculation Period commencing before the Final Maturity Date of at least 1.2:1.

"Tranche B Borrowing Base Amount" means in relation to a Calculation Period or any day falling within such period, the amount (in dollars) specified in each Projection which is the lesser of A and B where:

(A)
"A" is the amount calculated by subtracting the Tranche A Borrowing Base Amount relating to that Calculation Period from the project life cover ratio amount calculated by dividing NPV (Project Life) relating to that Calculation Period by 1.35;

(B)
"B" is the amount calculated by subtracting the Tranche A Borrowing Base Amount relating to that Calculation Period from the loan life cover ratio amount calculated by dividing the NPV (Loan Life) relating to that Calculation Period by 1.2.

Index

"Tranche B Maximum Amount" means, in relation to any day the same falls due for determination in accordance with Clause 20.3.1 (Equity Contribution for Cost Overrun), an amount (determined by the Technical Banks with reference to the current Projection) equal to the lesser of (i) the Aggregate Commitments for Tranche B and (ii) the Tranche B Borrowing Base Amount.

"Tranche B Required Amount" means, in relation to any day the same falls due for determination in accordance with Clause 20.3.1 (Equity Contribution for Cost Overrun), the amount (determined by the Technical Banks with reference to the current Projection) which is:

(A)	where the Cost Overrun is less than or equal to the Tranche B Maximum Amount, an amount equal to half of the Cost Overrun;

(B)	where the Cost Overrun is greater than the Tranche B Maximum Amount but not greater than twice the Tranche B Maximum Amount, an amount equal to half of the Cost Overrun; and

(C)
where the Cost Overrun is greater than twice the Tranche B Maximum Amount, an amount equal to the greater of (i) the Tranche B Maximum Amount and (ii) the amount in respect of Cost Overruns that are projected in the then current Projection to be payable by the Borrower over the following 2 month period.

"Tranche C" has the meaning given to it in Clause 2 (The Facility).

"Transaction Documents" means the Project Documents and the Finance Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(A)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(B)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means a Loan or a Letter of Credit.

"Utilisation Date" means the date of a Utilisation, being (a) in the case of any Loan, the date on which the Loan is made or (b) in the case of any Letter of Credit, the date on which that Letter of Credit is issued or, as the case may be, in relation to any Letter of Credit that is being or has been renewed, the date on which that Letter of Credit is renewed and re-issued.

Index

"Utilisation Request" means:

(A)	in relation to any Loan, a notice substantially in the form set out in Part I (Loans) of Schedule 3 (Utilisation Request); and

(B)	in relation to any Letter of Credit, a notice substantially in the form set out in Part II (Letters of Credit) of Schedule 3 (Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

"Working Capital Model" means, in relation to any Quarter End Date, a Working Capital Model prepared by the Borrower which:

(A)
sets out and itemises the Total Borrower Sources and Total Borrower Uses for each month in the Forecast Period in at least the same level of detail as that included in the Initial Working Capital Model;

(B)	is in the same form as the Initial Working Capital Model or in such other form approved by the Majority Lenders (acting reasonably);

(C)	sets out and presents the data and calculations for each of the 12 months commencing on the day after that Quarter End Date;

(D)	is prepared using Petroleum price assumptions that have been approved by the Technical Banks (acting reasonably); and

(E)
is signed by the chief financial officer or Vice President of Corporate Development and Finance of the Parent and a director of the Borrower, for and on behalf of the Parent and the Borrower (as the case may be) but without personal liability.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any Finance Document (other than any Secured Hedging Agreement) to:

(A)	the singular includes the plural and vice versa;

(B)	any Finance Party or any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(C)	"assets" includes (i) present and future properties, revenues and rights of every description and (ii) reference to all or any part of that asset;

(D)
a "Finance Document" or any other agreement or instrument is a reference to that that Finance Document or other agreement or instrument as modified (however fundamentally and whether or not more onerously) and includes any change in the purpose of, any extension of or increase in any facility or addition of any new facility under that Finance Document or other agreement or instrument;

Index

(E)
the "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Facility Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the London foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(F)
a "modification" includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release or consent having the same commercial effect of any of the foregoing but, for the purposes of Clause 38 (Amendment and waivers), excludes any transfer or assignment by any Finance Party of its rights and/or obligations under the relevant Finance Documents which has been effected in accordance the provisions thereof and the provisions of this Agreement (and "modify" shall be construed accordingly);

(G)
any "obligation" of any person under any Finance Document or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under that Finance Document or, as the case may be, that other agreement or document;

(H)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(I)
the "winding-up", "dissolution" or "administration" of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(J)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(K)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

Index

(L)	"disposal" means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and "dispose" will be construed accordingly;

(M)	a provision of law is a reference to that provision as amended or re-enacted;

(N)	a time of day is a reference to London time;

(O)
any matter "including" specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to "include" shall be construed accordingly);

(P)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(Q)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(R)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(S)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(T)	amounts outstanding under this Agreement include amounts outstanding under any Letter of Credit;

(U)
an "outstanding" amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time (without regard to any cash cover provided in relation to such Letter of Credit);

(V)	the "face value" of any Letter of Credit is a reference to the face amount of the Letter of Credit on the date of its issue (without regard to any cash cover provided or any claims made thereunder);

(W)	the Borrower "repaying" or "prepaying" a Letter of Credit means:

(1)	the Borrower providing cash cover for that Letter of Credit;

(2)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(3)	the Fronting Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (W)(1) and (W)(2) above is the amount of the relevant cash cover or, as the case may be, relevant reduction;

Index

(X)	the Borrower providing "cash cover" for a Letter of Credit means the Borrower paying an amount in the currency in which that Letter of Credit is denominated to a Cash Collateral Account;

(Y)	"$" or "dollars" is to the lawful currency for the time being of the United States of America;

(Z)	"£" or "sterling" is to the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland; and

(AA)	"€" or "euro" is to the lawful currency for the time being of the Participating Member States.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3
The words "other", "or otherwise" and "whatsoever", when used in any Finance Document (other than any Secured Hedging Agreement), shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.

1.2.4	Unless a contrary indication appears:

(A)
a term used in any other Finance Document (other than any Secured Hedging Agreement) or in any notice or certificate given under or in connection with any such Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement; and

(B)	a term defined in any other Finance Document (other than any Secured Hedging Agreement) has the same meaning when used in this Agreement.

1.2.5	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.2.6
If a moratorium occurs in respect of an Obligor, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).

1.2.7	For the purposes of this Agreement:

(A)
subject to the first sentence in Clause 7.1.1 (Adoption), a reference to the then "current Projection" is a reference to the Projection most recently adopted pursuant to Clause 7.9 (Adoption of Projections); and

(B)
a reference to the date on which any Projection is "due" to be adopted is a reference to the Recalculation Date as of which that Projection is to be prepared and adopted under Clause 7.1.2 (Adoption) or, as the case may be, Clause 7.1.4 (Adoption).

Index

1.2.8
Any reference in this Agreement to the Tranche A Borrowing Base Amount or Tranche B Borrowing Base Amount which is "applicable" at any date or period is a reference to the Tranche A Borrowing Base Amount or, as the case may be, the Tranche B Borrowing Base Amount relating to that date or period as shown in the then current Projection.

1.2.9	Any reference in this Agreement to a "Utilisation Request" for any Loan shall include any Utilisation Request which has been deemed to have been issued pursuant to Clause 6.8 (Loans to cover demands).

1.2.10
Unless a contrary intention appears, the obligation(s) of each Obligor under this Agreement and/or the other Finance Documents shall remain in force for as long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in a Finance Document (other than a Secured Hedging Agreement), a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

Index

THE FACILITY

2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

2.1.1	a multi-currency borrowing base term loan facility which may be utilised by way of loan ("Tranche A") in an aggregate amount equal to the Aggregate Commitments under Tranche A from time to time;

2.1.2	a multi-currency cost overrun term loan facility which may be utilised by way of loan ("Tranche B") in an aggregate amount equal to the Aggregate Commitments under Tranche B from time to time; and

2.1.3
a multi-currency revolving credit facility which may be utilised by way of loan or letters of credit ("Tranche C") in an aggregate amount equal to the Aggregate Commitments under Tranche C from time to time.

2.2	Increase

2.2.1	The Borrower may by giving prior written notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(A)	the Commitments of a Defaulting Lender under each Tranche in accordance with Clause 9.8 (Right of cancellation in relation to a Defaulting Lender); or

(B)	the Commitments of a Lender under each Tranche in accordance with Clause 9.1 (Illegality),

request that the Aggregate Commitments under each Tranche be increased (and the Aggregate Commitments under each Tranche shall be so increased) in an aggregate amount in dollars of up to the amount of the Commitments under each Tranche so cancelled or reduced under Clause 9.8 (Right of cancellation in relation to a Defaulting Lender) or 9.1 (Illegality) (as the case may be) as follows:

(1)
subject to Clause 2.2.7, the increased Commitments for each Tranche will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Borrower (each of which shall not be a member of the Group or an Affiliate of any member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments for each Tranche which it is to assume, as if it had been an Original Lender;

Index

(2)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(3)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(4)	the Commitments under each Tranche of the other Lenders shall continue in full force and effect; and

(5)
any increase in the Aggregate Commitments under each Tranche shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in Clause 2.2.2 are satisfied.

2.2.2	An increase in the Aggregate Commitments will only be effective on:

(A)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(B)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments under each Tranche by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Borrower, the Increase Lender and the Fronting Bank; and

(C)	in relation to an increase to the Commitments under Tranche C only, the Fronting Bank consenting to that increase.

2.2.3
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.4
Unless the Facility Agent otherwise agrees or the increased Commitment under each Tranche is assumed by an existing Lender, the Borrower shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of $2,500 and the Borrower shall promptly on demand pay each Administrative Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Administrative Finance Party and, in the case of the Security Trustee, by any Insolvency Officer or Delegate in connection with any increase in Commitments under each Tranche, under this Clause 2.2 (Increase).

Index

2.2.5	Subject to the terms of this Agreement, the Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a fee letter.

2.2.6	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:

(A)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(B)	the "New Lender" were references to that "Increase Lender"; and

(C)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.2.7
No Increase Lender may assume any increased Commitments under a Tranche (the "relevant Tranche") pursuant to the preceding provisions of this Clause 2.2 (Increase) without also assuming increased Commitments under the other Tranches in the same proportion borne by the increased Commitments so assumed under the relevant Tranche to the Aggregate Commitments under that Tranche (before taking into account such increased Commitments).

2.3	Finance Parties' rights and obligations

2.3.1
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply or utilise:

3.1.1	all Loans made to it under Tranche A in or towards:

(A)	to the extent that such items of Permitted Expenditure are included in the then current Projection payment of any items of Permitted Expenditure; and

Index

(B)	such other purposes as may be approved by the Facility Agent (acting on instructions of the Lenders);

3.1.2	all Loans made to it under Tranche B in or towards the payment of any Cost Overruns with respect to the Project; and

3.1.3

(A)
all Letters of Credit issued under Tranche C at its request for the purposes of providing credit support or enhancement for its obligations to pay the Field Security Costs and/or the Decommissioning Costs; and

(B)	all Loans made to it under Tranche C in or towards meeting its liabilities under this Agreement in relation to each Letter of Credit and/or refinancing maturing Loans under Tranche C.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Initial conditions precedent) in form and substance satisfactory to the Facility Agent.  The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) and the Fronting Bank will only be obliged to comply with Clause 6.5 (Issue of Letters of Credit) if:

4.2.1	on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)
in the case of a Rollover Loan or Renewal Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(B)	the Repeating Representations to be made by each Obligor are true in all material respects;

Index

4.2.2
other than in the case of a Rollover Loan or a Renewal Letter of Credit the Projection which is due to be adopted by the most recent Recalculation Date has been so adopted in accordance with Clause 7 (Projections) (unless it has not been so adopted as a result of any failure on the part of any Finance Party to perform its obligations under this Agreement);

4.2.3	in the case of any Loan:

(A)	under Tranche A the aggregate of:

(1)	the Dollar Amount of the Loan proposed to be made on the proposed Utilisation Date; and

(2)	the aggregate Dollar Amount of all outstanding Loans under Tranche A on the proposed Utilisation Date,

does not exceed the lesser of (i) the Aggregate Commitments for Tranche A applicable on the proposed Utilisation Date and (ii) the Tranche A Borrowing Base Amount applicable on the proposed Utilisation Date; and

(B)	under Tranche B the aggregate of:

(1)	the Dollar Amount of the Loan proposed to be made on the proposed Utilisation Date; and

(2)	the aggregate Dollar Amount of all outstanding Loans under Tranche B on the proposed Utilisation Date,

does not exceed the lesser of (i) the Aggregate Commitments for Tranche B applicable on the proposed Utilisation Date and (ii) the Tranche B Borrowing Base Amount applicable on the proposed Utilisation Date;

4.2.4	in the case of any Utilisation under Tranche C the aggregate of:

(A)	the Dollar Amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(B)
the aggregate Dollar Amount of all outstanding Utilisations under Tranche C on the proposed Utilisation Date less the aggregate Dollar Amount of all outstanding Utilisations under Tranche C due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the Aggregate Commitments for Tranche C applicable on such proposed Utilisation Date;

4.2.5
in the case of the first Loan under Tranche A the Borrower has demonstrated to the satisfaction of the Technical Banks that all amounts standing to the credit of the Equity Contribution Account have been fully utilised or will be utilised simultaneously with such Loan in or towards payment of any item of Permitted Expenditure required to be incurred in connection with the Project;

4.2.6	in the case of any Loan (other than the first Loan) under Tranche A if Clause 20.2 (Equity Contribution for Tranche A) applies:

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(A)	the Parent has funded amounts into the Equity Contribution Account in accordance with the terms of Clause 20.2 (Equity Contribution for Tranche A); and

(B)
the Borrower has demonstrated to the satisfaction of the Technical Banks that all amounts standing to the credit of the Equity Contribution Account have been fully utilised or will be utilised simultaneously with such Loan in or towards payment of any item of Permitted Expenditure required to be incurred in connection with the Project;

4.2.7
in the case of any Loan under Tranche B if the Technical Banks have requested in accordance with Clause 7.1.3(B) (Adoption) that a new Projection is prepared and adopted in accordance with Clause 7 (Projections), such Projection has been so adopted in accordance with Clause 7 (Projections); and

4.2.8	in the case of any Loan under Tranche B:

(A)	on the proposed Utilisation Date no further Loan can be drawn under Tranche A by reason of Clause 4.2.3 (Further conditions precedent);

(B)
the Facility Agent is satisfied (acting reasonably) (and the Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied) that the Parent has funded amounts into the Equity Contribution Account in accordance with the terms of Clause 20.3.1 (Equity Contribution for Cost Overrun); and

(C)	on the proposed Utilisation Date the Borrower has demonstrated to the satisfaction of the Technical Banks that an amount equal to or more than the aggregate of:

(1)	the Dollar Amount of the Loan proposed to be made on the proposed Utilisation Date, and

(2)	the aggregate Dollar Amount of all outstanding Loans under Tranche B on the proposed Utilisation Date,

has been utilised (in aggregate) from the Equity Contribution Account in or towards payment of any item of Cost Overrun required to be incurred in connection with the Project.

4.3	Maximum number of Utilisations

4.3.1	The Borrower may not deliver a Utilisation Request or a Selection Notice in respect of a Loan if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

4.3.2	The Borrower may not deliver a Utilisation Request in respect of a Letter of Credit if as a result of the proposed Utilisation more than 6 Letters of Credit would be outstanding.

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4.3.3	Any Loan made by a single Lender under Clause 5.8 (Unavailability of a currency) shall not be taken into account in this Clause 4.3 (Maximum number of Utilisations).

4.3.4	Any Separate Loan shall not be taken into account in this Clause 4.3 (Maximum number of Utilisations).

4.4	Conditions relating to Optional Currencies

4.4.1	A currency will constitute an Optional Currency in relation to a Utilisation if:

(A)	it is euro or sterling; and

(B)
it is readily available in the amount required and freely convertible into dollars (i) (in relation to euro) in the European interbank market, and (ii) (in relation to sterling) in the London interbank market, on the Quotation Day and the Utilisation Date for that Utilisation.

4.5	Further conditions precedent for change of currency

The Lenders will only be obliged to comply with Clause 5.10 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

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UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request for Loans

5.1.1
The Borrower may request for a Loan to be made under a Tranche by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11.00 a.m. (London Time) on the fourth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders may agree).

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(A)	it specifies that it is for a Loan and specifies the applicable Tranche;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period;

(C)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(D)	the proposed Interest Period complies with Clause 11 (Interest Periods);

(E)	it has been duly signed by an authorised signatory of the Borrower; and

(F)
it specifies the purpose for which the Loan is to be applied and attaches a copy of the relevant cash call by the operator of the Huntington Petroleum Field in relation to which the Loan is to be applied.

5.2.2	Only one Loan may be requested in each Utilisation Request delivered under this Clause 5 (Utilisation – Loans).

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request for a Loan must be dollars or an Optional Currency.

5.3.2
The Dollar Amount of a proposed Loan under a Tranche must not exceed the maximum amount of that Tranche that may be utilised for such Loan under Clause 4.2 (Further conditions precedent) and the amount of the proposed Loan must be an amount which is a minimum of:

(A)	if the currency selected is dollars, $1,000,000 (and an integral multiple of $1,000,000) or, if less, that maximum amount or, such lesser amount as the Facility Agent may agree;

(B)	if the currency selected is sterling, £500,000 (and an integral multiple of £500,000) or, if less, the amount (in sterling) the Dollar Amount of which

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is equal to that maximum amount or, such lesser amount as the Facility Agent may agree; or

(C)
if the currency selected in euro, €750,000 (and an integral multiple of €750,000 or, if less, the amount (in euro) the Dollar Amount of which is equal to that maximum amount or, such lesser amount as the Facility Agent may agree.

5.4	Lenders' participation

5.4.1
If the conditions set out in this Agreement have been met, and subject to Clause 8.2 (Repayment of Tranche C Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2
The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment under that Tranche to the Total Available Commitments under that Tranche immediately prior to making the Loan.

5.4.3
The Facility Agent shall determine the Dollar Amount of each Loan which is to be made in an Optional Currency and the Facility Agent shall notify each Lender of the amount of, currency and Dollar Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash not later than 11.00 a.m. London time) on the fourth Business Day prior to the Utilisation Date for such Loan or, if (in the case of any Loan to be made pursuant to Clause 6.8 (Loans to cover demands)) it is not able to provide the same by such third Business Day, as soon as reasonably practicable after receiving the relevant notice from the Fronting Bank referred to in Clause 6.8.1 (Loans to cover demands).

5.5	Deemed Utilisation Requests

5.5.1
Notwithstanding any other provision of this Agreement, each Utilisation Request that is deemed to be issued pursuant to Clause 6.8 (Loans to cover demands) shall be deemed to have been issued in compliance with Clause 6.1 (Delivery of a Utilisation Request for Letters of Credit) and Clause 6.2 (Completion of a Utilisation Request for Letters of Credit) and all conditions (including the conditions set out in Clause 4.2 (Further conditions precedent)) that are required to be met in order for each Lender to make its participation in the Loan under Tranche C requested thereunder to be made available in accordance with Clause 5.4 (Lenders’ participation) shall be deemed to have been met on the Utilisation Date for such Loan.  The making of such Loan shall not be construed as a waiver of (i) any such conditions for any other purposes or (ii) any Default that may be continuing at such time.

5.5.2	The proceeds of each Loan under Tranche C made pursuant to this Clause 5.5 (Deemed Utilisation Requests) shall be paid directly to the Fronting Bank.

5.6	Cancellation of Commitments

The Total Available Commitments under each Tranche shall be immediately cancelled at the end of the Availability Period for that Tranche.

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5.7	Selection of currency

5.7.1	The Borrower shall select the currency of a Loan:

(A)	(in the case of an initial Utilisation) in a Utilisation Request; and

(B)	(afterwards in relation to a Tranche A Loan and a Tranche B Loan only) in a Selection Notice.

5.7.2
If the Borrower fails to issue a Selection Notice in relation to a Tranche A Loan or a Tranche B Loan, the Tranche A Loan or Tranche B Loan (as the case may be) will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

5.7.3
If the Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Facility Agent shall promptly notify the Borrower and the Lenders and the Tranche A Loan or Tranche B Loan (as the case may be) will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

5.8	Unavailability of a currency

If before 11.00 a.m. (London time) on any Quotation Day:

5.8.1	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

5.8.2	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the Borrower to that effect on that day.  In this event, any Lender that gives notice pursuant to this Clause 5.8 will be required to participate in the Loan in dollars (in an amount equal to that Lender's proportion of the Dollar Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Dollar Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in dollars during the Interest Period.

5.9	Participation in a Loan

Each Lender's participation in a Loan will be determined in accordance with Clause 5.4 (Lenders' participation).

5.10	Change of currency

5.10.1	If a Loan under Tranche A or Tranche B is to be denominated in different currencies during two successive Interest Periods:

(A)
if the currency for the second Interest Period is an Optional Currency, the amount of the Loan under Tranche A or (as the case may be) Tranche B (the "relevant Loan") in that Optional Currency will be calculated by the Facility Agent as the amount of that Optional Currency equal to the Dollar

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Amount of the relevant Loan at the Agent's Spot Rate of Exchange at 11.00 a.m (London time) three Business Days before the Quotation Day;

(B)	if the currency for the second Interest Period is dollars, the amount of the relevant Loan will be equal to the Dollar Amount;

(C)
(unless the Facility Agent and the Borrower agree otherwise in accordance with Clause 5.10.2 below) the Borrower shall repay the relevant Loan on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(D)	(subject to Clause 4.5 (Further conditions precedent for change of currency)) the Lenders shall re-advance the relevant Loan in the new currency in accordance with Clause 5.10 (Change of currency).

5.10.2	If the Facility Agent and the Borrower have agreed, the Facility Agent shall:

(A)
apply the amount paid to it by the Lenders pursuant to Clause 5.10.1(D) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the relevant Loan is outstanding for the first Interest Period; and

(B)	use the amount it purchases in or towards satisfaction of the Borrower's obligations under Clause 5.10.1(C) above.

5.10.3
If the amount purchased by the Facility Agent pursuant to Clause 5.10.2(A) above is less than the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify the Borrower and the Borrower shall, on the last day of the first Interest Period, pay an amount to the Facility Agent (in the currency of the outstanding relevant Loan for the first Interest Period) equal to the difference.

5.10.4
If any part of the amount paid to the Facility Agent by the Lenders pursuant to Clause 5.10.1(D) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

5.11	Same Optional Currency during successive Interest Periods

5.11.1
If a Loan under Tranche A or Tranche B is to be denominated in the same Optional Currency during two successive Interest Periods, the Facility Agent shall calculate the amount of the Loan under Tranche A or Tranche B (as the case may be) in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Dollar Amount of that Loan at the Agent's Spot Rate of Exchange at 11.00 a.m (London time) three Business Days before the Quotation Day and (subject to Clause 5.11.2 below):

(A)
if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower and the Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

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(B)
if the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

5.11.2
If the calculation made by the Facility Agent pursuant to Clause 5.11.1 above shows that the amount of the Loan in the Optional Currency (the "relevant Loan") for the second of those Interest Periods converted into dollars at the Agent's Spot Rate of Exchange at 11.00 a.m (London time) three Business Days before the Quotation Day (the "relevant day") has increased or decreased by less than 5 per cent. compared to its Dollar Amount (taking into account any payments made pursuant to Clause 5.11.1 above), no notification shall be made by the Facility Agent and no payment shall be required under Clause 5.11.1 above provided that:

(A)	in case the relevant Loan is under Tranche A, the aggregate of:

(1)	the Dollar Amount of the relevant Loan on the relevant day; and

(2)	the Dollar Amount of all outstanding Loans under Tranche A on the relevant day,

does not exceed the lesser of (i) the Aggregate Commitments for Tranche A applicable on the relevant day, and (ii) the Tranche A Borrowing Base Amount applicable on the relevant day; and

(B)	in case the relevant Loan is under Tranche B, the aggregate of:

(1)	the Dollar Amount of the relevant Loan on the relevant day; and

(2)	the Dollar Amount of all outstanding Loans under Tranche B on the relevant day,

does not exceed the lesser of (i) the Aggregate Commitments for Tranche B applicable on the relevant day, and (ii) the Tranche B Borrowing Base Amount applicable on the relevant day.

6.	UTILISATION - LETTERS OF CREDIT

6.1	Delivery of a Utilisation Request for Letters of Credit

The Borrower may request a Letter of Credit to be issued under Tranche C by delivery to the Facility Agent and the Fronting Bank of a duly completed Utilisation Request not later than 11.00 a.m. (London time) on the sixth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders and the Fronting Bank may agree).

6.2	Completion of a Utilisation Request for Letters of Credit

6.2.1	Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(A)	it specifies that it is for a Letter of Credit;

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(B)	the proposed Utilisation Date is a Business Day within the Availability Period for Tranche C;

(C)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(D)
the form of Letter of Credit is attached (and the same is in the form set out in Schedule 4 (Form of Letter of Credit) or in such other form as may be agreed between the Borrower, the Fronting Bank and the Facility Agent);

(E)	the proposed Expiry Date of the Letter of Credit falls on or before the last Business Day of the Availability Period for Tranche C;

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it has been duly signed by an authorised signatory of the Borrower;

(H)	the beneficiary of the Letter of Credit is not a person with whom the Fronting Bank or any Lender is restricted from transacting under any applicable law or regulation; and

(I)	it specifies the purpose for which the Letter of Credit is to be delivered and such purpose complies with Clause 3.1.3(A) (Purpose).

6.2.2	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 6.2 (Completion of a Utilisation Request for Letters of Credit).

6.3	Currency and amount

6.3.1	The currency specified in a Utilisation Request must be dollars or an Optional Currency.

6.3.2	The Dollar Amount of the proposed Letter of Credit must not exceed the maximum amount of Tranche C that may be utilised for such Letter of Credit under Clause 4.2 (Further conditions precedent).

6.4	Renewal of a Letter of Credit

6.4.1
The Borrower may request any Letter of Credit issued on its behalf under Tranche C to be renewed or re-issued under Tranche C by delivery to the Facility Agent and the Fronting Bank of a Utilisation Request no earlier than 35 Business Days before the Expiry Date of the relevant Letter of Credit and no later than 11.00 a.m. (London time) on the sixth Business Day prior to the Expiry Date of the relevant Letter of Credit.

6.4.2	Each Utilisation Request relating to the renewal of a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(A)	it specifies that it is for the renewal of a Letter of Credit;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period for Tranche C;

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(C)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(D)	a copy of the relevant Letter of Credit to be renewed is attached;

(E)	the proposed new Expiry Date of the Letter of Credit falls on or before the last Business Day of the Availability Period for Tranche C; and

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it has been duly signed by an authorised signatory of the Borrower; and

(H)	the beneficiary of the Letter of Credit is not a person with whom the Fronting Bank or any Lender is restricted from transacting under any applicable law or regulation.

6.4.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(A)	its amount may be less or more than the amount of the Letter of Credit immediately prior to its renewal; and

(B)	its Term shall start on its Utilisation Date and shall end on the proposed Expiry Date specified in the relevant Utilisation Request relating to its renewal.

6.4.4	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 6.4 (Renewal of a Letter of Credit).

6.5	Issue of Letters of Credit

6.5.1
If the conditions set out in this Agreement have been met, the Fronting Bank shall issue or, as the case may be, renew and re-issue, each Letter of Credit on its proposed Utilisation Date (provided, in the case of any Renewal Letter of Credit the Utilisation Date of which falls before the Expiry Date of the relevant Letter of Credit which is being renewed and replaced by that Renewal Letter of Credit, the Fronting Bank is satisfied it will, following such renewal or replacement, have no further liability under the relevant Letter of Credit being renewed and replaced).

6.5.2
The Facility Agent shall determine the Dollar Amount of each Letter of Credit which is to be issued or re-issued in an Optional Currency and shall notify the Fronting Bank and each Lender of the details of each requested Letter of Credit and each Lender's L/C Proportion (as at the relevant Utilisation Date) with respect to that Letter of Credit no later than 11.00 a.m. on the fifth Business Day prior to the Utilisation Date for such Letter of Credit.

6.5.3
If any Lender is restricted under any applicable law or regulation from transacting with the beneficiary of any Letter of Credit that has been requested under the preceding provisions of this Clause 6 (Utilisation – Letters of Credit), then that Lender must, for the purposes of Clause 6.2.1(H) (Completion of a Utilisation Request for Letters of Credit) or, as the case may be, Clause 6.4.2(H) (Renewal of a Letter of Credit), promptly upon being notified of the details of that Letter

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Credit under Clause 6.5.2, notify each of the Facility Agent and the Fronting Bank of the same.

6.5.4
In any event, each Lender that does not issue any notice to the Facility Agent and Fronting Bank under Clause 6.5.3 with respect to any Letter of Credit within three Business Days of being notified under Clause 6.5.2 of the details of that Letter of Credit shall, for the purposes of Clause 6.2.1(H) (Completion of a Utilisation Request for Letters of Credit) or, as the case may be, Clause 6.4.2(H) (Renewal of a Letter of Credit), be deemed not to be restricted under any applicable law or regulation from transacting with the beneficiary of that Letter of Credit.

6.5.5
The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment under Tranche C to the Total Available Commitments under Tranche C immediately prior to the issue of the Letter of Credit.

6.6	Re-valuation of Letters of Credit

On each Reduction Date, the Facility Agent will re-determine, and notify the Fronting Bank, the Borrower and each Lender of, the Dollar Amount of each Letter of Credit denominated in a currency other than dollars.

6.7	Claims under a Letter of Credit

6.7.1
The Borrower irrevocably and unconditionally authorises the Fronting Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

6.7.2
Save to the extent that any Loan is made pursuant to Clause 6.8 (Loans to cover demands) in respect of any claim, the Borrower shall immediately on demand pay to the Facility Agent for the Fronting Bank an amount equal to the amount of any claim.

6.7.3	The Borrower acknowledges that the Fronting Bank:

(A)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(B)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

6.7.4	The obligations of the Borrower under this Clause 6 (Utilisation – Letters of Credit) will not be affected by:

(A)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(B)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

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6.8	Loans to cover demands

6.8.1
The Fronting Bank shall issue within 2 Business Days of any claim made under any Letter of Credit a notice (a "claim notice") to the Facility Agent and the Borrower to notify them of (i) that claim made under a Letter of Credit; (ii) the amount of that claim (in the currency in which it is due to be paid); and (iii) the date on which it is due to pay that claim.  Any failure by the Fronting Bank to provide any claim notice in accordance with this Clause 6.8.1 shall not release the Borrower and the Lenders from their obligations and liabilities under this Clause 6 (Utilisations – Letters of Credit) or otherwise prejudice such obligations and liabilities.

6.8.2
If a claim notice has been issued, the Borrower shall be deemed to have issued a Utilisation Request for a Loan under Tranche C on the later of (a) the date on which that claim notice is issued and (b) 11.00 a.m. on the fourth Business Day prior to the date on which the Fronting Bank is due to pay the relevant claim.  The amount of such a proposed Loan shall be equal to (1) if the relevant Letter of Credit is denominated in dollars, the amount of the claim specified in dollars or (2) if the relevant Letter of Credit is denominated in an Optional Currency, the amount of the claim specified in the claim notice in such Optional Currency converted into dollars at the Agent's Spot Rate of Exchange on the deemed issue date.  The Utilisation Date for such Loan shall be (i) the date specified in the claim notice as the date on which the relevant claim is due to be paid or (ii) if later, the fourth Business Day after the date on which the claim notice was issued.  The Interest Period for such a Loan shall be determined by the Facility Agent (in consultation with the Borrower).

6.9	Indemnities

6.9.1
Save to the extent that any Loan is made pursuant to Clause 6.8 (Loans to cover demands) in respect of any claim, the Borrower shall immediately on demand indemnify the Fronting Bank against payment made, or any cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank's gross negligence or wilful misconduct) in acting as the fronting bank under any Letter of Credit requested by the Borrower.

6.9.2
Save to the extent that any Loan is made pursuant to Clause 6.8 (Loans to cover demands) in respect of any claim, each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Fronting Bank against any payment made, or cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank's gross negligence or wilful misconduct) in acting as the fronting bank under any Letter of Credit (unless the Fronting Bank has been reimbursed by the Borrower pursuant to a Finance Document).

6.9.3
If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with Clause 6.9.2), then that Lender will not be obliged to comply with Clause 6.9.2 and shall instead be deemed to have taken, on the first day of the Term of that Letter of Credit (or if later, on the date the Lender's participation in that Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in that Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit.  On

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receipt of demand from the relevant Facility Agent, that Lender shall pay to the relevant Facility Agent (for the account of the Fronting Bank) an amount equal to its L/C Proportion of the total amount demanded under Clause 6.9.2.

6.9.4	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Fronting Bank under this Clause 6.9 (Indemnities) in respect of that Letter of Credit.

6.9.5
The obligations of each Lender under this Clause 6.9 (Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

6.9.6
The obligations of each Lender under this Clause 6.9 (Indemnities) will not be affected by (and the intention of each Lender is that its obligation shall continue in full force and effect notwithstanding) any act, omission, matter or thing which, but for this Clause 6.9.6, would reduce, release or prejudice any of its obligations under this Clause 6.9 (Indemnities) (without limitation and whether or not known to it or any other person) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(B)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

(C)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(E)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document, any Letter of Credit or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(G)	any insolvency or similar proceedings.

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6.10	Reduction of a Letter of Credit

6.10.1	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders is a Non-Acceptable L/C Lender and:

(A)	that Lender has failed to provide cash collateral to the Fronting Bank in accordance with Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender); and

(B)	either:

(1)	the Fronting Bank has not required the Borrower to provide cash collateral pursuant to Clause 6.12 (Cash collateral by Borrower); or

(2)	the Borrower has failed to provide cash cover to the Fronting Bank in accordance with Clause 6.12 (Cash collateral by Borrower),

the Fronting Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation or obligation to (i) indemnify the Fronting Bank or (ii) participate in any Loan made pursuant to Clause 6.8 (Loans to cover demands) in respect of that Letter of Credit for the purposes of the Finance Documents.

6.10.2	The Fronting Bank shall notify the Facility Agent of each reduction made pursuant to this Clause 6.10 (Reduction of a Letter of Credit).

6.10.3	This Clause 6.10 (Reduction of a Letter of Credit) shall not affect the participation of each other Lender in that Letter of Credit.

6.11	Cash collateral by Non-Acceptable L/C Lender

6.11.1
If, at any time, a Lender is a Non-Acceptable L/C Lender, the Fronting Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Fronting Bank, an amount equal to that Lender's L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Fronting Bank.

6.11.2
The Non-Acceptable L/C Lender to whom a request has been made in accordance with Clause 6.11.1 shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Fronting Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Fronting Bank in respect of that Letter of Credit.

6.11.3	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Fronting Bank amounts due and

Index

payable to the Fronting Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

6.11.4	Each Lender shall notify the Facility Agent and the Borrower:

(A)
on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(B)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (Commitments), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under Clause 6.11.4(A) to the Facility Agent and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate etc. to Borrower), to the Borrower.

6.11.5
Any notice received by the Facility Agent pursuant to Clause 6.11.4 shall constitute notice to the Fronting Bank of that Lender's status and the Facility Agent shall, upon receiving each such notice, promptly notify the Fronting Bank of that Lender's status as specified in that notice.

6.11.6	If a Lender who has provided cash collateral in accordance with this Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender):

(A)	ceases to be a Non-Acceptable L/C Lender; and

(B)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Fronting Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Fronting Bank be returned to it and the Fronting Bank shall pay that amount to the Lender within five Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

6.12	Cash collateral by Borrower

6.12.1
If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Fronting Bank that it will not provide cash collateral) in accordance with Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender) and the Fronting Bank notifies the Borrower (with a copy to the Facility Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash collateral to an account with the Fronting Bank (an "Additional Cash Collateral Account") in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then the Borrower shall do so within five Business Days after the notice is given.

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6.12.2	The Borrower shall enter into a security document or other form of collateral arrangement over the Additional Cash Collateral Account, in form and substance satisfactory to the Fronting Bank.

6.12.3
No withdrawals may be made from the Additional Cash Collateral Account without the Fronting Bank's prior consent.  The Fronting Bank may agree to the withdrawals from the Additional Cash Collateral Account to the extent that:

(A)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(B)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender's L/C Proportion of the relevant Letter of Credit.

6.12.4
To the extent that the Borrower has complied with its obligations to provide cash collateral in accordance with this Clause 6.12 (Cash collateral by Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance by withdrawals made from the Additional Cash Collateral Account).  However, the Borrower's obligation to pay any letter of credit commission in relation to the relevant Letter of Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 13.2 (LC commission) will be reduced proportionately as from the date on which it complies with that obligation to provide cash collateral (and for so long as the relevant amount of cash collateral continues to stand as collateral).

6.12.5
The Fronting Bank shall promptly notify the Facility Agent of the extent to which the Borrower provides cash collateral pursuant to this Clause 6.12 (Cash collateral by Borrower) and of any change in the amount of cash cover so provided.

6.13	Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment that the Borrower may make under this Clause 6 (Utilisation – Letters of Credit).

6.14	Reserving requirements

6.14.1
The Borrower shall ensure that on each Quarter End Date to occur after the date of this Agreement and on each Recalculation Date the cash cover provided in relation to a Letter of Credit is at least equal to the Reserve Amount relating to such Letter of Credit.

6.14.2	For the purposes of this Agreement "Reserve Amount" means in relation to any Letter of Credit which has been issued in accordance with the terms of this Agreement:

Index

(A)	in the period prior to the date falling 6 months after the Project Completion Date (the "first cut-off date"), an amount equal to 0% of the outstanding amount of that Letter of Credit;

(B)
in the period commencing on the first cut-off date and ending on the day before the date falling 9 months after the Project Completion Date (the "second cut-off date"), an amount equal to 33% of the outstanding amount of that Letter of Credit;

(C)
in the period commencing on the second cut-off date and ending on the day before the date falling 12 months after the Project Completion Date (the "third cut-off date"), an amount equal to 50% of the outstanding amount of that Letter of Credit;

(D)
in the period commencing on the third cut-off date and ending on the day before the earlier of (i) the date falling 18 months after the Project Completion Date, and (ii) the Final Maturity Date in relation to Tranche A and Tranche B (the "fourth cut-off date"), an amount equal to 75% of the outstanding amount of that Letter of Credit; and

(E)	on and from the fourth cut-off date 100% of the outstanding amount of that Letter of Credit.

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PROJECTIONS

7.	PROJECTIONS

7.1	Adoption

7.1.1
Until the adoption of the first new Projection in accordance with this Clause 7. (Projections), the Projection delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) (the "Initial Projection") shall be the current Projection for the purposes of this Agreement.

7.1.2	Subject to Clause 7.1.5, a new Projection (each, a "Scheduled Projection") shall be prepared in accordance with this Clause 7 (Projections) and adopted as of each Scheduled Recalculation Date.

7.1.3	In addition, a new Projection (each, an "Interim Projection") shall be prepared in accordance with this Clause 7 (Projections) if:

(A)	the Borrower or the Technical Banks so request(s) no earlier than 40 Business Days before and no later than 30 Business Days before the anticipated Project Completion Date;

(B)	the Technical Banks so request following a request by the Borrower for a Loan under Tranche B;

(C)	subject to Clause 7.1.6, if the Borrower so requests at any time;

(D)	the Technical Banks so requests upon the Borrower entering into a unitisation and unit operating agreement or similar agreement relating to the Huntington Petroleum Field;

(E)	subject to Clause 7.1.7, the Technical Banks or the Facility Agent (acting on instructions of the Majority Lenders) so requests at any time following the Project Completion Date; or

(F)
subject to Clause 7.1.8, the Technical Banks so request following any notification in accordance with Clause 22.5.24 (Information: ad hoc) of any interruption or suspension of the production, recovery or transportation of any Petroleum derived from or relating to the Project for a continuous period of 15 days (or more) the effects of which have not been taken into account and reflected in the then current Projection provided that in the reasonable opinion of the Technical Banks such interruption or suspension is a material interruption or suspension.

7.1.4
As soon as reasonably practicable following any request for a new Projection to be prepared pursuant to Clause 7.1.3, the Technical Banks (acting reasonably and in consultation with the Modelling Bank and the Borrower) shall determine, and notify the Borrower, the Facility Agent and the Lenders of the date (an "Interim Recalculation Date") as of which such new Projection is to be adopted; and such Interim Projection shall be adopted as of such Interim Recalculation Date.

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7.1.5
If any Interim Projection is adopted not more than two months prior to any Scheduled Recalculation Date, or is in preparation not more than two months prior to any Scheduled Recalculation Date with the intention of adopting the same by that Scheduled Recalculation Date, the Scheduled Projection that was scheduled to be prepared pursuant to Clause 7.1.2 for adoption by that Scheduled Recalculation Date shall not be prepared.

7.1.6	No more than one request may be made under Clause 7.1.3(C) for the preparation of an Interim Projection in any 3 Month period.

7.1.7	No more than one request may be made under Clause 7.1.3(E) for the preparation of an Interim Projection in any 3 Month period.

7.1.8
No request may be made under Clause 7.1.3(F) for the preparation of an Interim Projection other than during the period commencing on the date falling 30 days after the First Oil Date and ending on the Project Completion Date.

7.2	Content

7.2.1	Each Projection and draft Projection prepared pursuant to this Clause 7 (Projections) must:

(A)	be prepared using the Computer Model;

(B)
be in a form similar to the Initial Projection (or such other form the Modelling Bank and the Technical Banks may approve (in consultation with the Borrower)) and include the same type of information (and in the same level of detail) as that included in the Initial Projection;

(C)	be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with the provisions of this Clause 7 (Projections);

(D)	without prejudice to Clause 7.2.1(B), include:

(1)	details of all the Assumptions on which it is based;

(2)	the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date;

(3)	the NPV (Project Life) and the PLCR relating to each Calculation Period ending on or before the Calculation End Date;

(4)	the NPV (Loan Life) and the LLCR relating to each Calculation Period ending on or before the Final Maturity Date;

(5)	the Tranche A Borrowing Base Amount and the Tranche B Borrowing Base Amount relating to each Calculation Period ending on or before the Final Maturity Date;

(6)	the DSCR relating to each Calculation Period ending on or before the Final Maturity Date; and

Index

(7)	the Reserve Tail Date.

7.2.2	Each Projection must include data, forecasts and calculations for:

(A)
the Calculation Period which commences on the day after the Recalculation Date on which that Projection is due to be adopted or (if the Recalculation Date on which that Projection is due to be adopted does not coincide with the last day of a Calculation Period) the Calculation Period in which that Recalculation Date occurs or such other Calculation Period as the Modelling Bank and the Technical Banks (each, acting reasonably) may select; and

(B)	each subsequent Calculation Period ending on or before the Calculation End Date.

7.3	Key principles

In (i) proposing, agreeing and/or determining Assumptions, (ii) preparing and/or approving any Projection or draft Projection or (iii) otherwise carrying out their obligations, and exercising their rights, under this Clause 7 (Projections), the Parties shall have regard to and comply with the following key principles:

7.3.1	Each Projection shall be based on:

(A)
at the Technical Banks' discretion, the P90 Reserves of the Project as risked by the Technical Banks (acting reasonably and after consultation with the Borrower) by reference to the latest Reserves Report or the low case production profile in the Field Development Plan as risked by the Technical Banks (acting reasonably and after consultation with the Borrower); or

(B)	such other reserves basis as may be agreed between the Technical Banks and the Borrower and approved by the Majority Lenders.

7.3.2
Each Projection shall disregard any Gross Expenditure or Gross Income relating to the Project which is projected to arise after the Field Life End Date for the Project other than any Gross Expenditure relating to the abandonment of the Huntington Petroleum Field (including the FPSO Termination Fees).

7.3.3	Each Projection must, in projecting interest rates, exchange rates and Petroleum sale prices, take due account of the terms of any existing Hedging Agreement:

(A)	that has been entered into by the Borrower in compliance with the Hedging Policy and otherwise in accordance with this Agreement;

(B)
that has been entered into with a hedging counterparty that meets the minimum rating criteria or whose obligations under such Hedging Agreement are guaranteed upon terms satisfactory to the Technical Banks and the Modelling Bank by a person that meets the minimum rating criteria; and

Index

(C)	over which the Finance Parties have, or Security Trustee (in its capacity as such) has, Security pursuant to a Security Document,

where, for these purposes, "minimum rating criteria" means a credit rating of at least A- from Standard & Poor's, Rating Services A3 from Moody's Investor Services Limited or an equivalent rating from any other Internationally recognised credit rating agency acceptable to the Technical Banks and the Modelling Bank (each, acting reasonably).

7.3.4
All figures for Taxes included in any Projection must be based on tax legislation in force on the relevant Recalculation Date on which that Projection is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

7.3.5	Any proceeds of insurance paid or payable to the Borrower in respect of the Project shall only be included as an item of Gross Income to the extent that:

(A)	the Borrower can demonstrate to the reasonable satisfaction of the Technical Banks and the Modelling Bank that such proceeds will be received by the Borrower when projected; and

(B)	such proceeds are not paid or payable to the Borrower in respect of any third party liability.

7.3.6
Any proceeds of insurances in respect of any third party liability which are paid or payable directly to the person to whom such liability relates shall not be included as an item of (i) Gross Expenditure in any Projection where any such proceeds of insurances are liabilities or (ii) Gross Income in any Projection where any such proceeds of insurances are payments.

7.4	Preparatory steps

7.4.1
By the date falling 30 Business Days before the relevant Recalculation Date or, in relation to any Interim Projection, such later date as the Technical Bank may specify on which each Projection is due to be adopted:

(A)	the Technical Banks and the Modelling Bank shall submit to the Borrower their proposals for the Economic Assumptions to be used for that Projection; and

(B)	the Borrower shall submit to the Technical Banks and the Modelling Bank its proposals for the Technical Assumptions to be used for that Projection.

7.4.2
The Borrower and the Technical Banks shall seek to agree the Assumptions to be used for each Projection based on the proposals submitted in accordance with Clauses 7.4.1 by the date falling 20 Business Days before the Recalculation Date on which that Projection is due to be adopted.

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7.5	Draft Projections

7.5.1	The Modelling Banks shall (in consultation with the Technical Banks and the Borrower) prepare a draft Projection using:

(A)	all the Assumptions that have been agreed between the Borrower and the Technical Banks pursuant to Clause 7.4.2 (Preparatory steps); and

(B)
if the Borrower and the Technical Banks have not been able to reach agreement on any such Assumptions by the date referred to in Clause 7.4.2 (Preparatory steps), such Assumptions as determined by the Technical Banks (acting reasonably).

7.5.2
The Modelling Bank shall endeavour to provide (through the Facility Agent) each draft Projection to the Lenders, the Technical Banks and the Borrower (together with any additional information or documents that have been provided to the Technical Banks or Modelling Bank under this Agreement in connection with such draft Projection) no later than (i) 15 Business Days prior to the Recalculation Date on which such Projection is due to be adopted or (ii) in the case of any draft Interim Projection, such later date as the Technical Banks may specify.

7.6	Consideration by Lenders

7.6.1
For the purposes of this Clause 7 (Projections), the "Delivery Date" means, in relation to any draft Projection, the date on which the Facility Agent delivers such copies of the draft Projection, and other information (if any), to all the Lenders under Clause 7.5.2 (Draft Projections).

7.6.2
Each Lender may, within ten Business Days of the Delivery Date for any draft Projection, notify the Facility Agent of whether it approves of the Assumptions used in the preparation of the draft Projection.

7.6.3
Any Lender that does not inform the Facility Agent to the contrary within ten Business Days of the Delivery Date for any draft Projection, shall be deemed to have approved of the Assumptions used in the preparation of the draft Projection.

7.6.4
In any event, the Facility Agent shall on the date falling ten Business Days after the Delivery Date for any draft Projection, notify the Borrower and the Lenders of whether Clause 7.7 (Lenders approve) or Clause 7.8 (Lenders do not approve) applies with respect to such draft Projection.

7.7	Lenders approve

If the Majority Lenders approve, or are deemed to have approved, the use of each of the Assumptions for the preparation of the relevant Projection then the draft Projection shall be adopted as the current Projection in accordance with Clause 7.9 (Adoption of Projections).

7.8	Lenders do not approve

7.8.1	If the Majority Lenders do not approve of any Assumption (the "rejected Assumption") used in any draft Projection, then:

Index

(A)	the Majority Lenders (acting reasonably and through the Facility Agent) shall propose an alternative to the rejected Assumption to the Borrower;

(B)
the Borrower and the Majority Lenders (through the Facility Agent) shall seek to agree the Assumption to be used for the purposes of the relevant Projection instead of the rejected Assumption in light of the rejected Assumption and the alternative thereto proposed by the Majority Lenders;

(C)
if the Majority Lenders (through the Facility Agent) and the Borrower have not been able to reach agreement on the relevant Assumption to be used in the preparation of the relevant Projection instead of the rejected Assumption by the date falling five Business Days before the Recalculation Date on which the Projection is due to be adopted then such Assumptions will be determined by (in case of Technical Assumptions) an independent expert and (in case of Economic Assumptions) the Majority Lenders;

(D)
the Modelling Bank (in consultation with the Technical Banks and the Borrower) shall promptly upon the relevant Assumption being agreed between the Majority Lenders and the Borrower or being determined pursuant to Clause 7.8.1(C):

(1)	prepare a revised draft Projection using the Assumption so agreed or determined instead of the rejected Assumption; and

(2)
deliver (through the Facility Agent) a copy of such revised draft Projection to the Technical Banks, the Borrower and the Lenders (and such draft Projection shall be adopted as the current draft Projection in accordance with Clause 7.9 (Adoption of Projections)).

7.9	Adoption of Projections

7.9.1
Each draft Projection prepared pursuant to (as the case may be) Clauses 7.5 (Draft Projections) and 7.8 (Lenders do not approve) shall not be adopted as the current Projection for the purposes of this Agreement until the latest of:

(A)	the relevant Recalculation Date on which the relevant Projection is due to be adopted; and

(B)
(in the case of any revised draft Projection that has been prepared pursuant to Clause 7.8 (Lenders do not approve)) the date on which the Modelling Bank and the Technical Banks confirm (through the Facility Agent) to the Lenders that they have verified that the relevant revised draft Projection has been prepared to their reasonable satisfaction in accordance with the requirements of this Clause 7 (Projections).

7.9.2
If Clause 7.8 (Lenders do not approve) does not apply, the Facility Agent (at the same time as issuing any notice under Clause 7.6.4 (Consideration by Lenders)) shall confirm to the Borrower and the Lenders:

Index

(A)	that the relevant Projection will be adopted in accordance with Clause 7.9.1; and

(B)
the Tranche A Borrowing Base Amount and Tranche B Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Projection.

7.9.3
If Clause 7.8 (Lenders do not approve) applies for any reason, the Facility Agent shall, upon the adoption of the relevant Projection in accordance with Clause 7.9.1 or as soon as reasonably possible before such adoption, confirm to the Borrower and the Lenders:

(A)	that the relevant Projection has been, or (as the case may be) will be, adopted in accordance with Clause 7.9.1; and

(B)
the Tranche A Borrowing Base Amount and Tranche B Borrowing Base Amount for each Calculation Period ending on or before the Final Maturity Date that will be applicable upon the adoption of such Projection.

7.10	Computer Model

7.10.1
The Modelling Bank and the Technical Banks may, with the prior consent of the Borrower and the Majority Lenders (in each case, such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any errors in such Computer Model or otherwise to reflect any changes in circumstance since the date of this Agreement.

7.10.2
The Borrower may, with the prior consent of the Modelling Bank, the Technical Banks and the Majority Lenders (in each case, such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any errors in such Computer Model or otherwise to reflect any changes in circumstance since the date of this Agreement.

7.10.3
Following any material amendment to the Computer Model, the Majority Lenders or the Borrower may request for the amended Computer Model to be audited.  If the Majority Lenders so request, the amended Computer Model shall forthwith be audited (at the cost of the Borrower) by a reputable and experienced firm of model auditors approved by the Majority Lenders having consulted with the Borrower.  Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Majority Lenders, the existing unamended version shall continue to be the "Computer Model" for the purpose of this Agreement.

7.11	Independent expert

7.11.1
Where any Technical Assumption is required to be referred to an independent expert for determination under this Agreement, such independent expert shall be appointed promptly by agreement between the Borrower, the Modelling Bank and the Technical Banks (provided that if the Borrower, the Modelling Bank and the Technical Banks have failed to reach agreement as to the identity of such independent expert within two Business Days, the identity of the independent

Index

expert shall be determined, upon the request of the Technical Banks, by the President of the Energy Institute, London).

7.11.2	Any such independent expert shall be appointed on terms that:

(A)
the independent expert shall act as an expert and not as arbitrator and shall be required to determine which of the submissions made pursuant to Clause 7.11.3 the independent expert believes to be the more appropriate having regard to the contents of such submissions, any evidence supporting the same and such other information as such independent expert thinks fit in the context of syndicated secured oil and gas financings in the London market;

(B)
the independent expert's determination shall be made in writing in the form set out in Schedule 13 (Form of Independent Expert's Determination) and shall be delivered to the Borrower, the Modelling Bank, the Technical Banks and the Facility Agent within ten Business Days following the independent expert's appointment; and

(C)	the independent expert's fees and other charges in respect of such appointment shall be borne by the Borrower.

7.11.3
Upon appointing an independent expert, the Technical Banks and the Modelling Bank (acting together) and the Borrower shall promptly deliver to that independent expert written submissions setting out details of their respective opinions of how the question in dispute should be resolved together with such supporting evidence in writing as they consider appropriate. The Technical Banks and the Modelling Bank (acting together) and the Borrower will also supply to the independent expert such other information as the independent expert may require for the purposes of the independent expert's determination.

7.11.4
The decision of the independent expert on any such question referred to such independent expert shall be final and binding on all the Parties and the question in dispute shall, accordingly, be resolved by adopting the proposed resolution set out in the submission which the independent expert determines to be the more appropriate.

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REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Tranche A and Tranche B Loans

8.1.1
The Borrower shall repay the Tranche A Loans in instalments by repaying on the dates specified in the table in Part I (Tranche A Repayment Schedule) of Schedule 12 (Repayment Schedule) (each a "Scheduled Tranche A Repayment Date") an amount which reduces the Dollar Amount of the outstanding aggregate Tranche A Loans by an amount equal to the relevant percentage of all the Tranche A Loans borrowed by the Borrower as at the close of business in London on the last day of the Availability Period in relation to Tranche A set opposite the relevant Scheduled Tranche A Repayment Date in the table in Part I (Tranche A Repayment Schedule) of Schedule 12 (Repayment Schedule), and Tranche A shall be permanently reduced by the amount of such reduction.

8.1.2
The Borrower shall repay the Tranche B Loans in instalments by repaying on the dates specified in the table in Part II (Tranche B Repayment Schedule) of Schedule 12 (Repayment Schedule) (each "Scheduled Tranche B Repayment Date") an amount which reduces the Dollar Amount of the outstanding Tranche B Loans by an amount equal to the relevant percentage of all the Tranche B Loans borrowed by the Borrower as at the close of business in London on the last day of the Availability Period in relation to Tranche B set opposite the relevant Schedule Tranche B Repayment Date in the table in Part II (Tranche B Repayment Schedule) of Schedule 12 (Repayment Schedule), and Tranche B shall be permanently reduced by the amount of such reduction.

8.1.3	The Borrower may not reborrow (i) any part of Tranche A which is repaid in accordance with Clause 8.1.1 or (ii) any part of Tranche B which is repaid in accordance with Clause 8.1.2.

8.1.4	Any repayment of Loans under Clauses 8.1.1 or 8.1.2 shall be applied to such Loans as the Facility Agent (acting in consultation with the Borrower) shall determine.

8.1.5	Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under Tranches A and B shall be repaid on the Final Maturity Date in relation to Tranches A and B.

8.2	Repayment of Tranche C Loans

8.2.1	The Borrower shall repay a Tranche C Loan on the last day of its Interest Period.

8.2.2	Without prejudice to the Borrower's obligation under Clause 8.2.1, if one or more Loans under Tranche C are to be made available to the Borrower:

(A)	on the same day that a maturing Tranche C Loan is due to be repaid by the Borrower;

(B)	in the same currency as the maturing Tranche C Loan; and

Index

(C)	in whole or in part for the purpose of refinancing the maturing Tranche C Loan,

the aggregate amount of the new Tranche C Loan(s) shall be treated as if applied in or towards repayment of the maturing Tranche C Loan so that:

(1)	if the amount of the maturing Tranche C Loan exceeds the aggregate amount of the new Loan(s):

(a)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(b)
each Lender's participation (if any) in the new Tranche C Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Tranche C Loan and that Lender will not be required to make its participation in the new Tranche C Loan(s) available in cash; and

(2)	if the amount of the maturing Tranche C Loan is equal to or less than the aggregate amount of the new Tranche C Loan(s):

(a)	the Borrower will not be required to make any payment in cash; and

(b)
each Lender will be required to make its participation in the new Tranche C Loan(s) available in cash only to the extent that its participation (if any) in the new Tranche C Loan(s) exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Tranche C Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Tranche C Loan.

8.2.3
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Tranche C Loans then outstanding will be automatically extended to the Final Maturity Date in relation to Tranche C and will be treated as separate Tranche C Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

8.2.4
The Borrower may prepay the Separate Loan by giving five Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this Clause 8.2.4 to the Defaulting Lender concerned as soon as practicable on receipt.

8.2.5
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

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8.2.6
The terms of this Agreement relating to Tranche C Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clauses 8.2.3 to 8.2.5, in which case those Clauses shall prevail in respect of any Separate Loan.

8.2.7	Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under Tranche C shall be repaid on the Final Maturity Date in relation to Tranche C.

8.2.8	The Borrower making the repayment of any Tranche C Loan in accordance with Clause 8.2.1 shall indicate to the Facility Agent to which Tranche C Loan the proceeds for such repayment shall be applied.

8.3	Reduction of Utilisations

8.3.1
On or before the fifth Business Day after each Reduction Date, the Borrower shall repay such amount of the Loans under Tranche A as is required to reduce the aggregate Dollar Amount of the Loans under Tranche A to the lower of the Tranche A Borrowing Base Amount and the Aggregate Commitments under Tranche A applicable on the day after such Reduction Date.

8.3.2
On or before the fifth Business Day after each Reduction Date, the Borrower shall repay such amount of the Loans under Tranche B as is required to reduce the aggregate Dollar Amount of Loans under Tranche B to the lower of the Tranche B Borrowing Base Amount and the Aggregate Commitments under Tranche B applicable on the date after such Reduction Date.

8.3.3
On or before the fifth Business Day after each Reduction Date, the Borrower shall repay such amount of Utilisations under Tranche C as is required to reduce the aggregate Dollar Amount of Utilisations under Trance C to the Aggregate Commitments under Tranche C applicable on the date after such Reduction Date.

8.3.4
Any repayments under Clause 8.3.1, Clause 8.3.2 or Clause 8.3.3 shall be applied towards such Utilisations under the relevant Tranche as the Facility Agent (acting in consultation with the Borrower) shall determine.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

9.1.1	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(A)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(B)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender in respect of each Tranche will be immediately cancelled; and

(C)	the Borrower shall repay that Lender's participation in the Utilisations made to the Borrower on the last day of the Interest Period for each

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Utilisation occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.1.2
If it becomes unlawful for the Fronting Bank to issue Letters of Credit, the Fronting Bank shall notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Borrower, the Facility shall cease to be available for the issue of Letters of Credit by the Fronting Bank.

9.2	Change of control

9.2.1	If a Change of Control Event occurs:

(A)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(B)	no Lender shall be obliged to fund a Utilisation (except for a Rollover Loan);

(C)
if the Majority Lenders so require, the Facility Agent shall, by not less than fifteen Business Days notice to the Borrower cancel the Facility and declare (1) all outstanding Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than any Secured Hedging Agreement) immediately due and payable and (2) full cash cover in respect of each Letter of Credit is immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

9.2.2	For the purposes of this Clause 9.2 (Change of control):

(A)	a "Change of Control Event" shall occur if there is a change of control of the Borrower or a change in shareholding of the Borrower;

(B)	a person or group of persons has "control" over the Borrower if;

(1)
that person or that group of persons acting in concert (in each case, whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, the possession of their shareholding or management rights, contract or otherwise) has the power to:

(a)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(b)	appoint and/or remove all or the majority of the members of the board of directors or other governing body of the Borrower; or

(c)	control the management or policy decisions of the Borrower; or

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(2)	that person or that Group of persons acting in concert holds beneficially more than 50% of the issued share capital of the Borrower; and

(C)
"acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares by any of them or otherwise, either directly or indirectly, to obtain or consolidate control of the Borrower (where, for these purposes, certain persons shall be deemed to be "acting in concert" in accordance with the definition of "acting in concert" set out in the City code on Takeover and Mergers as at the date of this Agreement.

9.3	Insurance Proceeds

In the event of any claim in excess of $100,000 under any Agreed Insurance the Borrower shall procure that the proceeds of such claim received by the Borrower save to the extent that the same are to be applied in the prompt repair, replacement or reinstatement of the relevant asset(s) to which the claim relates, are applied in prepayment of the Facility, unless otherwise agreed with the Facility Agent.  Any prepayment under this Clause shall be applied first, towards prepayment of Loans under Tranche B, second, towards prepayment of Loans under Tranche A and third, towards prepayment of Loans under Tranche C.

9.4	Cash sweep

9.4.1	On and from the end of the Availability Period for Tranche A and Tranche B, the Borrower shall procure that on each Recalculation Date:

(A)
to the extent that (i) there are any Loans outstanding and (ii) there are any outstanding Letters of Credit and the Borrower has not provided cash cover in an amount equal to 100% of the outstanding amount of such Letters of Credit, 75% of the Excess Revenues are applied in prepayment of the Loans under the Tranches and 25% of the Excess Revenues are applied for (a) the provision of cash cover for the Letters of Credit or (b) if the Borrower has elected by notice to the Facility Agent of its intent to make a Sinking Fund payment, for the provision of cash cover for Letters of Credit and payments into a Sinking Fund on a Proportional Basis;

(B)
to the extent that (i) there are any Loans outstanding and (ii) there are no outstanding Letters of Credit or there are outstanding Letters of Credit and the Borrower has provided cash cover in an amount equal to 100% of the outstanding amount of such Letters of Credit, all Excess Revenues are applied in prepayment of the Loans under the Tranches; and

(C)
to the extent that (i) there are no Loans outstanding and (ii) there are any outstanding Letters of Credit and the Borrower has not provided cash cover in an amount equal to 100% of the outstanding amount of each Letter of Credit, all Excess Revenues are applied for (a) the provision of cash cover for the Letters of Credit or (b) if the Borrower has elected by notice to the Facility Agent of its intent to make a Sinking Fund payment,

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for the provision of cash cover for Letters of Credit and payments into a Sinking Fund on a Proportional Basis.

9.4.2
Any prepayment of Loans pursuant to Clause 9.4.1 (Cash sweep) shall be applied first, towards prepayment of Loans under Tranche B, second, towards prepayment of Loans under Tranche A and third, towards prepayment of Loans under Tranche C.

9.4.3
Any notice to be provided to the Facility Agent by the Borrower in accordance with Clause 9.4.1(A)(b) or Clause 9.4.1(C)(b) shall be provided not less than 10 Business Days before the relevant Recalculation Date and such notice shall contain in reasonable detail the amount and timing of payments to be made into a Sinking Fund.

9.4.4
If any amount (the "Sinking Fund Amount") which is to be applied by the Borrower to make a Sinking Fund payment in accordance with Clause 9.4.1(A) or Clause 9.4.1(C) is not due for payment into such Sinking Fund on the relevant Recalculation Date, the Sinking Fund Amount shall be deposited by the Borrower into a sub-account of the Proceeds Account and shall be withdrawn when the Sinking Fund Amount is due for payment into such Sinking Fund and applied for that purpose.

9.5	Voluntary cancellation

9.5.1
The Borrower may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $2,000,000) of the Total Available Commitments under a Tranche.

9.5.2	Any cancellation under Clause 9.5 (Voluntary cancellation) shall reduce the commitments of the Lenders rateably under that Tranche.

9.5.3
Unless the Borrower has issued a notice with respect to cancellation of all the Commitments under all the Tranches together with notices of prepayment of all Utilisations under the Facility, the Borrower may only issue a notice under Clause 9.5.1 before the Project Completion Date if it can demonstrate to the reasonable satisfaction of the Technical Banks that, notwithstanding any cancellation of any Total Available Commitments under a Tranche pursuant to that notice, a Default under Clause 24.2.1 (Liquidity) shall not arise as a result of such cancellation.

9.6	Voluntary Prepayment of Loans

9.6.1
Subject to Clauses 9.6.2 and 9.6.3, the Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Dollar Amount of the Loan by a minimum amount of $2,000,000).  Any prepayment of Loans pursuant to this Clause shall be applied first, towards prepayment of Loans under Tranche B, second, towards prepayment of Loans under Tranche A and third, towards prepayment of Loans under Tranche C.

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9.6.2	A Tranche A Loan may only be prepaid after the last day of the Availability Period for Tranche A (or, if earlier, the date on which the Total Available Commitment under Tranche A is zero).

9.6.3	A Tranche B Loan may only be prepaid after the last day of the Availability Period for Tranche B (or, if earlier, the date on which the Total Available Commitment under Tranche B is zero).

9.6.4
Any Loan made by a single Lender under Clause 5.8 (Unavailability of a currency) which would have been that Lender's participation in a Loan may only be prepaid at the same time and to the same pro rata extent as that Loan.

9.7	Right of repayment and cancellation in relation to a single Lender

9.7.1	If:

(A)	any sum payable to any Lender by the Borrower is required to be increased under Clause 14.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitments of that Lender under all the Tranches and its intention to procure the repayment of that Lender's participation in the Utilisations.

9.7.2	On receipt of a notice referred to in Clause 9.7.1, the Commitment of that Lender under all the Tranches shall immediately be reduced to zero.

9.7.3
On the last day of each Interest Period which ends after the Borrower has given notice under Clause 9.7.1 (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

9.7.4
The Borrower shall, on demand made by the Facility Agent following the receipt by it of any notice referred to in Clause 9.7.1, provide or procure the provision of cash cover for the amount of the relevant Lender's aggregate participation in all outstanding Letters of Credit.

9.8	Right of cancellation in relation to a Defaulting Lender

9.8.1
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender under each Tranche.

9.8.2
On the date (the "cancellation date") on which the cancellation of the Available Commitment under each Tranche of any Defaulting Lender pursuant to Clause 9.8.1 takes effect the Commitment under each Tranche of that Defaulting Lender

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shall be reduced by an amount equal to the Available Commitment so cancelled under each Tranche.

9.8.3	The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 9.8.1, notify all the Lenders.

9.9	Restrictions

9.9.1
Any notice of cancellation or prepayment given by any Party under this Clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.9.2	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.9.3	Any part of Tranche C which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement. No part of Tranche A or Tranche B which is repaid or prepaid may be reborrowed.

9.9.4	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.9.5	Subject to Clause 2.2 (Increase), no amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

9.9.6	If the Facility Agent receives a notice under this Clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.9.7
Subject to Clause 30.3.1(G)(Hedging Banks), upon the repayment or prepayment of any Loan or any cancellation of any Commitments for any reason, the Facility Agent, the Borrower and any Hedging Bank that is a party to any Secured Hedging Agreement (or Hedging Transaction thereunder) relating, in each case, to the Borrower's interest rate exposure under this Agreement shall consult in good faith with a view to amending the terms of such Secured Hedging Agreement and/or transaction to reflect any change in the Borrower's interest rate exposure under this Agreement arising as a result of such repayment, prepayment or cancellation.  Any amendments to any Secured Hedging Agreement and/or transaction under a Hedging Agreement to be effected pursuant to this Clause 9.9.7 shall be effected at the Borrower's sole cost and expense.

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COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

10.1.1	Margin;

10.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR; and

10.1.3	Mandatory Cost, if any.

10.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

10.3	Default interest

10.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Secured Hedging Agreement) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

10.3.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

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11.	INTEREST PERIODS

11.1	Selection of Interest Periods

11.1.1
The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or in relation to a Tranche A Loan or a Tranche B Loan which has already been borrowed in a Selection Notice.

11.1.2
Each Selection Notice for a Tranche A Loan or a Tranche B Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 11 a.m. (London time) on the fourth Business Day before the start of the relevant Interest Period.

11.1.3
If the Borrower fails to deliver a Selection Notice for a Tranche to the Facility Agent in accordance with Clause 11.1.2 above, the relevant Interest Period will, subject to Clause 11.4 (Changes to Interest Periods), be three Months for that Tranche.

11.1.4
Subject to this Clause 11 (Interest Periods) and the last sentence of Clause 6.8.2 (Loans to cover demands), the Borrower may select an Interest Period of three or six months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

11.1.5	An Interest Period for a Loan shall not extend beyond the Final Maturity Date for the relevant Tranche.

11.1.6	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.1.7	A Tranche C Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Loans

11.3.1	Subject to Clause 11.3.2 below, in relation to Tranche A Loans or Tranche B Loans, if two or more Interest Periods:

(A)	relate to Loans of the same Tranche in the same currency made to the Borrower; and

(B)	end on the same date,

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice, for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

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11.3.2
Subject to Clause 4.3 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Tranche A Loan or Tranche B Loan be divided into two or more Tranche A Loans or (as the case may be) Tranche B Loans, that Tranche A Loan or (as the case may be) Tranche B Loan will, on the last day of its Interest Period, be so divided with Dollar Amounts specified in that Selection Notice, being an aggregate Dollar Amount equal to the Dollar Amount of the Tranche A Loan or (as the case may be) Tranche B Loan immediately before its division.

11.4	Changes to Interest Period

11.4.1	Prior to determining the interest rate for a Loan, the Facility Agent may:

(A)
shorten the Interest Period for any Loan to ensure that, in relation to a Tranche A Loan, no Interest Periods extend beyond the Scheduled Repayment Date for that Loan, in relation to a Tranche B Loan, no Interest Periods extend beyond the Scheduled Repayment Date for that Loan and, in relation to a Tranche C Loan, no Interest Periods extend beyond the Final Maturity Date in relation to Tranche C; or

(B)	in consultation with the Borrower, shorten the Interest Period for any Loan to the extent necessary for the purpose of the primary syndication of the Facility.

11.4.2
If the Facility Agent makes any change to an Interest Period referred to in this Clause 11.4 (Changes to Interest Period), it shall promptly notify the Borrower and, in relation to any change referred to in Clause 11.4.1(A), the Lenders.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption) if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on the Quotation Day, the applicable LIBOR, or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the applicable Margin;

(B)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business on the date falling 2 Business Days after the Quotation Day to be that which expresses as a percentage rate per annum the cost to that Lender, or its good faith best estimate of the cost, of funding its participation in that Loan from whatever source it may reasonably select; and

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(C)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

12.2.2	If:

(A)	the percentage rate per annum notified by a Lender pursuant to Clause 12.2.1(B) is less than LIBOR or, if applicable, EURIBOR; or

(B)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to Clause 12.2.1(B),

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 12.2.1, to be LIBOR or, if applicable, EURIBOR.

12.2.3	In this Agreement:

"Market Disruption Event" means:

(A)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(B)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Alternative basis of interest or funding

12.3.1
If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall, without prejudice to the operation of Clause 12.2 (Market disruption) enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

12.4.1
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

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13.	FEES

13.1	Commitment fee

13.1.1
The Borrower shall pay to the Facility Agent (for the account of each Lender under Tranche A) in respect of each Fee Period a fee computed at 50% of the Applicable Margin under Tranche A on the daily amount (if any) by which the Aggregate Commitments under Tranche A exceeds the aggregate Dollar Amount of all outstanding Utilisations under Tranche A.

13.1.2
The Borrower shall pay to the Facility Agent (for the account of each Lender under Tranche B) in respect of each Fee Period a fee computed at 50% of the Applicable Margin under Tranche B on the daily amount (if any) by which the Aggregate Commitments under Tranche B exceeds the aggregate Dollar Amount of all outstanding Utilisations under Tranche B.

13.1.3
The Borrower shall pay to the Facility Agent (for account of each Lender under Tranche C) in respect of each Fee Period a fee computed at 50% of the Applicable Margin under Tranche C on the daily amount (if any) by which the Aggregate Commitments under Tranche C exceeds the aggregate Dollar Amount of all outstanding Utilisations under Tranche C.

13.2	LC commission

13.2.1
The Borrower shall, in respect of each Letter of Credit relating to the Field Security Costs and each Fee Period, pay to the Facility Agent (for the account of each Lender), (i) a letter of credit commission at the Applicable Margin under Tranche C on the daily amount of the LC Exposure in respect of which cash cover has not been provided, and (ii) a letter of credit commission at the rate of 50% of the Applicable Margin under Tranche C on the daily amount of the LC Exposure in respect of which cash cover has been provided.

13.2.2
The Borrower shall, in respect of each Letter of Credit relating to the Decommissioning Costs and each Fee Period, pay to the Facility Agent (for the account of each Lender), (i) a letter of credit commission at the rate of 50% of the Applicable Margin under Tranche C on the daily amount of the LC Exposure in respect of which cash cover has not been provided, and (ii) a letter of credit commission at the rate of 25% of the Applicable Margin under Tranche C on the daily amount of the LC Exposure in respect of which cash cover has been provided.

13.3	Fronting fee

The Borrower shall, in respect of each Letter of Credit and the LC Period, pay to the Fronting Bank (for its own account) on the Utilisation Date of such Letter of Credit a fronting fee of an amount computed at 0.20 per cent per annum of the principal face value of such Letter of Credit on such date.

13.4	Computation and payment

13.4.1	Any commitment fee and/or letter of credit commission payable under this Clause 13 (Fees) must be paid by the Borrower within five Business Days after receipt

Index

by the Borrower of the calculation of such commitment fee or, as the case may be, such letter of credit commission from the Facility Agent under Clause 13.4.3.

13.4.2	Any such commitment fee must be paid in dollars and any such letter of credit commission must be paid in the currency in which the Letter of Credit to which it relates is denominated.

13.4.3
The Facility Agent shall calculate the commitment fee and/or the letter of credit commission payable for each Fee Period and shall notify the Borrower of the same within five Business Days after the end of the relevant Fee Period.  Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.

13.5	Definitions

For the purposes of this Agreement:

13.5.1	"Applicable Margin" means, in relation to a Tranche on any day in any Fee Period, the Margin applicable to Utilisations under such Tranche on such day.

13.5.2	"Fee Period" means:

(A)	in relation to the commitment fee payable under Clause 13.1 (Commitment fee):

(1)	the period commencing on the date of this Agreement and ending on the first quarter date to occur thereafter; and thereafter,

(2)
each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, on the last day of the Availability Period for that Tranche or, if earlier, the date on which the Aggregate Commitments for that Tranche are reduced to nil); and

(B)	in relation to the letter of credit commission payable under Clause 13.2 (LC commission) with respect to each Letter of Credit:

(1)	the period commencing on the date of issue of that Letter of Credit and ending on the first quarter date to occur thereafter; and thereafter,

(2)
each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, the Expiry Date of the relevant Letter of Credit), where, for these purposes, "quarter date" means each 31 March, 30 June, 30 September and 31 December of each year.

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13.5.3
"LC Exposure" means, in relation to each Letter of Credit, the daily difference between (a) the face value of that Letter of Credit and (b) the aggregate amount of all claims thereunder that have been paid.

13.5.4
"LC Period" means, in relation to the fronting fee payable under Clause 13.3 (Fronting fee) with respect to each Letter of Credit the period commencing on the date of issue of that Letter of Credit and ending on the Expiry Date of the relevant Letter of Credit.

13.6	Other fees and costs

The Borrower will pay to the relevant Finance Parties the relevant fees and other costs and expenses in the amounts and at the times set out in the Fee Letters and the Mandate Letter.

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ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

14.1.1	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(A)	a Lender (other than a Lender within Clause 14.1.1(B)) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)	a Lender:

(a)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

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(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA); or

(3)	a Treaty Lender; or

(B)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA).

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(A)
in the case of an Obligor which is resident in the United Kingdom, is treated as a resident of a Treaty State for the purposes of the Treaty and does not carry on a business in the United Kingdom through a permanent

Index

establishment with which that Lender's participation in the Loan(s) is effectively connected; or

(B)
in the case of an Obligor which is not resident in the United Kingdom, is treated as resident in a jurisdiction which has a double taxation agreement with the jurisdiction in which the Obligor is resident or treated as resident, which double taxation agreement makes provision (subject to satisfaction of any conditions provided therein) for full exemption from Tax Deductions imposed by the jurisdiction in which the Obligor is resident or treated as resident.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means:

(A)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 1 (Commitments) and identified as a "UK Non-Bank Lender" in that Schedule; and

(B)
where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

14.1.2
Unless a contrary indication appears, in this Clause 14 (Tax gross-up and indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender.  If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	A payment shall not be increased under Clause 14.2.3 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

Index

(A)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(B)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(2) of the definition of "Qualifying Lender" set out in Clause 14.1.1 (Definitions) and:

(1)
an officer of the H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Borrower a certified copy of that Direction; and

(2)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(2) of the definition of "Qualifying Lender" set out in Clause 14.1.1 (Definitions) and:

(1)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(2)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(D)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.7 below.

14.2.5
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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14.2.7
Subject to Clause 14.2.8, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.2.8	Nothing in Clause 14.2.7 shall require a Treaty Lender to:

(A)	register under the HMRC DT Treaty Passport scheme;

(B)	apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)
file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 14.2.11 or 14.6.1 (HMRC DT Treaty Passport scheme confirmation) and the Borrower has not complied with its obligations under Clause 14.2.12 or Clause 14.6.2 (HMRC DT Treaty Passport scheme confirmation).

14.2.9	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

14.2.10	A UK Non-Bank Lender shall promptly notify the Borrower and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

14.2.11
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement shall notify the Facility Agent before the date of this Agreement.

14.2.12
Where a Lender notifies in accordance with clause 14.2.11, the Borrower shall, file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

14.3	Tax indemnity

14.3.1
The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

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(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2.4 (Tax gross-up) applied.

14.3.3
A Protected Party making, or intending to make a claim under Clause 14.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender Status Confirmation

14.5.1
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(A)	not a Qualifying Lender;

(B)	a Qualifying Lender (other than a Treaty Lender); or

(C)	a Treaty Lender.

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14.5.2
If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5 (Lender Status Confirmation).

14.6	HMRC DT Treaty Passport scheme confirmation

14.6.1
A New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Obligor) in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number in that Transfer Certificate Assignment Agreement or Increase Confirmation,

14.6.2
Where a New Lender or an Increase Lender includes the indication described in Clause 14.6.2 in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation, the Borrower shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date or that date on which the increase in Aggregate Commitments takes effect and shall promptly provide the Lender with a copy of that filing.

14.7	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.8	Value added tax

14.8.1
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on any such supply or supplies, and accordingly, subject to Clause 14.8.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.8.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay

Index

to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

14.8.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

14.8.4
Any reference in this Clause 14.8 to any Party shall, at any time when such Party is treated as a member of a Group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such Group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

15.	INCREASED COSTS

15.1	Increased costs

15.1.1
Subject to Clause 15.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement "Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

15.2	Increased cost claims

15.2.1
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

Index

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost; or

(D)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this Clause 15.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

16.1.1
If any sum due from an Obligor under the Finance Documents (other than any Hedging Agreement) (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(A)	making or filing a claim or proof against that Obligor;

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2
Without prejudice to Clause 16.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a result of that Finance Party receiving an amount in respect of that Obligor's liability under any Finance Document (other than any Hedging Agreement) in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

16.1.3
Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents (other than any Hedging Agreement) in a currency or currency unit other than that in which it is expressed to be payable.

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16.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

16.2.1	the occurrence of any Event of Default;

16.2.2
a failure by an Obligor to pay any amount due under a Finance Document (other than any Hedging Agreement) on its due date, including any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

16.2.3
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

16.2.4
issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement;

16.2.5	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower;

16.2.6	the release of any Security constituted by any Finance Document;

16.2.7
any Environmental Contamination (where such cost, loss or liability (i) has arisen as a result of the relevant Finance Party being a party to this Agreement or any other Finance Document and (ii) is not caused by the gross negligence or wilful default of the relevant Finance Party);

16.2.8
any Environmental Claim against the relevant Finance Party arising as a result of the relevant Finance Party being a party to this Agreement or any other Finance Document save to the extent that such cost, loss or liability is caused by the gross negligence or wilful default of the relevant Finance Party; or

16.2.9
any abandonment of any Petroleum Asset in which the Borrower has an interest (where such cost, loss or liability (i) has arisen as result of the relevant Finance Party being a party to this Agreement or any other Finance Document and (ii) is not caused by the gross negligence or wilful default of the relevant Finance Party).

16.3	Indemnity to the Administrative Finance Parties

The Borrower shall promptly indemnify each Administrative Finance Party against any cost, loss or liability properly incurred by that Administrative Finance Party (acting reasonably) as a result of:

16.3.1	(in the case of the Facility Agent or Security Trustee) investigating any event which it reasonably believes is a Default;

Index

16.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

16.3.3	entering into or performing any foreign exchange contract for the purposes of Clause 5.10 (Change of currency).

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

17.1.1
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15 (Increased costs) or Schedule 5 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

18.1.1
Subject to (i) Clause 18.1.2 and (ii) (in the case of any fees of any Lenders' Adviser) Clause 18.4 (Advisers' fees), the Borrower shall, within five Business Days of demand, pay the Administrative Finance Parties the amount of all costs and expenses (including legal fees (subject to any cap)) reasonably incurred by any of them in connection with:

(A)	the negotiation, preparation, printing, execution and syndication of any other Finance Documents executed after the date of this Agreement;

(B)	the delivery of any legal opinion that the Security Trustee or Facility Agent may reasonably require in connection with the entry into of any Finance Document after the date of this Agreement;

(C)	the completion of the transactions contemplated by any Finance Document and/or the perfection of the Security intended to be created pursuant to the Security Documents; and/or

Index

(D)	the release of any Security constituted by any Finance Document.

18.1.2
The Borrower shall pay, on the first Utilisation Date or on such earlier date as may be agreed between the Facility Agent and the Borrower, the Administrative Finance Parties the amount of all costs and expenses (including legal fees (subject to any cap)) reasonably incurred by any of them prior to such date (in the amount(s) agreed between the Borrower and the relevant Administrative Finance Party(ies) on or before such date) in connection with:

(A)	the negotiation, preparation, printing, execution and syndication of the Finance Documents that are entered into on or before the first Utilisation Date; and

(B)
the steps taken on or before the first Utilisation Date with respect to the completion of the transactions contemplated by any Finance Document and/or the perfection of the Security intended to be created pursuant to the Security Documents.

18.2	Amendment costs

If (a) any person other than a Finance Party requests an amendment, waiver or consent to any Finance Document or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Obligors shall, within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.4	Advisers' fees

18.4.1
Any Administrative Finance Party may appoint any legal adviser, insurance adviser, environmental consultant, engineering consultant or other independent expert or adviser (each, a "Lenders' Adviser") in connection with the exercise of that Administrative Finance Party's or, as the case may be, the Lenders' or the Finance Parties' rights and discretions, or the performance of its or their duties and obligations, under the Finance Documents, provided that (save where such appointment is made in circumstances where a Default has occurred and is continuing) the relevant Administrative Finance Party shall consult with the Borrower prior to making any such appointment.

18.4.2
The Borrower shall, within five Business Days of demand by any Administrative Finance Party pay, or reimburse the relevant Administrative Finance Party for any payments that it has made in relation to, the properly incurred fees, costs and expenses of any Lenders' Adviser appointed by that Administrative Finance Party provided that (save where (i) such Lenders' Adviser has been appointed in circumstances where a Default has occurred and is continuing or (ii) such fee,

Index

costs and expenses have been incurred pursuant to Clause 18.2 (Amendment costs) or Clause 18.3 (Enforcement costs)) the Borrower has approved the fee arrangements for that Lenders' Adviser (such approval not to be unreasonably withheld or delayed).

PROJECT ACCOUNTS

19.	PROJECT ACCOUNTS

19.1	General

19.1.1	The Borrower shall maintain Project Accounts in accordance with this Clause 19 (Project Accounts) with the Account Bank in London.

19.1.2
The Borrower shall give such notices, as the Facility Agent or the Security Trustee may require in connection with the perfection or protection of the Finance Parties' security over the Project Accounts or for the purpose of giving effect to the provisions of this Clause 19 (Project Accounts).

19.1.3
Each Project Account must be denominated in dollars or such other currency(ies) as may be agreed between the Borrower and the Security Trustee including any Optional Currency (each, a "permitted currency").  If the Borrower receives any moneys for crediting to a Project Account in a currency other than a permitted currency, the Borrower must convert those moneys into a permitted currency (at the Account Bank's prevailing rates for comparable transactions), on the date on which they are received.  The amount must be paid into the relevant Project Account immediately after it is converted into a permitted currency.

19.1.4
The restrictions on the withdrawal of funds from Project Accounts contained in this Agreement will not affect the obligations of the Obligors to make all payments required to be made to the Finance Parties on the respective due dates for payment in accordance with the Finance Documents.

19.1.5
Neither the ability of the Borrower to make any withdrawal from a Project Account in accordance with this Agreement nor any such withdrawal will be construed as a waiver by any Finance Party of any Security over the Project Accounts.

19.1.6
The detailed operating procedures for the Project Accounts will be agreed (with the consent of the Facility Agent and the Security Trustee) from time to time between the Borrower and the Account Bank.  In the event of any inconsistency between this Agreement and those procedures, this Agreement will prevail.

19.1.7	The Borrower must pay to the Account Bank such transaction charges and other fees as the Borrower and the Account Bank, may from time to time agree.

19.1.8
The Account Bank will not be obliged to make available to the Borrower any sum which it is expecting to receive for the account of the Borrower until it has been able to establish that it has received that sum.

Index

19.2	Withdrawals

19.2.1	No payments to, or withdrawals from, any Project Account may be made except as expressly permitted by this Agreement.

19.2.2	The Borrower will not make any withdrawal from any Project Account:

(A)	if such Project Account would become overdrawn as a result;

(B)	at any time whilst an Event of Default is continuing; or

(C)
if, prior to the date of the relevant proposed withdrawal, the Facility Agent or the Security Trustee notifies the Account Bank that the withdrawal is not or would not be permitted under any Finance Document, provided that nothing in this Clause will prevent the Account Bank complying with its obligations under law.

19.2.3	Notwithstanding any other provision of this Agreement, if the Enforcement Date has occurred:

(A)	no amount will be payable to the Borrower, or may be withdrawn by the Borrower, with respect to the Project Accounts; and

(B)	the Security Trustee will be entitled (but not obliged) without prior notice to, or the consent of, the Borrower to be the sole signatory on the Project Accounts.

19.3	Proceeds Accounts

19.3.1	The Borrower shall:

(A)	maintain accounts for the purpose, among other things, of receiving all its revenues derived from the Project (each, a "Proceeds Account"); and

(B)	procure that:

(1)	all proceeds of the Loans made to it;

(2)	all amounts received by it (or to its order) under each Hedging Agreement to which it is a party;

(3)	all other items of Gross Income received by it (or to its order); and

(4)
all other amounts received by it (or to its order) in connection with the Project and/or its interests therein (other than any amount that is required under this Agreement to be paid into the Equity Contribution or the Fulmar Project Costs Account),

in each case, are paid directly to the Proceeds Accounts.

Index

19.3.2	Subject to Clauses 19.2 (Withdrawals) and 9.4 (Cash sweep), the Borrower may withdraw amounts from the Proceeds Accounts at the following times and for the following purposes:

(A)
first, at any time, in or towards payment of any item of Permitted Expenditure (other than Decommissioning Costs and Field Security Costs) payable by the Borrower when the same falls due (to the extent that the relevant item of Permitted Expenditure has been provided for in the then current Projection and such amount has not already been withdrawn for such purpose from the Equity Contribution Account under Clause 19.5.2(A) (Equity Contribution Account) and the aggregate amount withdrawn for such purpose from the Proceeds Accounts and the Equity Contribution Account by the Borrower in any Calculation Period under this Clause and Clause 19.5.2(A) (Equity Contribution Account), shall not exceed 100% of the aggregate amount of all items of Permitted Expenditure (other than Decommissioning Costs and Field Security Costs) provided for in the then current Projection in that Calculation Period);

(B)	second, at any time, in or towards payment pro rata of any fees, commission, costs, expenses or accrued interest due but unpaid under the Finance Documents;

(C)	third, at any time, in or towards payment pro rata of any principal;

(D)	fourth, at any time, in or towards payment into the Cash Collateral Account or a Sinking Fund in accordance with Clause 9.4 (Cash sweep) and Clause 6.14 (Reserving requirements);

(E)	fifth, at any time, in or towards voluntary prepayment of any Loans or any other outstanding amounts under the Finance Documents, provided that:

(1)
the Projection that is due to be adopted on the most recent Recalculation Date (the "relevant Recalculation Date") has been so adopted in accordance with Clause 7 (Projections) unless it has not been so adopted as a result of any failure by any Finance Party to perform its obligations under Clause 7 (Projections);

(2)	the Project Completion Date has occurred; and

(3)	no Event of Default is continuing.

(F)
sixth, at any time after (i) all outstanding Loans under the Tranches have been fully repaid, (ii) the whole of the Aggregate Commitments under Tranche A and Tranche B have been cancelled, and (iii) all outstanding Letters of Credit have been cash covered in an amount equal to 100% of the outstanding amount of each Letters of Credit, in or towards the lawful general corporate purposes of the Borrower.

19.3.3	Any such withdrawals from a Proceeds Account may only be made in the order of priority set out in Clause 19.3.2 so that no withdrawal may be made for a

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purpose set out in any paragraph or sub-clause of Clause 19.3.2 if any amount of a kind referred to in a preceding paragraph or sub clause is due but unpaid.

19.3.4
The Borrower may, at any time, transfer amounts from a Proceeds Account maintained by it which is denominated in any one currency to any other Proceeds Account maintained by it which is denominated in another currency.

19.4	Fulmar Project Costs Account

19.4.1	The Borrower:

(A)
shall maintain an account denominated in dollars for the purpose, among other things, of holding the amounts to be received from the Parent in connection with the Fulmar Project (the "Fulmar Project Costs Account"); and

(B)	shall ensure that at all times the sum standing to the credit of the Fulmar Project Costs Account is not less than the Required Fulmar Balance.

19.4.2
Subject to Clause 19.2 (Withdrawals), the Borrower may withdraw amounts from the Fulmar Project Costs Account at any time for payment of any item of Fulmar Project Costs when the same falls due (provided that the relevant item of Fulmar Project Cost has been provided for in the then current Working Capital Model and the aggregate amount withdrawn for such purpose from the Fulmar Project Costs Account in the Forecast Period of the then current Working Capital Model under this Clause shall not exceed 100% of the aggregate amount of all items of Fulmar Project Costs provided for in that Forecast Period in that current Working Capital Model).  If, at any time, the Fulmar Project Costs Account contains funds in excess of the Required Fulmar Balance, the Borrower may withdraw such excess funds at any time.

19.5	Equity Contribution Account

19.5.1
The Borrower shall maintain an account (the "Equity Contribution Account") denominated in dollars for the purpose, among other things, of holding the amounts to be received from the Parent pursuant to Clause 20.1 (Initial Equity Contribution), Clause 20.2 (Equity Contribution for Tranche A) and Clause  20.3 (Equity Contribution for Cost Overrun).

19.5.2	The Borrower may withdraw amounts standing to the credit of the Equity Contribution Account at the following times and for the following purposes:

(A)
at any time before the Project Completion Date, in or towards payment of any item of Permitted Expenditure required to be incurred in connection with the Project and the achievement of Project Completion when the same falls due (provided that the relevant item of Permitted Expenditure has been provided for in the then current Projection and such amount has not already been withdrawn for such purpose from the Proceeds Account under Clause 19.3.2(A) (Proceeds Accounts) or Clause 19.3.2(D) (Proceeds Accounts) and the aggregate amount withdrawn for such purpose from the Proceeds Accounts and the Equity Contributions Account by the Borrower in any Calculation Period under this Clause,

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Clause 19.3.2(A) (Proceeds Accounts) and Clause 19.3.2(D) (Proceeds Accounts), shall not exceed 100% of the aggregate amount of all items of Permitted Expenditure provided for in the then current Projection in that Calculation Period);

(B)	at any time, in or towards payment of any fees, commission, costs, expenses or accrued interest due but unpaid under the Finance Documents; and

(C)	at any time on or after the Project Completion Date for its lawful general corporate purposes (provided no Default is continuing).

19.6	Cash Collateral Accounts

19.6.1	The Borrower shall:

(A)	maintain accounts (each, a "Cash Collateral Account");

(B)	ensure that each Cash Collateral Account is held with the Account Bank; and

(C)
procure that all amounts of cash cover that it is required to provide under this Agreement (or otherwise elects to provide) in relation to any Letter of Credit are paid into such Cash Collateral Accounts.

19.6.2	Subject to Clause 19.2 (Withdrawals), the Facility Agent may withdraw amounts from the Cash Collateral Accounts maintained by the Borrower at the following times and for the following purposes:

(A)
first, at any time when the aggregate amount standing to the credit of all the Cash Collateral Accounts maintained by the Borrower exceeds the aggregate amount of cash cover that it is required to provide under Clause 6.14 (Reserving requirements) of this Agreement in respect of all Letters of Credit that have been issued, in or towards payment into a Sinking Fund (provided the Borrower has demonstrated to the reasonable satisfaction of the Fronting Bank and the Technical Banks that such withdrawal from the Cash Collateral Account for payment into a Sinking Fund is in respect of a Letter of Credit that has been repaid in full or will be repaid in full simultaneously with such withdrawal); and

(B)	second, at any time following a request from the Borrower when:

(1)	no Event of Default has occurred and is continuing;

(2)
the aggregate amount standing to the credit of all the Cash Collateral Accounts maintained by the Borrower exceeds 100% of the aggregate outstanding amount of all Letters of Credit that have been issued;

(3)	all outstanding Loans under the Tranches have been fully paid or will be fully repaid with the proceeds of such withdrawal; and

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(4)	the whole of the Aggregate Commitments under Tranche A and Tranche B have been cancelled,

in or towards payment to the Borrower for its lawful general corporate purposes.

19.6.3	The Borrower will not, at any time, make any withdrawals from the Cash Collateral Accounts.

19.7	Hedging Agreement Account

19.7.1
The Borrower shall maintain an account (the "Hedging Agreement Account") denominated in dollars for the purpose, of holding the amounts to be received from the Parent pursuant to Clause 20.5.1 (Hedging Costs and Payments).

19.7.2
Subject to Clause 19.2 (Withdrawals), the Borrower may withdraw amounts from the Hedging Agreement Account (i) in or towards payment to the counterparty(ies) to the relevant Hedging Agreement(s) as the relevant Hedging Costs and/or Hedging Termination Payments fall due for payment or (ii) in accordance with Clause 20.5.2 (Hedging Costs and Payments).

19.8	Administration and miscellaneous

19.8.1
The Borrower shall provide the Facility Agent and/or the Security Trustee and any of their representatives with access on reasonable notice and during normal business hours to review the books and records of the Project Accounts.  The Account Bank must, and the Borrower authorises the Account Bank to, give the Facility Agent, the Security Trustee and their representatives unrestricted access to review such books and records held by the Account Bank.

19.8.2
The Account Bank must provide to the Facility Agent, the Security Trustee and the Borrower, not less than five Business Days after the end of each month, a full statement of all payments into and from the Project Accounts.

19.8.3
The Obligors must, within three Business Days of demand, indemnify the Account Bank against any cost, loss or liability incurred by the Account Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as the Account Bank under or in connection with the Finance Documents.

19.8.4
Except where this Agreement specifically provides otherwise, no Obligor may exercise any right which it may have under any applicable law to direct the Account Bank to transfer any amount standing to the credit of a Project Account to it or to its order.  The Account Bank must notify the Facility Agent and the Security Trustee if any Obligor purports to exercise any such right.

19.8.5	The Account Bank will not be under any obligation to enquire as to the purpose of any withdrawal from a Project Account.

19.8.6	The Account Bank must notify the Facility Agent promptly if it becomes aware of the occurrence of a Default.

19.8.7	The Account Bank may not be required to act in a manner inconsistent with the Finance Documents.

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19.8.8
Each sum credited to a Project Account will, from the time it is credited until the time it is withdrawn, bear interest at such rate as the Borrower may from time to time agree with the Account Bank.  Such interest will be credited to the relevant Project Account.

19.9	Security

19.9.1
The Borrower shall, to the extent that such Security has not been effected under the terms of an existing Security Document, enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of creating Security over each of the Project Accounts maintained by it (and the sums standing to the credit of such Project Accounts) in favour of the Security Trustee and deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.  Such Security must be granted and each such legal opinion or other document must be delivered:

(A)
(in the case of any Project Account which (a) is in existence on the date of this Agreement or (b) is to be opened on or before the date of issue of the first Utilisation Request under this Agreement) pursuant to Clause 4.1 (Initial conditions precedent) on or before the date on which the first Utilisation Request is issued; and

(B)	(in the case of any other Project Account) on the date on which such Project Account is opened.

19.9.2
The Account Bank consents to the grant of such Security and on the date on which such Security is granted in favour of the Security Trustee, the Account Bank shall be deemed to have acknowledged that it has received notice of such Security over each Project Account that is the subject of such Security.

19.9.3
The Account Bank acknowledges that is not entitled to, and undertakes not to, claim or exercise any lien, right of set-off, right to combine or consolidate accounts or any other right, remedy or security over, against or with respect to any Project Account (save to set-off transaction fees incurred by it in exercise of its obligations under this Agreement) or moneys standing to the credit of any Project Account or in the course of being credited to it without the consent of the Security Trustee.

19.9.4	The Account Bank confirms that it has received no other notice of any Security in respect of any Project Account in favour of any person other than the Security Trustee.

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PARENT SUPPORT UNDERTAKINGS

20.	PARENT SUPPORT UNDERTAKINGS

20.1	Initial Equity Contribution

The Parent undertakes to the Borrower and the Finance Parties that the Initial Equity Contribution shall be paid in full into the Equity Contribution Account on or prior to the delivery of the first Utilisation Request.

20.2	Equity Contribution for Tranche A

In the event that on any date (such date being the "relevant date") prior to Project Completion there is a reduction in the Tranche A Borrowing Base Amount as compared with the Tranche A Borrowing Base Amount as at the Financial Closing Date, then within two Business Days of such reduction in the Tranche A Borrowing Base Amount occurring, the Parent shall fund into the Equity Contribution Account an amount equal to the difference between (i) the highest Tranche A Borrowing Base Amount for any Calculation Period shown in the Initial Projection and (ii) the amount which would have been the highest Tranche A Borrowing Base Amount for any Calculation Period if a Projection was to be prepared as at the relevant date if the same had been calculated with an oil price which is the higher of (x) the actual oil price that would have been used if that Projection was to be prepared as at the relevant date in accordance with the terms of Clause 7 (Projections) and (y) $40 per barrel.

20.3	Equity Contribution for Cost Overrun

20.3.1
In the event that at any time prior to Project Completion the Technical Banks determine that there is any Cost Overrun, the Parent shall promptly fund amounts into the Equity Contribution Account such that the balance standing to the credit of the Equity Contribution Account is equal to or more than the Tranche B Required Amount.

20.3.2
In the event that at any time after Project Completion the Technical Banks determine that additional capital expenditure with respect to the Project is required to be incurred by the Borrower (due to additional capital works programme to be undertaken which were not included in the Field Development Plan relating to the Huntington Petroleum Field as originally approved by DECC), the Parent shall fund such additional capital expenditure as and when the same falls due.

20.3.3
To the extent that the aggregate of (i) the undrawn portion of the Tranche B Maximum Amount and (ii) the amounts provided by the Parent into the Equity Contribution Account under Clause 20.3.1 are insufficient for any Cost Overrun (any such insufficient amount being referred to as the "excess amount") when the same falls due, the Parent shall fund such excess amount as and when the same falls due.

20.4	Reserving requirement

20.4.1	Upon the occurrence of an Event of Default, the Parent shall ensure that cash cover is promptly provided into the Cash Collateral Account in relation to each

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Letter of Credit in an amount equal to 100% of the outstanding amount of that Letter of Credit.

20.4.2
If a Utilisation Request is deemed to be issued pursuant to Clause 6.8 (Loans to cover demands) in respect of a Letter of Credit, the Parent shall ensure that cash cover is promptly provided into the Cash Collateral Account in relation to that Letter of Credit in an amount equal to 100% of the outstanding amount of that Letter of Credit.

20.5	Hedging Costs and Payments

20.5.1
The Parent undertakes to the Borrower and the Finance Parties that all Hedging Costs and Hedging Termination Payments payable by the Borrower under any Hedging Agreement that has been entered into for the purposes of implementing the Hedging Policy shall be paid by the Parent into the Hedging Agreement Account on or prior to the same falling due.

20.5.2
In the event that a refinancing or restructuring of any outstanding Hedging Agreements entered into pursuant to this Agreement which is permitted under this Agreement results in a Hedging Termination Payment payable to the Borrower, such payment may be applied by the Borrower in repayment of any subordinated Financial Indebtedness or as a dividend or distribution due to the Parent (provided no Default has occurred and is continuing) or transferred to the Equity Contribution Account.

20.6	Fees

The Parent undertakes to the Borrower and the Finance Parties that prior to the Project Completion Date any fees, commission, costs, expenses or accrued interest due under the Finance Documents shall be paid by the Parent when the same falls due unless such fees, commission, costs, expenses or accrued interest have already been paid by the Parent through its contribution towards the Initial Equity Contribution.

20.7	Fulmar Project Cost

The Parent undertakes to the Borrower and the Finance Parties that all Fulmar Project Costs shall be paid by the Parent into the Fulmar Project Costs Account such that on any date the sum standing to the credit of the Fulmar Project Costs Account is not less than the Required Fulmar Balance.

20.8	Existing Borrowing Base Facility

20.8.1
The Parent shall supply to the Facility Agent, at the same time as the same is submitted (and in any event on a quarterly basis), a copy of the compliance certificate that it provides to the lenders under the Existing Borrowing Base Facility Agreement.

20.8.2
The Parent shall supply to the Facility Agent, as soon as reasonably practicable after the adoption of a new projection under the Existing Borrowing Base Facility Agreement, a report providing up to date details of the borrowing base amount and the outstanding utilisations under the Existing Borrowing Base Facility Agreement.

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20.9	Waiver of defences

The obligations of the Parent under this Clause 20 (Parent Support Undertakings) will not be affected by (and the intention of the Parent is that its obligations shall continue in full force and effect notwithstanding) any act, omission, matter or thing which, but for this Clause 20.9, would reduce, release or prejudice any of its obligations under this Clause 20 (Parent Support Undertakings) (without limitation and whether or not known to it or any Finance Party) including:

20.9.1	any time, waiver or consent granted to, or composition with, any Obligor or any other person;

20.9.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

20.9.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

20.9.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

20.9.5
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

20.9.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

20.9.7	any insolvency or similar proceedings.

20.10	Nature of payments made by Parent.

Each amount paid by the Parent pursuant to this Clause 20 (Parent Support Undertakings) or Clause 24.2(Liquidity) shall be subordinated pursuant to the Subordination Deed.

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REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

21.1	Timing and repetition

21.1.1
The Borrower, or (where a representation refers to (i) "any Obligor", (ii) "no Obligor", (iii) "the Obligors", (iv) "each Obligor" or (v) "the Parent" and "the Borrower") each Obligor makes the representations and warranties set out in this Clause 21 (Representations) (other than the representations and warranties set out in Clause 21.9 (No filing or stamp taxes), Clause 21.13 (Monthly Reports), Clause 21.14 (Projections), Clause 21.15 (Working Capital Model) and Clause 21.21 (Security)) to each Finance Party on the date of this Agreement.

21.1.2
Each Obligor makes the representation and warranty set out in Clause 21.21 (Security) to each Finance Party on each date on which a Security Document is entered into with respect to that Security Document.

21.1.3
Each Obligor makes the representation and warranty set out in Clause 21.9 (No filing or stamp taxes) to each Finance Party on each date on which a Finance Document is entered into with respect to that Finance Document.

21.1.4
Each Obligor makes the representation and warranty set out in Clause 21.13 (Monthly Reports) to each Finance Party on each date on which a Monthly Report is delivered to the Facility Agent with respect that Monthly Report.

21.1.5
Each Obligor makes the representation and warranty set out in Clause 21.14 (Projections) to each Finance Party on each date on which a Projection is adopted pursuant to Clause 7 (Projections) with respect to that Projection.

21.1.6	Each Obligor makes the representation and warranty set out in Clause 21.15 (Working Capital Model) to each Finance Party;

(A)	on the date on which the Initial Working Capital Model is delivered to Facility Agent with respect to the Initial Working Capital Model; and

(B)	on each date on which a Working Capital Model is delivered to Facility Agent with respect to that Working Capital Model.

21.1.7
The Repeating Representations are deemed to be made by each Obligor to each Finance Party by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the first day of each Interest Period and on each Reduction Date.

21.2	Status

21.2.1	Each Obligor is a corporation, duly incorporated and validly existing as a limited liability company under the laws of that Obligor's jurisdiction of incorporation.

21.2.2	The Borrower and (so far as it concerns the Project) the Parent has the power to own its assets and to carry on its business as it is being conducted.

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21.3	Binding obligations

21.3.1
The obligations expressed to be assumed by each Obligor in the Transaction Documents to which that Obligor is a party are (subject to any general principles of law limiting that Obligor's obligations generally which are referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) legal, valid, binding and enforceable obligations.

21.3.2	The obligations expressed to be assumed by each Obligor in the Drop-Down Documents to which it is a party are legal, valid, binding and enforceable obligations.

21.4	Non-conflict with other obligations

21.4.1	The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any agreement or instrument binding upon it or any of the its assets in any respect which would, or would be reasonably likely to, have a Material Adverse Effect.

21.4.2	The entry into and performance by each Obligor of, and the transactions contemplated by, the Project Documents to which it is a party do not and will not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents of; or

(C)	any agreement or instrument binding upon it or its assets,

(in each case) in any respect which would, or would be reasonably likely to, have a Material Adverse Effect.

21.5	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

21.6	Authorisations

21.6.1	All Authorisations required to:

(A)	enable each Obligor to lawfully enter into and exercise its rights and comply with its obligations under the Finance Documents to which it is a party;

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(B)	ensure the legality, validity or enforceability of the Finance Documents to which each Obligor is a party; and/or

(C)	make the Finance Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

(in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

21.6.2	All material Authorisations required to:

(A)	enable each Obligor to lawfully enter into and exercise its rights and comply with its obligations under the Project Documents to which it is a party;

(B)	ensure the legality, validity or enforceability of the Project Documents to which each Obligor is a party; and/or

(C)	make the Project Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

(in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

21.6.3
All material Authorisations required to enable each of the Borrower and (so far as it concerns the Project) the Parent to carry out its business and operations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

21.6.4	No steps have been taken which are likely to lead to

(A)	the revocation, termination or suspension of any Authorisation referred to in Clauses 21.6.1 21.6.2 or 21.6.3 which has been granted or

(B)	any material and adverse variation of any such Authorisation.

21.7	Governing law and enforcement

Subject to any general principles of law limiting the obligations of each Obligor which are referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent):

21.7.1	the chosen law of each of the Finance Documents to which that Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

21.7.2
the submission by it to the jurisdiction of the courts of England under any relevant Finance Document to which it is a party is legal, valid and binding under the law of its jurisdiction of incorporation.

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21.7.3	any judgment obtained in the jurisdiction of the chosen law of a Finance Document to which that Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

21.8	Tax

21.8.1	No Obligor is required to make any deduction for or on account of Tax from any payment it may make under a Finance Document.

21.8.2	The Borrower has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

21.9	No filing or stamp taxes

Except as provided for in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), under the law of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.10	No default

21.10.1	Except as disclosed under Clause 22.2 (Information: Notification of default), no Default is continuing or might reasonably be expected to result from the making of any Utilisation.

21.10.2
No other event or circumstance is outstanding which constitutes a default under any agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which would, or would be reasonably likely to, have a Material Adverse Effect.

21.11	Pari passu ranking

The claims of the Finance Parties under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any insolvency, liquidation or other similar laws of general application.

21.12	Financial statements

21.12.1	The audited financial statements, or as the case may be, the audited consolidated financial statements, most recently delivered to the Facility Agent:

(A)	were prepared in accordance with IFRS/GAAP consistently applied;

(B)	fairly represent the financial condition and operations (consolidated if applicable) of the relevant entity(ies) to which those financial statements relate during the relevant financial year; and

(C)	have not been qualified in any adverse manner,

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except, in the case of (A) or (B), as disclosed to the contrary in those financial statements.

21.12.2
There has been no change in its business, assets or financial condition since the date as of which the most recent financial statements were prepared which would, or would be reasonably likely to, have a Material Adverse Effect (where, for these purposes, the "most recent financial statements" means the audited financial statements, or as the case may be, the audited consolidated financial statements, most recently delivered to the Facility Agent under this Agreement).

21.13	Monthly Reports

21.13.1
The estimates, forecasts and financial projections contained in the Monthly Report most recently delivered to the Facility Agent have been prepared with due care and attention on the basis of recent historical information and assumptions which it considers to be reasonable.

21.13.2
The factual information contained in the Monthly Report most recently delivered to the Facility Agent was in all material respects accurate, and not misleading, as at the date such Monthly Report was prepared.

21.13.3
Each expression of opinion or intention in the Monthly Report most recently delivered to the Facility Agent has been made in good faith, with due care and after careful consideration and enquiry and on the basis of assumptions it considers to be reasonable.

21.14	Projections

21.14.1	The then current Projection:

(A)	is based on assumptions it considers to be reasonable;

(B)	is consistent with the provisions of the Transaction Documents in all material respects;

(C)	(to the extent prepared by the Borrower) has been prepared in good faith and with due care; and

(D)	fairly represents the Borrower's expectations as at the date the Projection is produced and adopted,

except, in the case of Clauses 21.14.1(A) and (D), to the extent its assumptions and expectations differ from those of the Technical Banks, the Modelling Bank or the Majority Lenders.

21.14.2	The Computer Model:

(A)	is consistent with the provisions of the Transaction Documents in all material respects; and

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(B)	is accurate and does not contain any error which would render any information produced by the Computer Model misleading in any material respect.

21.14.3	All information provided by, or on behalf of, the Borrower for the purposes of preparing the then current Projection:

(A)	in the case of any factual information was true in all material respects as at the date it was provided;

(B)	did not, when provided, omit any information which, if disclosed, would make such information untrue or misleading in any material respect; and

(C)	has been prepared and provided in good faith and with due care on the basis of recent historical information and assumptions which it considers to be reasonable.

21.15	Working Capital Model

The Relevant Working Capital Model:

21.15.1	is based on assumptions the Obligors consider to be reasonable;

21.15.2	has been prepared in good faith and with due care;

21.15.3	fairly represents the Obligors' expectations as at the date the Relevant Working Capital Model is produced; and

21.15.4
did not, when delivered to the Facility Agent, omit any information which, if disclosed, would make the information included in the Relevant Working Capital Model untrue or misleading in any material respect.

21.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which would reasonably be expected to be adversely determined and, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor.

21.17	Environmental compliance

21.17.1
All material Environmental Licences required in connection with each Petroleum Asset in which the Borrower and/or the Parent (in relation to its ownership of the Project) have an interest or the use, possession, ownership, exploration, development, construction, operation and/or exploitation of such Petroleum Asset or the production, transportation and/or sale of Petroleum from such Petroleum Asset, in each case, have been obtained or effected by the Borrower and the Parent (in relation to its ownership of the Project) and are in full force and effect or will be obtained or effected by the Borrower and the Parent (in relation to its ownership of the Project) and will be in full force and effect by the date on which they are required; and the Borrower and the Parent in relation to its ownership of

Index

the Project, and (to the best of its knowledge and belief) each other party to the Project Documents, has at all times complied with all such Environmental Licences in all material respects with respect to any Petroleum Asset in which the Borrower and/or the Parent (in relation to its ownership of the Project) have an interest.

21.17.2
The Borrower and the Parent in relation to its ownership of the Project, and (to the best of its knowledge and belief) each other party to the Project Documents, has at all times complied, in all material respects, with all Environmental Laws applicable to:

(A)	each Petroleum Asset in which the Borrower and/or the Parent (in relation to its ownership of the Project) have an interest;

(B)	the use, possession, ownership, exploration, development, construction, operation and/or exploitation of such Petroleum Asset; or

(C)	the production, transportation and/or sale of Petroleum from such Petroleum Asset.

21.17.3	To the best of its knowledge and belief there is no material Environmental Contamination.

21.17.4
To the best of its knowledge and belief, there are no material Environmental Claims current, pending or threatened, against the Borrower or the Parent (in relation to its ownership of the Project) or connected with any Petroleum Asset in which the Borrower or the Parent (in relation to its ownership of the Project) has an interest.

21.18	Project and Project Documents

21.18.1	The Project Documents:

(A)	are or shall be, from the date they are entered into, in full force and effect in all material respects; and

(B)
contain no restrictions, covenants and conditions that would, in any material respect, adversely affect the use, possession, ownership, exploration, development, construction, operation and/or exploitation of the Development Asset (and/or the Petroleum fields comprised therein) in the manner contemplated by the Finance Documents, the Project Documents that have been provided to the Lenders, the then current Projection and the Monthly Report most recently delivered to the Facility Agent under this Agreement.

21.18.2	No Obligor is in material default under any Project Document and, to the best of its knowledge and belief, no other party to any Project Document is in material default thereunder.

21.18.3
All material Authorisations that are required in connection with the use, possession, ownership, exploration, development, construction, operation, and/or exploitation of the Development Asset (and/or the Petroleum fields comprised

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therein) as contemplated by the Finance Documents, the Project Documents that have been provided to the Lenders, the then current Projection and the Monthly Report, most recently delivered to the Facility Agent (in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

21.18.4
No steps have been taken which are likely to lead to the revocation, termination or suspension of any Authorisation referred to in Clause 21.18.3 which has been granted or to any material and adverse variation of any such Authorisation.

21.18.5
The Parent or (on and from the point at which it becomes a licensee under licence number P.1114) the Borrower along with its joint venture partners have sufficient access to and the right to use, all assets necessary for the use, possession, ownership, exploration, development, construction, operation and/or exploitation of the Development Asset (and/or the Petroleum fields comprised therein) as contemplated by the Finance Documents, the then current Projection and the Monthly Report most recently delivered to the Facility Agent under this Agreement.

21.18.6
The Parent or (on and from the point at which it becomes a licensee under licence number P.1114) the Borrower is the absolute legal and beneficial owner of the Development Asset (and/or the Petroleum fields comprised therein) free from any Security or other interest of any kind other than (i) any Security permitted pursuant to Clause 23.3 (Negative pledge) and (ii) the interests (if any) of any co-venturers under the Project Documents.

21.18.7
The Borrower is not under any obligation (other than under this Agreement) to create any Security over all or any part of the Project save for any Security permitted pursuant to Clause 23.3 (Negative pledge).

21.18.8	Each copy of a Project Document delivered to the Facility Agent by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.

21.18.9
The Finance Parties have been provided with copies or details of all material documents and contracts relating to the Project and no other agreements or arrangements exist which would materially affect:

(A)
the transactions or arrangements contemplated by the Finance Documents, the Project Documents that have been provided to the Lenders, the then current Projection and the Monthly Report most recently delivered to the Facility Agent under this Agreement; or

(B)	the then current Projection and the Assumptions therein.

21.19	Ownership

21.19.1	The Borrower is a directly and wholly owned Subsidiary of the Parent.

21.19.2	The Borrower does not own any Subsidiaries.

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21.19.3	The Borrower owns or is a licensee of all data, software and systems or intellectual property rights necessary for it to carry on any part of its business.

21.20	Information Package

21.20.1
To the best of its knowledge and belief the factual information prepared by, or on behalf of, any Obligor and contained in the Information Package was in all material respects accurate, and not misleading, as at the date it was provided or as at the date (if any) at which it is stated to be given; and to the best of its knowledge and belief, any other factual information contained in the Information Package was in all material respects accurate and not misleading as at the date it was provided or as at the date (if any) at which it is stated to be given.

21.20.2
To the best of its knowledge and belief the Information Package contains all information regarding each Obligor, the Development Asset and the Transaction Documents which is material as at its date or as at the date (if any) at which it is stated to be given.

21.20.3
The estimates, forecasts and financial projections contained in the Information Package that have been prepared by, or on behalf of, any Obligor, have been prepared, to the best of its knowledge and belief in good faith and with due care on the basis of recent historical information and assumptions it considers to be reasonable.

21.20.4
Each expression of opinion or intention made by, or on behalf of, any Obligor and contained in the Information Package has been made in good faith, with due care and after careful consideration and enquiry and on the basis of assumptions it considers to be reasonable.

21.20.5
To the best of its knowledge and belief the Information Package did not, when provided to the Lenders, omit any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.

21.21	Security

21.21.1
Each Obligor is the legal and beneficial owner of the assets over which Security is purported to be given under such Security Document and subject to any qualifications as to matters of law set out in any legal opinions delivered in relation to such Security Document or any required registration thereof, such Security Document:

(A)	confers the Security of the type it purports to create over the assets over which such Security is purported to be given and such Security is first ranking; and

(B)	is:

(1)	valid and enforceable against that Obligor and its Insolvency Officer and creditors; and

(2)	not capable of being avoided or set aside, whether in that Obligor's winding up, administration, dissolution or otherwise.

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21.21.2
No Security (or agreement to create the same) exists over any of the Borrower's assets or over any of the Parent's assets which Security has been, or is purported to be, constituted under any Security Document, in each case, save for any Security permitted pursuant to Clause 23.3 (Negative pledge).

21.21.3	To the extent that a Security Document creates, or purports to create, Security over any shares:

(A)	such shares are free from any restrictions as to transfer or registration (including pursuant to the creation or enforcement of any Security);

(B)	such shares are fully paid up and are not otherwise subject to any calls or other liability to pay money;

(C)	such shares are not subject to any option to purchase or similar rights; and

(D)
there are no agreements or other arrangements in place which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, the share or loan capital of the relevant member of the Group that has issued such shares (including any option or right of pre-emption or conversion).

21.22	No immunity

Neither any Obligor nor any of the assets of that Obligor is entitled to any right of immunity in that Obligor's jurisdiction of incorporation.

21.23	Compliance with Laws

Each Obligor is in compliance in all material respects with all applicable laws and regulations.

21.24	Insurances

All Insurances which are at any time required to be maintained or effected by the Borrower pursuant to the Finance Documents are in full force and effect at that time, and to the best of the Borrower's knowledge and belief, no event or circumstances has a fact, which would in either case entitle the insurer under those Insurances to avoid its liability or otherwise reduce its liability.

21.25	Overseas Obligor

The Parent, which is not incorporated under the laws of any part of the United Kingdom, represents that it has registered an establishment in the UK at Companies House under its name and confirms that its UK establishment number is BR007271.

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22.	INFORMATION UNDERTAKINGS

22.1	Financial statements

22.1.1	The Borrower shall supply to the Facility Agent:

(A)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited financial statements for each of its financial years; and

(B)	as soon as the same become available, but in any event within 45 days after the end of each of its financial quarters, its unaudited management accounts for that quarter.

22.1.2	Each financial statement supplied under this Clause 22.1 (Financial statements) must include income statements, cash flows and balance sheets (or an appropriate equivalent).

22.1.3
Each set of financial statements delivered by the Borrower pursuant to Clause 22.1 (Financial statements), shall be certified by a director of the Borrower as giving a true and fair view (if audited) of the Borrower on its behalf as fairly representing (if unaudited) its financial condition as at the date as at and for the period ending on which those financial statements were drawn up.

22.1.4	The Borrower shall procure that each set of financial statements and management accounts delivered pursuant to Clause 22.1 (Financial statements) is:

(A)	prepared using GAAP/IFRS; and

(B)	gives a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.

22.2	Information: Notification of default

22.2.1
Each Obligor shall notify the Facility Agent of any Default or any event which has or would in its reasonable opinion have a Material Adverse Effect (and the steps, if any, being taken to remedy any of the foregoing) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by the other Obligor).

22.2.2
As soon as practicable upon a request by the Facility Agent the Borrower shall supply to the Facility Agent a certificate signed by a director on behalf of the Borrower (but without personal liability) certifying that no Default is continuing (or if a Default is continuing, specifying the relevant Default and the steps, if any, being taken to remedy it).

22.2.3
Each Obligor shall allow any representative of the Facility Agent and/or the Technical Bank, upon reasonable notice following the occurrence of a Default, to have access to and to inspect any and all books, records and other relevant data or information in the possession of, or available to, such Obligor during regular business hours.

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22.3	Information: Monthly Report

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requires) by the 5th Business Day after the end of each calendar month that ends on or before the Project Completion Date, an up-to-date Monthly Report.

22.4	Working Capital Model

22.4.1
No earlier than 15 Business Days before, and no later than five Business Days before each Quarter End Date, the Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requires) a Working Capital Model relating to that Quarter End Date.

22.4.2
To the extent costs and expenditures based on management estimates have been included as items of Total Borrower Uses for the purposes of the Working Capital Model most recently delivered to the Facility Agent, the Borrower shall notify the Facility Agent within 10 days of such costs and expenditures being approved by the joint operating committee in the budget in respect of the Development Asset provided that as a result of such budgetary approval the Total Borrower Uses (or any part thereof) in that Working Capital Model is projected to rise by $5,000,000 or more (or the equivalent amount in one or more other currencies).

22.4.3
The Borrower shall promptly upon request by the Lenders (acting through the Facility Agent) provide all such information as may be reasonably required for the purposes of demonstrating compliance with Clause 24.2 (Liquidity).

22.5	Information: ad hoc

The Borrower must, supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests):

22.5.1	all documents dispatched by it to its shareholders (or any class of them) in their capacity as shareholders or its creditors generally at the same time as they are dispatched;

22.5.2
promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending in connection with the Project (or any activity relating thereto) or the Borrower;

22.5.3
no later than 45 days after each Recalculation Date, a cashflow reconciliation for withdrawals from the Project Accounts during the most recent Calculation Period demonstrating compliance with Clause 19.3 (Proceeds Accounts) to Clause 19.7 (Hedging Agreement Account);

22.5.4	promptly upon receipt of the same, a copy of any notice of material default (howsoever called) served upon any Obligor under any Project Document;

22.5.5	promptly upon becoming aware of the same, details of the occurrence of any material default (howsoever called) under any Project Document;

22.5.6	promptly upon becoming aware of the same, the details of any event or circumstance which has resulted in the suspension or interruption of the Project

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or resulted in the production, recovery or transportation of Petroleum derived from the Project being suspended or interrupted for a period of 30 days or more;

22.5.7	promptly upon becoming aware of the same, details of any potential or actual material claim or any other material dispute under any Project Document;

22.5.8
promptly upon becoming aware of the same, details of (i) any incident involving any material physical damage to any part of any facilities or infrastructure connected with the Project and (ii) any proposal for reinstatement;

22.5.9
promptly upon becoming aware of the same, any other information (to the extent not otherwise covered pursuant to the other provisions of this Clause 22.5 (Information:  ad hoc)) relating to the Project or any Obligor that could reasonably be expected to have a Material Adverse Effect on any Obligor or to impose any additional material liability on any Obligor or to change any Assumption in the then current Projection (in a material respect);

22.5.10	promptly upon request by the Facility Agent, certified copies of any Authorisation referred to in Clause 23.1 (Authorisations);

22.5.11	promptly upon becoming aware of the same notify the Facility Agent of:

(A)
any material Environmental Claim connected with any Petroleum Asset in which the Borrower or the Parent (in relation to its ownership of the Project) has an interest or any activity relating to the Project, in each case, which is current, or to its knowledge, pending or threatened;

(B)
any circumstances reasonably likely to result in a material Environmental Claim connected with any Petroleum Asset in which the Borrower or the Parent (in relation to its ownership of the Project) has an interest or any activity relating to any Petroleum Asset;

(C)	any material Environmental Contamination;

22.5.12	promptly upon request by the Facility Agent, a copy of any Project Document;

22.5.13
promptly upon entering into any new Project Document or any material modification of any Project Document, details of that Project Document or material modification, in each case, together with copies of any documents relating thereto; and

22.5.14	promptly upon receipt of the same (a) the policy, certificate or cover note relating to any Agreed Insurance and (b) the receipt for the payment of any premium for any Agreed Insurance;

22.5.15
promptly, such further information relating to the Project, the Agreed Insurances, any Sinking Fund, the Monthly Report, the Working Capital Model, the Project Documents, the Borrower's forecast of production, investments and revenues or the financial condition, business and operations of any Obligor, in each case, as any Finance Party (through the Facility Agent) may reasonably request;

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22.5.16
as soon as reasonably practicable (and in any event no later than 30 days) after preparation or receipt by it of the same, copies of development and production reports, forecasts, budgets (or updates thereof), development programmes, authorities for expenditure and/or other reports relating to the Development Asset prepared by it or the operator of the relevant Petroleum field comprised in the Development Asset;

22.5.17
as soon as reasonably practicable following a request by the Facility Agent, a copy of any minutes of meetings, reports (including development and production reports the Borrower is permitted to request under the terms of any joint operating agreements) or budgets in respect of the Project prepared by the operator of the Huntington Petroleum Field or any operating committee or technical committee thereof;

22.5.18	not less than 14 days before the Borrower enters into any agreement or arrangement to dispose or acquire any material asset, details of such agreement or arrangement;

22.5.19
prior to the Fulmar Disposal, as early as practicable (having regard to circumstances such as an emergency and a rig on standby) prior to exercising any voting and/or other rights as it may have under the project documents in respect of the Fulmar Project (and the Fulmar Petroleum Field comprised therein), details of how it proposes to exercise such voting and/or other rights where the same might reasonably be considered to be relevant to the interest of the Lenders;

22.5.20
as early as practicable (having regard to circumstances such as an emergency and a rig on standby) prior to exercising any voting and/or other rights as it may have under the project documents in respect of the Project (and the Huntington Petroleum Field comprised therein), details of how it proposes to exercise such voting and/or other rights where the same might reasonably be considered to be relevant to the interest of the Lenders;

22.5.21
prior to the Fulmar Disposal, promptly following a request by the Facility Agent, a copy of any minutes of meetings, reports or budgets in respect of the Fulmar Project prepared by the operator of the Fulmar Petroleum Field or any operating committee or technical committee thereof where the same might reasonably be considered to be relevant to the interest of the Lenders;

22.5.22
promptly upon becoming aware of them, the details of any updated calculation of the level of security required to be provided under the Decommissioning Agreement or the Field Security Agreement if it increases the security required to be posted thereunder;

22.5.23	promptly upon becoming aware of them, the details of any adverse change in any estimated abandonment, tax or royalty liabilities; and

22.5.24
promptly upon becoming aware of the same, the details of any interruption or suspension of the production, recovery or transportation of any Petroleum derived from or relating to the Project for a continuous period of 15 days (or more) the effects of which have not been taken into account and reflected in the then current Projection.

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22.6	Information: Reserves Reports

22.6.1	The Borrower shall procure that a Reserves Report is commissioned, at its expense, and prepared:

(A)	on an annual basis for the purposes of the Projections to be adopted in accordance with Clause 7 (Projections) (which Reserves Report shall be prepared as of 1 January of each year);

(B)
if the Facility Agent (acting on instructions of the Majority Lenders) so requests in connection with the preparation and adoption of any new Projection pursuant to Clause 7 (Projections) where the Majority Lenders (acting reasonably) are of the opinion that if a new Reserves Report were to be prepared, it is likely to include data, analyses or other information which is different from that contained in the latest Reserves Report delivered under this Agreement in one or more material respects; and

(C)	if the Technical Banks so request no earlier than 40 Business Days before and no later than 30 Business Days before the anticipated Project Completion Date.

22.6.2	The Borrower shall use its reasonable endeavours to ensure that each Reserves Report which is commissioned and prepared:

(A)
pursuant to Clause 22.6.1(A), is delivered to the Technical Banks and the Modelling Bank on or before 15 February (or, in case of calendar year 2011, 15 March) to occur after the 1 January as of which that Reserves Report is to be prepared;

(B)	pursuant to Clause 22.6.1(B), is delivered to the Technical Banks and the Modelling Bank within 30 days of the same being required by the Majority Lenders; and

(C)	pursuant to Clause 22.6.1(C), is delivered to the Technical Banks and the Modelling Bank within 30 days of the same being required by the Technical Banks.

22.6.3
The Borrower shall ensure that each Reserves Report that is prepared pursuant to this Clause 22.6 (Information: Reserves Reports) is addressed to the Technical Banks, the Modelling Bank, the Security Trustee and the Finance Parties in a manner which ensures that the Independent Reserves Engineer owes a duty of care to the Technical Banks, the Modelling Bank, the Security Trustee and the Finance Parties.

22.6.4
The Borrower shall prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Technical Banks on or before 15 August in each year (or, in case of calendar year 2011, 15 September) (unless a Reserves Report is scheduled pursuant to Clause 22.6.2 to be delivered to the Technical Banks within two months of such date).

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22.7	Information: insurance certificates

The Borrower shall procure that its insurance adviser, broker or provider issues, on (i) the Construction All Risk Back Stop Date, and (ii) an annual basis on such date as may be determined by the Facility Agent (acting reasonably), a certificate (in form and substance satisfactory to the Facility Agent (acting reasonably)) which confirms, among other things, (i) that the Borrower is in compliance with its obligations under Clause 23.9 (Insurance) and (ii) the level and adequacy of the insurances that have been effected with respect to the Borrower and its business and activities (including those relating to the Project).

22.8	Use of websites

22.8.1
Each Obligor may satisfy its obligation under a Finance Document to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the "Designated Website") if:

(A)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)	the information is in a format previously agreed between the Borrower and the Facility Agent.

22.8.2
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

22.8.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(A)	the Designated Website cannot be accessed due to technical failure;

(B)	the password specifications for the Designated Website change;

(C)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(E)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

22.8.4
If the Borrower notifies the Facility Agent under Clause 22.8.3(A) or 22.8.3(E), all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility

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Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

22.8.5
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten Business Days.

22.9	"Know your customer" checks

22.9.1	If:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)	any change in the status of an Obligor after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer,

obliges any Administrative Finance Party or any Lender (or, in the case of Clause 22.9.1(C), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Administrative Finance Party or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Administrative Finance Party (for itself or, in the case of the Facility Agent, on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 22.9.1(C), on behalf of any prospective new Lender) in order for such Administrative Finance Party, such Lender or, in the case of the event described in Clause 22.9.1(C), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.9.2
Each Lender shall promptly upon the request of any Administrative Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Administrative Finance Party (for itself) in order for such Administrative Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.	GENERAL UNDERTAKINGS

23.1	Authorisations

23.1.1	Each Obligor shall, promptly obtain, comply with and do all that is necessary to maintain in full force and effect each Authorisation required under any law or regulation to:

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(A)	enable it to lawfully enter into, and exercise its rights and comply with its obligations under, the Finance Documents to which it is a party;

(B)	ensure the legality, validity or enforceability of the Finance Documents to which it is a party; and/or

(C)	make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation.

23.1.2	Each Obligor shall, promptly obtain, comply with and do all that is necessary to maintain in full force and effect each material Authorisation required under any law or regulation to:

(A)	enable it to lawfully enter into, and exercise its rights and comply with its obligations under, the Project Documents to which it is a party;

(B)	ensure the legality, validity or enforceability of the Project Documents to which it is a party; and/or

(C)	make the Project Documents to which it is a party admissible in evidence in its jurisdiction of incorporation.

23.2	Compliance with laws

Each Obligor shall, comply in all material respects with all laws applicable to it, the Project or any activity relating to the Project.

23.3	Negative pledge

23.3.1	Except as provided in Clause 23.3.3, the Borrower may not create or permit to subsist any Security over any of its assets.

23.3.2	Except as provided in Clause 23.3.3, the Borrower may not:

(A)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(B)	dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.3.3	Clauses 23.3.1 and 23.3.2 shall not apply to:

(A)	any Security constituted by any Security Document;

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(B)	any Security comprising a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements which has the effect of netting debit and credit balances;

(C)
any Security (i) granted by the Borrower under or pursuant to any Project Document or any other joint operating agreement and/or similar or analogous agreement to which the Borrower is a party (whether or not termed a joint operating agreement) (each, a "relevant agreement") in favour of any counterparty to such relevant agreement over the Borrower's interests in the relevant agreement and (ii) which only secures obligations owing under the relevant agreement to such counterparty and does not secure any Financial Indebtedness;

(D)	any lien which arises by operation of law in the ordinary course of business; and

(E)
any retention of title arrangements affecting goods that have been supplied to the Borrower in the ordinary course of the Borrower's business (provided that such retention of title arrangements are those that arise in the normal course of business of the Borrower and supplier.)

23.4	Financial Indebtedness

23.4.1	Except as provided in Clause 23.4.2, the Borrower may not incur or have outstanding any Financial Indebtedness.

23.4.2	Clause 23.4.1 shall not apply to:

(A)	any Financial Indebtedness incurred under the Finance Documents;

(B)	any Financial Indebtedness incurred under any Hedging Agreement that has been entered into in accordance with this Agreement;

(C)	any Financial Indebtedness incurred by the Borrower under any loans made to it by any member of the Group (a "Related Lender") provided that:

(1)	such Financial Indebtedness has been subordinated to the Financial Indebtedness under the Finance Document upon terms satisfactory to the Majority Lenders;

(2)
the Borrower and Related Lender have each taken all such steps, and delivered all such documents as the Facility Agent may reasonably request for the purposes of ensuring that such subordination is effective;

(3)
Security, in form and substance satisfactory to the Security Trustee, has been granted by the relevant Related Lender extending such Financial Indebtedness over that Related Lender's rights and interests in respect of such Financial Indebtedness (and any agreements relating thereto) to the Finance Parties or the Security Trustee (in its capacity as such); and

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(4)	the Borrower and the relevant Related Lender have taken all such steps and delivered all such documents as Security Trustee may reasonably request with respect to the creation of such Security;

23.5	No loans and financial guarantees

23.5.1	Except as provided in Clause 23.5.2, the Borrower may not be a creditor in respect of any Financial Indebtedness or provide any other form of credit to any person.

23.5.2	Clause 23.5.1 does not apply to:

(A)	any Financial Indebtedness owed to the Borrower under any Hedging Agreement that has been entered into in accordance with this Agreement; or

(B)	any credit on normal trade terms given in the ordinary course of the Borrower's trading.

23.6	Disposals

23.6.1
Except as provided in Clause 23.6.2 the Borrower may not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to dispose of all or any part of the Development Asset or any interests therein.

23.6.2	Clause 23.6.1 does not apply to:

(A)	the sales of Petroleum on arms' length terms for cash consideration in the ordinary course of trading;

(B)
disposals arising solely by virtue of a unitisation or redetermination of the Huntington Petroleum Field comprised therein (provided that the Lenders have approved (acting reasonably) such disposal and the then current Projection takes into account and reflects the effects of such unitisation or redetermination);

(C)	disposals of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;

(D)	disposals of obsolete or surplus assets;

(E)	disposals of materials by the Borrower used in the course of its operations where such disposals are made in the ordinary course of business and on arms' length terms;

(F)
(provided Available Commitments under all Tranches are zero) disposals pursuant to which the aggregate net proceeds of such disposal will be sufficient to repay all amounts outstanding under Tranche A and Tranche B and to fully cash collateralise any outstanding Letter of Credit under Tranche C;

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(G)
disposal of all or any part of the Fulmar Petroleum Field provided the Technical Banks are satisfied (acting reasonably and having regard to available geological, geophysical and engineering data) that such disposal is in relation to assets which are geologically and contractually separate from the Huntington Petroleum Field; and

(H)
disposal by the operator of assets that do not impact on the ability to operate the Project in accordance with the Field Development Plan relating to the Huntington Petroleum Field, the Transaction Documents and the Projection.

23.7	Corporate existence and merger

23.7.1
Each Obligor shall maintain its corporate existence under the laws of its jurisdiction of incorporation; and the Borrower may not change its corporate domicile or attempt to resolve to do so and the Parent may not change its corporate domicile or attempt to resolve to do so unless the Parent has demonstrated to the satisfaction of the Majority Lenders (acting reasonably) that such change will not have a Material Adverse Effect.

23.7.2	The Borrower may not enter into any amalgamation, demerger, merger or corporate reconstruction.

23.7.3
The Parent may not enter into any amalgamation, demerger, merger or corporate reconstruction unless the Parent has demonstrated to the satisfaction of the Majority Lenders (acting reasonably) that such amalgamation, demerger, merger or corporate reconstruction (as the case may be) will not have a Material Adverse Effect.

23.8	Change of business

23.8.1	The Borrower shall not:

(A)	carry on any business other than the ownership and exploitation of interests in Petroleum Assets and the exploration for, and the production and disposal of, Petroleum from such Petroleum Assets;

(B)	undertake any activities other than those associated with the activities described in Clause 23.8.1(A); or

(C)	own any assets or incur any liabilities except for the purposes of carrying on that business or such activities.

23.8.2	The Borrower shall ensure that its assets are maintained and/or operated in a reasonable and prudent manner and in accordance with good oil industry practice and all applicable laws and regulations.

23.9	Insurance

23.9.1	The Borrower shall:

Index

(A)
take out and maintain, or cause to be taken out and maintained, insurance policies (other than construction all risk policy, which shall be taken out in accordance with Clause 23.9.4) with respect to all its assets and activities:

(1)
in such amounts and at such times, on such terms and against such risks as would normally be maintained by prudent owners and/or operators (acting in accordance with good industry practice) of comparable assets in the region in which the relevant assets are located or activities are taking place; and

(2)	against any other risks which the Facility Agent may reasonably require (having regard, among other things, the availability of the same at commercial rates and the risk profile of the Borrower);

(B)	ensure that all Agreed Insurances are maintained:

(1)	with insurers or underwriters that meet the minimum rating criteria or are otherwise acceptable to the Facility Agent (acting reasonably); and

(2)
on terms consistent with those that would apply to the insurances taken out by prudent owners and/or operators (acting in accordance with good industry practice) of assets comparable to the Development Asset, where, for these purposes, "minimum rating criteria" means a credit rating of at least A- from Standard and Poor's or Ratings Services, A3 from Moody's Investor Services Limited or an equivalent rating from an internationally recognised rating agency acceptable to the Facility Agent (acting reasonably);

(C)
procure that all moneys received or receivable by it under any insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(D)
procure that the Security Trustee (as security trustee for the Finance Parties) is named as (i) a co-insured or an additional insured party and (ii) loss payee upon the policy, certificate or cover note relating to each Agreed Insurance;

(E)
not do, anything or knowingly permit anything to be done, which may make any Agreed Insurance void, voidable, unavailable or unenforceable or render any sums which may be paid out under any Agreed Insurances repayable in whole or in part;

(F)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Agreed Insurance maintained in full force and effect;

(G)	ensure that:

Index

(1)
if the Facility Agent so requires (acting reasonably having regard to any incremental cost to or of the policy) every policy of every Agreed Insurance contains a non-vitiation clause, a cross-liabilities clause, a waiver of subrogation and/or any other lender endorsement, in each case, in such form as the Facility Agent (acting reasonably) may approve (where, for these purposes, "lender endorsement" means any endorsements or clauses relating to the protection of the Security Trustee and/or the Finance Parties with respect to its or their interests in any Agreed Insurances); and

(2)
if so requested by the Facility Agent (acting reasonably in consultation with the Borrower having regard to any incremental cost to or of the policy) with respect to any Agreed Insurances that have been reinsured and to the extent that such clauses or provisions are permitted under any applicable law or regulation, the relevant policies contain such cut-through clauses and/or provisions relating to the assignment of reinsurance proceeds as may be reasonably requested by the Facility Agent; and

(H)	if the Security Trustee so requires:

(1)
enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over the Agreed Insurances and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document;

(2)	without prejudice to Clause 23.17 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(3)
deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any documents that may be required in connection with the provision of any legal opinion that the Security Trustee may reasonably require in connection with the entry into such Security Document.

23.9.2
No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurances and the Borrower shall ensure that this is the case notwithstanding the inclusion of the Security Trustee as co-insured, additional insured and/or loss payee upon the policy, certificate or cover note relating to any Agreed Insurances pursuant to Clause 23.9.1(D).

23.9.3
If the Borrower fails to pay any costs relating to any Agreed Insurances the Facility Agent may, at its sole discretion, pay any costs due and the Borrower shall immediately on demand reimburse and indemnify the Facility Agent for all such payments made by it.

23.9.4
On or before the Construction All Risk Back Stop Date the Borrower shall take out and maintain, or cause to be taken out and maintained, construction all risk policy(ies) with respect to all its assets and activities in such amounts and on such

Index

terms and against construction risks as would normally be maintained by prudent owners and/or operators (acting in accordance with good industry practice) of comparable assets in the region in which the relevant assets are located or activities are taking place.

23.10	Pari passu ranking

Each Obligor shall ensure that the claims of the Finance Parties under the Finance Documents rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors save those whose claims are preferred by any insolvency, liquidation or other similar laws of general application.

23.11	Dividends and distributions

23.11.1	The Borrower may not make or declare payment of any Distribution.

23.11.2
Clause 23.11.1 shall not apply to any Distribution that are made (i) from the Proceeds Account in accordance with Clause 19.3.2(F) (Proceeds Accounts) or Clause 19.5.2(C) (Equity Contribution Account) or (ii) in accordance with Clause 20.5.2 (Hedging Costs and Payments) and provided in each case no Default is continuing or will occur as a result of making such distribution.

23.12	Hedging

23.12.1	The Borrower shall implement and comply with the Hedging Policy.

23.12.2	The Borrower may not enter into any Hedging Agreement unless:

(A)	the entry into of such Hedging Agreement is permitted under the Hedging Policy;

(B)	such Hedging Agreement has been entered into by the Borrower in compliance with, and on terms consistent with, the terms of this Agreement and the Hedging Policy; and

(C)
such Hedging Agreement has been entered into for prudent treasury management purposes so as to cover the genuine commercial exposure of the Borrower and not for speculative purposes or for the purposes of raising finance.

23.12.3
In connection with the preparation of each new Projection in accordance with Clause 7 (Projections), the Borrower shall provide to the Technical Banks, the Modelling Bank and the Lenders a report (in a form satisfactory to the Technical Banks and the Modelling Bank, each acting reasonably) which:

(A)	summarises each existing Hedging Agreement to which the Borrower is a party, the counterparty(ies) thereto and the hedging arrangements thereunder; and

(B)	confirms that the Borrower is in compliance with the requirements of the Hedging Policy

Index

23.12.4
Save for any Security constituted by any Security Document the Borrower may not enter into any margin call arrangements, post any collateral or credit support, grant any Security or otherwise give any guarantee or indemnity in respect of any Hedging Agreement entered into by the Borrower.

23.12.5	Without prejudice to Clause 23.12.1, the Borrower shall promptly, on becoming a party to any Hedging Agreement:

(A)
enter into a Security Document (in the form and substance satisfactory to the Security Trustee) for the purposes of granting Security over that Hedging Agreement in favour of the Finance Parties or the Security Trustee (in its capacity as such) unless such Security has been granted under an existing Security Document;

(B)	without prejudice to Clause 23.17 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(C)
deliver to the Security Trustee, or procure the delivery to the Security Trustee of, documents that may be required in connection with the provision of any legal opinion that the Security Trustee may reasonably require in connection with the entry into such Security Document.

23.13	The Project

The Borrower shall:

23.13.1
exercise such voting and other rights as it may have under the Project Documents or otherwise for the purposes of ensuring that the Project is (and the Huntington Petroleum Field comprised therein) are at all times explored, developed, exploited and/or operated in a reasonable and prudent manner and in accordance with good oil industry practice and all applicable laws and regulations;

23.13.2
exercise such voting and other rights as it may have under the Project Documents, the project documents relating to the Fulmar Petroleum Field or otherwise for the purposes of ensuring that all material Authorisations that are required for the use, possession, ownership, exploration, development, construction, operation, and/or exploitation of the Development Asset (and the Petroleum fields comprised therein) as contemplated by the then current Projection, the Finance Documents, the Project Documents that have been provided to the Lenders and the Monthly Report most recently delivered to the Facility Agent have been obtained, complied with and maintained in full force and effect;

23.13.3
vote against, and not agree to, any proposal or decision to abandon all or any material part of the Project (or the Huntington Petroleum Field comprised therein) prior to the anticipated Abandonment Date for the Project included in the then current Projection;

23.13.4	not exercise its rights on any operating, management or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents; and

Index

23.13.5
maintain full and proper technical and financial records in relation to the Development Asset (including each of the Project and (prior to the occurrence of Fulmar Disposal) the Fulmar Project), and use all reasonable endeavours to ensure that the Facility Agent, the Technical Banks, the Modelling Bank and/or any person nominated by the Facility Agent, the Technical Banks or the Modelling Bank (each a "relevant party") are afforded reasonable access to all such records, and any (provided the relevant party complies with all relevant safety and standard operator requirements for visitors before such site visit) site connected with the Development Asset (including each of the Project and (prior to the occurrence of Fulmar Disposal) the Fulmar Project), during normal business hours on reasonable notice.

23.14	Project Documents

The Borrower shall:

23.14.1
ensure that none of its rights under or in respect of any of the Project Documents are at any time terminated, materially suspended or materially limited as a result of any act or omission of the Borrower;

23.14.2	not agree to any material waiver, material amendment, termination or cancellation of any of the Project Documents without the consent of the Facility Agent (acting on instructions of the Lenders);

23.14.3
duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with the obligations of the Borrower under the Finance Documents);

23.14.4
exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with the obligations of the Borrower under the Finance Documents; and

23.14.5	not enter into any Project Document the entry into or performance of which would, or would be reasonably likely to, result in a Material Adverse Effect.

23.15	Environmental matters

The Borrower shall comply in all material respects with all Environmental Laws and all material Environmental Licences applicable to it in connection with any Petroleum Asset (and the Petroleum fields comprised therein) in respect of which the Borrower has an interest or any activity relating thereto.

23.16	Taxes

The Borrower shall:

23.16.1	not change its tax residence;

23.16.2
procure that all Taxes payable by, or assessed upon, it are paid when due save to the extent that such payment is being contested in good faith and being lawfully withheld and a sufficient reserve (as reasonably determined by it) has been set aside for the purposes of meeting such payment;

Index

23.16.3
to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account in any Projection at any time in the manner, at the time and to the extent that they were so taken into account; and

23.16.4	file all tax returns required to be filed by it in any jurisdiction within the period required by law.

23.17	Security Documents

23.17.1
Save for any registration of the Security Documents which is to be undertaken by the Lenders' legal counsel, each Obligor shall take all such steps (including the obtaining and/or carrying out of all relevant approvals, filings, registrations or recordings) as are available to it and as are necessary for the purposes of ensuring that each Security Document entered into by any Obligor:

(A)	confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document;

(B)	is valid and enforceable against the relevant Obligor which is party thereto and such Obligor's Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of such Obligor.

23.17.2
Without prejudice to Clause 23.17.1, each Obligor shall promptly pay all stamp, registration and similar taxes and fees that are payable in connection with each Security Document to which it is a party.

23.18	Centre of Main Interests

23.18.1
The Borrower shall not permit its centre of main interests, both for the purposes of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, to be in any jurisdiction other than its jurisdiction of incorporation or England and Wales.

23.18.2
The Borrower shall not permit to exist an establishment, both for the purpose of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, in any jurisdiction other than its jurisdiction of incorporation or England and Wales.

23.19	Expenditure

23.19.1	The Borrower may not incur any expenditure or make any payments save to the extent that the same:

(A)	is incurred or made in accordance with the other provisions of this Agreement in accordance with the other provisions of this Agreement; or

(B)
has been provided for in the Working Capital Report most recently delivered to the Facility Agent under this Agreement or (until the first such Working Capital Report is delivered to the Facility Agent) the Initial Working Capital Report.

Index

23.20	Subsidiaries

The Borrower shall not at any time acquire or form a Subsidiary.

23.21	Parent undertakings

The Parent undertakes that at all times from the date of this Agreement up to the Financial Closing Date it shall:

23.21.1
exercise such voting and other rights as it may have under the Project Documents or otherwise for the purposes of ensuring that the Project is (and the Huntington Petroleum Field comprised therein) are at all times explored, developed, exploited and/or operated in a reasonable and prudent manner and in accordance with good oil industry practice and all applicable laws and regulations;

23.21.2
exercise such voting and other rights as it may have under the Project Documents, the project documents relating to the Fulmar Petroleum Field or otherwise for the purposes of ensuring that all material Authorisations that are required for the use, possession, ownership, exploration, development, construction, operation, and/or exploitation of the Development Asset (and the Petroleum fields comprised therein) as contemplated by the then current Projection, the Finance Documents, the Project Documents that have been provided to the Lenders and the Monthly Report most recently delivered to the Facility Agent have been obtained, complied with and maintained in full force and effect;

23.21.3
vote against, and not agree to, any proposal or decision to abandon all or any material part of the Project (or the Huntington Petroleum Field comprised therein) prior to the anticipated Abandonment Date for the Project included in the then current Projection;

23.21.4	not exercise its rights on any operating, management or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents;

23.21.5
maintain full and proper technical and financial records in relation to the Development Asset (including each of the Project and (prior to the occurrence of Fulmar Disposal) the Fulmar Project), and use all reasonable endeavours to ensure that the Facility Agent, the Technical Banks, the Modelling Bank and/or any person nominated by the Facility Agent, the Technical Banks or the Modelling Bank (each a "relevant party") are afforded reasonable access to all such records, and any (provided the relevant party complies with all relevant safety and standard operator requirements for visitors before such site visit) site connected with the Development Asset (including each of the Project and (prior to the occurrence of Fulmar Disposal) the Fulmar Project), during normal business hours on reasonable notice;

23.21.6
ensure that none of its rights under or in respect of any of the Project Documents are at any time terminated, materially suspended or materially limited as a result of any act or omission of the Parent;

Index

23.21.7	not agree to any material waiver, material amendment, termination or cancellation of any of the Project Documents without the consent of the Facility Agent (acting on instructions of the Lenders);

23.21.8
duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with the obligations of the Obligors under the Finance Documents);

23.21.9
exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with the obligations of the Obligors under the Finance Documents;

23.21.10	not enter into any Project Document the entry into or performance of which would, or would be reasonably likely to, result in a Material Adverse Effect; and

23.21.11
comply in all material respects with all Environmental Laws and all material Environmental Licences applicable to it in connection with the Development Asset (and the Petroleum fields comprised therein) or any activity relating thereto.

23.22	Field Development Plan

23.22.1
The Borrower shall (unless the Technical Banks otherwise consent) not concur in, and shall vote against, any proposal or decision to materially amend or modify the Field Development Plan for the Huntington Petroleum Field.

23.22.2	The Borrower shall promptly notify the Facility Agent if there is any proposal for any material amendment or modification of the Field Development Plan for the Huntington Petroleum Field.

23.23	Operator

The Borrower shall promptly notify the Technical Banks if there is any proposal for a change of the operator of the Project (and/or the Huntington Petroleum Field comprised therein) and consult with the Technical Banks in relation thereto.

23.24	Acquisition

The Borrower shall not (unless the Majority Lenders and the Technical Banks otherwise consent) acquire or agree to acquire any interest in any Petroleum Asset other than the Development Asset.

23.25	Execution of documents

Unless otherwise agreed by the Technical Banks, each Obligor shall ensure that the CATS Transportation and Processing Agreement is duly executed by each of the parties thereto substantially in the same form as the version of such agreement most recently provided to the Original Lenders prior to the date of this Agreement.

Index

24.	EVENTS OF DEFAULT

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

24.1.1	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

24.1.2	payment is made within three Business Days of its due date.

24.2	Liquidity

24.2.1
The Borrower has failed to provide a Working Capital Model in accordance with Clause 22.4 (Working Capital Model) in respect of any Quarter End Date that shows (i) Total Borrower Sources exceeding Total Borrower Uses in each month of the Forecast Period, and (ii) Total Borrower Sources exceeding Total Borrower Uses by at least 5% of that Forecast Period unless (in each case) payment is made into the Equity Contribution Account by the Parent within 10 Business Days such that the relevant excess would have shown in the relevant Working Capital Model.

24.2.2	The Borrower does not comply with the provisions of Clause 19.4.1 (Fulmar Project Costs Account).

24.2.3	The Borrower does not comply with the provisions of Clause 6.14 (Reserving requirements).

24.3	Other obligations

24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Liquidity)).

24.3.2
No Event of Default under Clause 24.3.1 will occur if the failure to comply or the consequence of non-compliance is capable of remedy and is remedied within 5 Business Days of the Facility Agent giving notice to the Borrower, or if earlier, within 5 business Days of the Borrower becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to, and the effects of, such misrepresentation:

24.4.1	are capable of remedy; and

Index

24.4.2
are remedied to the reasonable satisfaction of the Majority Lenders within 5 Business Days of the Facility Agent giving notice to the Borrower, or if earlier, the date on which the relevant representation or statement was made or deemed to be made.

24.5	The Project

24.5.1
All or any material part of the Project, or any Petroleum or revenues derived from the Project by the Borrower, is nationalised, expropriated, compulsorily acquired or seized by any government or other governmental or public sector agency or body or any government or any such agency or body takes, or officially announces that it will take, any step with a view to such nationalisation, expropriation, compulsory acquisition or seizure and in the reasonable opinion of the Majority Lenders the same has or can reasonably be expected to have a Material Adverse Effect.

24.5.2	Any decision is taken to abandon all or part of the Project prior to the anticipated Abandonment Date for the Project included in the then current Projection.

24.6	Project Documents

24.6.1
Any production licence (or equivalent Authorisation) relating to the Project or any other material Authorisation that is required under any applicable law or regulation in order for any Petroleum production from the Project to be extracted or otherwise exploited, is revoked, rescinded or terminated or otherwise ceases to be in full force and effect.

24.6.2
It is or becomes unlawful for any party to perform any of its obligations under any Project Document and the same has a material adverse effect on the position of the Lenders under the Facility or the Project taken as a whole.

24.6.3
Any Project Document ceases to be valid, binding or enforceable in whole or in part or otherwise ceases to be in full force and the same has a material adverse effect on the position of the Lenders under the Facility or the Project taken as a whole.

24.6.4
Any party to a Project Document repudiates, or evidences an intention in writing to repudiate, a Project Document and the same has a material adverse effect on the position of the Lenders under the Facility or the Project taken as a whole.

24.6.5	There has been a default by any party to any Project Document and the same has a material adverse effect on the position of the Lenders under the Facility or the Project taken as a whole.

24.6.6	Any Project Document is modified and the same in the reasonable opinion of the Majority Lenders has, or is likely to have, a Material Adverse Effect.

24.7	Late completion

The Project Completion Date has not occurred on or before the Final Completion Date.

Index

24.8	Cross default

24.8.1	Any Financial Indebtedness of any Obligor is not paid when due or within any originally applicable grace period.

24.8.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.8.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

24.8.4
Any creditor of any Obligor that is a party to a Finance Document becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

24.8.5
No Event of Default will occur under this Clause 24.8 (Cross default) with respect to any Financial Indebtedness of the Parent unless the aggregate amount of Financial Indebtedness falling within Clauses 24.8.1 to 24.8.4 is equal to or greater than $10,000,000 (or its equivalent in one or more currencies) and in the reasonable opinion of the Majority Lenders the same will have a Material Adverse Effect.

24.9	Insolvency

24.9.1
An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

24.9.2	A moratorium is declared in respect of any indebtedness of any Obligor.

24.10	Insolvency proceedings

24.10.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(B)	a composition, assignment or arrangement with any creditor of any Obligor;

(C)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of the assets of any Obligor; or

(D)	enforcement of any Security over any assets of any Obligor,

Index

or any analogous procedure or step is taken in any jurisdiction.

24.10.2
No Event of Default will occur under this Clause 24.10 with respect to the Borrower as a result of any petition for winding up or liquidation of the Borrower if the Borrower can demonstrate to the satisfaction of the Majority Lenders (acting reasonably) that such petition is being contested in good faith by the Borrower and that such petition will be stayed, discharged or dismissed within 15 days.

24.10.3
No Event of Default will occur under this Clause 24.10 with respect to the Parent as a result of any petition for winding up or liquidation of, or any corporate action, legal proceedings or other procedure or step against the Parent if the Parent can demonstrate to the satisfaction of the Majority Lenders (acting reasonably) that such petition, corporate action, legal proceedings or other procedure or step is vexatious or frivolous, and being contested in good faith by the Parent or such petition, corporation action, legal proceedings or other procedure or step is or will be stayed, discharged or dismissed within 15 days.

24.11	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of more than $500,000 (or its equivalent in one or more currencies).

24.12	Analogous proceedings

There occurs, in relation to any Obligor, any event anywhere which, in the reasonable opinion of the Majority Lenders, corresponds with, or is analogous to, any of those mentioned in Clauses 24.10 (Insolvency proceedings) or 24.11 (Creditors' process).

24.13	Proceedings

Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency is started or threatened against any Obligor, or in connection with the Project or any activity relating to the Project and the same, in the reasonable opinion of the Majority Lenders:

24.13.1	is likely to be adversely determined; and

24.13.2	if adversely determined, is likely to have a Material Adverse Effect.

24.14	Finance Documents

24.14.1	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

24.14.2	Any Finance Document ceases to be valid, binding or enforceable in whole or in part or otherwise ceases to be in full force and effect.

24.14.3	Any Obligor repudiates, or evidences an intention in writing to repudiate, a Finance Document.

Index

24.15	Qualification of Accounts

Any audited financial statements delivered to the Facility Agent under this Agreement are qualified in any manner by the relevant auditors which, in the opinion of the Facility Agent, is material and adverse.

24.16	Material adverse change

Any event or series of events occurs which in the opinion of the Majority Lenders (acting reasonably) has or would be likely to have a Material Adverse Effect.

24.17	Cessation of business

An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

24.18	Reduction of Tranches

The Borrower does not comply with the provisions of Clause 8.3.1 (Reduction of Utilisations), Clause 8.3.2 (Reduction of Utilisations) or Clause 8.3.3 (Reduction of Utilisations).

24.19	Ability to meet liabilities

24.19.1	The Technical Banks determine by reference to the then current Projection that the Borrower is or will be unable to meet its liabilities as they fall due prior to the Final Maturity Date.

24.19.2	The then current Projection demonstrates that:

(A)	the PLCR for any Calculation Period is 1.20:1 or less;

(B)	the LLCR for any Calculation Period is 1.10:1 or less; or

(C)	the DSCR for any Calculation Period commencing after the Project Completion Date is 1.10:1 or less.

24.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

24.20.1	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

24.20.2
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than any Secured Hedging Agreement) be immediately due and payable, whereupon they shall become immediately due and payable; and/or

Index

24.20.3	declare that all or part of the Utilisations payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

24.20.4	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become due and payable; and/or

24.20.5
declare that full cash cover in respect of each Letter of Credit is payable on demand, whereupon it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders.

Index

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders) and to Clause 26 (Restriction on Debt Purchase Transactions), a Lender (the "Existing Lender") may:

25.1.1	assign any of its rights; or

25.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

25.2	Conditions of assignment or transfer

25.2.1	The consent of the Fronting Bank is required for any assignment or transfer by an Existing Lender.

25.2.2
The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless (a) the assignment or transfer is to another Lender or an Affiliate of a Lender or (b) an Event of Default has occurred and is continuing.

25.2.3
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.  The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

25.2.4	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

25.2.5	An assignment will only be effective on:

(A)
receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)
performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

25.2.6	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

25.2.7	If:

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(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.2.8
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.2.9
A Lender may not assign or transfer any of its Commitments or outstanding Utilisations under one Tranche without also assigning or transferring an equal proportion of its Commitments or outstanding Utilisations under the other Tranches.

25.2.10
Subject to clause 30.3.12 (Hedging Banks), any Lender who transfers, assigns or novates to a New Lender all of its rights and obligations as a Lender under the Finance Documents at a time when it or its Affiliate is a party to a Hedging Agreement shall (or its Affiliate shall) nonetheless continue to benefit from and be bound by the Finance Documents as a Hedging Bank until no further amounts can become payable in respect of the relevant Hedging Agreement.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $2,500.

25.4	Limitation of responsibility of Existing Lenders

25.4.1	Unless expressly agreed to the contrary, an Existing Lender and an existing Finance Party makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)	the financial condition of any Obligor;

(C)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

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(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

25.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any existing Finance Party in connection with any Finance Document; and

(B)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.4.3	Nothing in any Finance Document obliges an Existing Lender or any existing Finance Party to:

(A)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

25.5.1
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 25.5.2 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to Clause 25.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.5.2
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

25.5.3	Subject to Clause 25.10 (Pro rata interest settlement), on the Transfer Date:

(A)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors

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and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(B)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)
the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a "Lender".

25.6	Procedure for assignment

25.6.1
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with Clause 25.6.3 when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to Clause 25.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

25.6.2
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

25.6.3	Subject to Clause 25.10 (Pro rata interest settlement), on the Transfer Date:

(A)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(B)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(C)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

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25.6.4
Lenders may utilise procedures other than those set out in this Clause 25.6 (Procedure for assignment) to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate etc. to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Accession of Hedging Banks

Any Lender may, at any time, request that any of its Affiliates that has entered, or is to enter, into a Hedging Agreement with an Obligor in accordance with this Agreement be given the benefit of the Security constituted by the Security Documents by becoming a Hedging Bank.  Following any such request (which shall be submitted to the Facility Agent and the Security Trustee), and without prejudice to the definition of "Hedging Bank" set out in Clause 1.1 (Definitions), the relevant Affiliate shall accede, and become a party, to this Agreement as a Hedging Bank upon executing a Hedging Accession Agreement and delivering the same (together with all such other documents as the Security Trustee or the Facility Agent may reasonably request) to the Security Trustee and the Facility Agent.

25.9	Security over Finance Parties' rights

In addition to the other rights provided to Finance Parties under this Clause 25 (Changes to the Lenders), each Finance Party may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Finance Party including:

25.9.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

25.9.2
in the case of any Finance Party which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Finance Party as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)
release a Finance Party from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Finance Party as a party to any of the Finance Documents; or

(B)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Finance Party under the Finance Documents.

25.10	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer

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pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

25.10.1
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

25.10.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.10 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

26.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

The Borrower shall not, and shall procure that each other member of the Group and each Affiliate of each member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (B) or (C) of the definition of Debt Purchase Transaction.

27.	ASSIGNMENTS AND TRANSFERS BY OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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THE FINANCE PARTIES

28.	ROLE OF THE ADMINISTRATIVE FINANCE PARTIES

28.1	General

In this Clause 28 (Role of the Administrative Finance Parties):

28.1.1	"Agent" means each of the Facility Agent, the Technical Banks and the Modelling Bank; and

28.1.2	references to the Administrative Finance Parties shall be construed as excluding the Security Trustee.

28.2	Appointment of the Agents

28.2.1	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

28.2.2
Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.3	Duties of the Agents

28.3.1	Subject to Clause 28.3.2 below, each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

28.3.2
Without prejudice to Clause 25.7 (Copy of Transfer Certificate etc. to Borrower) and Clause 6.11 (Cash collateral by Non-Acceptable L/C Lender), Clause 28.3.1 shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

28.3.3	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

28.3.4
If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

28.3.5
If any Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Finance Party or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

28.3.6	The Agents' duties under the Finance Documents are solely mechanical and administrative in nature.

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28.4	No fiduciary duties

28.4.1	Nothing in this Agreement constitutes any Administrative Finance Party as a trustee or fiduciary of any other person.

28.4.2	No Administrative Finance Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

Each Administrative Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

28.6	Rights and discretions of the Administrative Finance Parties

28.6.1	Each Administrative Finance Party may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

28.6.2	Each Administrative Finance Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Finance Party) that:

(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

B)	any right, power, authority or discretion vested in any Party or any group of Parties (such as the Majority Lenders) has not been exercised; and

(C)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of the Parent.

28.6.3	Each Administrative Finance Party may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.6.4	Each Administrative Finance Party may act in relation to the Finance Documents through its personnel and agents.

28.6.5	Each Administrative Finance Party may disclose to any other Party any information it reasonably believes it has received in its capacity as such under this Agreement.

28.6.6
Without prejudice to the generality of Clause 28.6.5, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

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28.6.7
Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.6.8
The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of Clause 12.2 (Market disruption).

28.7	Instructions

28.7.1
For the purposes of this Clause 28.7 (Instructions), "relevant instructing quorum" means, in relation to any Agent, (i) the Majority Lenders or (ii) any other Finance Party or quorum of Finance Parties that is expressly entitled to instruct that Agent or on whose instructions that Agent is expressly obliged under this Agreement to act.

28.7.2
Unless a contrary indication appears in a Finance Document, each Agent shall (a) exercise any right, power, authority or discretion vested in it in such capacity in accordance with any instructions given to it by the relevant instructing quorum (or, if so instructed by the relevant instructing quorum, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the relevant instructing quorum.

28.7.3	Unless a contrary indication appears in a Finance Document, any instructions given by the relevant instructing quorum will be binding on all the Finance Parties.

28.7.4
An Agent may refrain from acting in accordance with the instructions of the relevant instructing quorum until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

28.7.5	In the absence of instructions from the relevant instructing quorum each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

28.7.6	No Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation

No Administrative Finance Party is liable for:

28.8.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document;

28.8.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or

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document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

28.8.3
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	Exclusion of liability

28.9.1
Without limiting Clause 28.9.2 and without prejudice to Clause 32.11.5 (Disruption to Payment Systems etc.), no Administrative Finance Party will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

28.9.2
No Party (other than an Administrative Finance Party) may take any proceedings against any officer, employee or agent of that Administrative Finance Party in respect of any claim it might have against that Administrative Finance Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Administrative Finance Party may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

28.9.3
No Administrative Finance Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Finance Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

28.9.4
Nothing in this Agreement shall oblige any Administrative Finance Party to carry out any "know your customer" or other checks in relation to any person on behalf of any Finance Party; and each Finance Party confirms to the Administrative Finance Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Finance Party.

28.10	Lenders' indemnity

28.10.1
Each Lender shall (in proportion to its share of the Global Commitments or, if the Global Commitments are then zero, to its share of the Global Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify:

(A)
each Administrative Finance Party against any cost, loss or liability incurred by that Administrative Finance Party (otherwise than by reason of that Administrative Finance Party's gross negligence or wilful misconduct) in acting in its capacity as such an Administrative Finance Party; and

(B)
the Facility Agent against any cost, loss or liability incurred by the Facility Agent pursuant to Clause 32.11 (Disruption to Payment Systems etc.) (otherwise than by reason of the fraud of the Facility Agent),

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unless, in each case, that Administrative Finance Party has been reimbursed for the same by an Obligor pursuant to a Finance Document.

28.10.2	The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 28.10 (Lenders' indemnity).

28.11	Resignation

28.11.1
Each Administrative Finance Party (other than the Mandated Lead Arrangers and the Fronting Bank) may resign at any time and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

28.11.2
Alternatively such an Administrative Finance Party may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Finance Party.

28.11.3
If the Majority Lenders have not appointed a successor Administrative Finance Party in accordance with Clause 28.11.2 within 30 days after notice of resignation was given, the incumbent Administrative Finance Party (after consultation with the Borrower and the Majority Lenders) may appoint a successor Administrative Finance Party (acting through an office in the United Kingdom).

28.11.4
After consultation with the Borrower, the Majority Lenders may by giving 30 days notice to any relevant Administrative Finance Party (or (in the case of the Facility Agent) at any time it is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace that relevant Administrative Finance Party by appointing a successor Administrative Finance Party (acting through an office in the United Kingdom).  For these purposes "relevant Administrative Finance Party" means each Administrative Finance Party other than any Mandated Lead Arranger.

28.11.5
The retiring Administrative Finance Party shall, at its own cost, make available to the successor Administrative Finance Party such documents and records and provide such assistance as the successor Administrative Finance Party may reasonably request for the purposes of performing its functions as such an Administrative Finance Party under the Finance Documents.

28.11.6	The resignation (or, as the case may be, the replacement) of the retiring Administrative Finance Party and the appointment of any successor Administrative Finance Party shall only take effect upon:

(A)	the successor Administrative Finance Party notifying all the Parties that it accepts its appointment; and

(B)
the successor Administrative Finance Party, the retiring Administrative Finance Party and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that the successor Administrative Finance Party accedes, and becomes a party, to all relevant Finance Documents in its relevant capacity as that Administrative Finance Party and (2) facilitate the change in identity of the relevant Administrative Finance Party.

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28.11.7
Upon the appointment of a successor, the retiring Administrative Finance Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Administrative Finance Parties).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.12	Confidentiality

28.12.1
In acting under the Finance Documents the relevant division or department through which each Administrative Finance Party acts shall be treated as a separate entity from any other of its divisions or departments.

28.12.2
If information is received by another division or department of an Administrative Finance Party, it may be treated as confidential to that division or department and that Administrative Finance Party shall not be deemed to have notice of it.

28.13	Relationship with the Finance Parties

28.13.1
Subject to Clause 25.10 (Pro rata interest settlement), each Administrative Finance Party may treat the person shown in its records as Finance Party at the opening of business (in the place of such Administrative Finance Party's principal office as notified to the Finance Parties from time to time) as the Finance Party acting through its Facility Office:

(A)	entitled to or liable for any payment due under any Finance Document on that day; and

(B)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Finance Party to the contrary in accordance with the terms of this Agreement.

28.13.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formulae).

28.13.3
Any Finance Party may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communications)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and Clause 34.6 (Electronic communications) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Finance Party.

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28.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to each Administrative Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

28.14.1	the financial condition, status and nature of each Obligor and each other member of the Group;

28.14.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

28.14.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; and

28.14.4
the adequacy, accuracy and/or completeness of any other information provided by that Administrative Finance Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security.

28.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.16	Management time

Any amount payable to the Administrative Finance Party under Clause 16.3 (Indemnity to the Administrative Finance Parties), Clause 18 (Costs and expenses) and Clause 28.10 (Lenders' indemnity) shall include the cost of utilising that Administrative Finance Party's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Administrative Finance Party may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to that Administrative Finance Party under Clause 13 (Fees).

28.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be

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obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

29.	THE SECURITY TRUSTEE

29.1	Appointment of the Security Trustee

29.1.1	Each Finance Party:

(A)	appoints the Security Trustee to act as its agent and trustee in connection with the Finance Documents;

(B)	irrevocably authorises the Security Trustee (by itself or by such persons as it may nominate) on its behalf to:

(1)	enter into each Finance Document to which it is a party;

(2)
exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(3)	enforce any Security granted by the Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

29.1.2	The powers conferred upon the Security Trustee by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

29.1.3	If there is any conflict between the provisions of this Agreement and any Security Documents with regard to instructions to or the matters affecting the Security Trustee, this Agreement will prevail.

29.2	Trust

29.2.1
The Security Trustee shall hold the benefits of the Finance Documents in its capacity as Security Trustee on trust for (to the extent such benefits are capable of being secured in their favour) the Finance Parties.

29.2.2	Save as expressly specified in any Finance Document, the Security Trustee:

(A)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(B)	shall have only those duties which are expressly specified in the Finance Documents;

(C)	will turn over all payments and other benefits received by it under the Finance Documents to the Facility Agent for application in accordance with Clause 32.5 (Partial payments); and

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(D)	shall exercise its rights, powers and duties under the Security Documents and/or this Agreement for the benefit of the Finance Parties.

29.2.3
Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Trustee under or in connection with the Finance Documents provided that nothing in this Agreement shall exempt the Security Trustee from any liability for gross negligence or wilful misconduct.

29.3	Duties of the Security Trustee

29.3.1	Subject to Clause 29.3.2, the Security Trustee shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Trustee for that Party by any other Party.

29.3.2	Clause 29.3.1 shall not apply to any Transfer Certificate, Assignment Agreement or any Increase Confirmation.

29.3.3
Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

29.3.4
If the Security Trustee receives notice from a Party referring to any Finance Document (i) describing the occurrence of any default (howsoever described) under that Finance Document and (ii) stating that the circumstance described is a default (howsoever described) under that Finance Document, it shall promptly notify the other Finance Parties.

29.3.5
If the Security Trustee is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Finance Party) under the Finance Documents it shall promptly notify the other Finance Parties.

29.3.6
Save as set out in Clause 29.2 (Trust), the Security Trustee's duties under the Finance Documents are of a mechanical and administrative nature.  Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Trustee.

29.4	No need to account for own profits

The Security Trustee shall not be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

29.6	Rights and discretions of the Security Trustee

29.6.1	The Security Trustee may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

29.6.2	The Security Trustee may assume (unless it has received notice to the contrary in its capacity as Security Trustee) that:

(A)
no default (howsoever described) under any Finance Document has occurred (unless it has actual knowledge of (i) any such Default arising under Clause 24.1 (Non-payment) or (ii) any such default arising under any other Finance Document by reason of any failure to make any payments when due);

(B)	any right, power, authority or discretion vested in any Party or any group of Parties (such as the Majority Lenders) has not been exercised; and

(C)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

29.6.3	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

29.6.4	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.

29.6.5	The Security Trustee may disclose to any other Party any information it reasonably believes it has received in its capacity as such under the Finance Documents.

29.6.6
Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Instructions

29.7.1
For the purposes of this Clause 29.7 (Instructions), "relevant instructing quorum" means (i) the Majority Lenders or (ii) any other Finance Party or quorum of Finance Parties that is expressly entitled to instruct the Security Trustee or on whose instructions the Security Trustee is expressly obliged under this Agreement to act.

29.7.2
Unless a contrary indication appears in a Finance Document, the Security Trustee shall (a) exercise any right, power, authority or discretion vested in it in its capacity as Security Trustee in accordance with any instructions given to it by the relevant instructing quorum (or, if so instructed by the relevant instructing quorum, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the relevant instructing quorum.

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29.7.3	Unless a contrary indication appears in a Finance Document, any instructions given by a relevant instructing quorum to the Security Trustee will be binding on all the Finance Parties.

29.7.4
The Security Trustee may refrain from acting in accordance with the instructions of any relevant instructing quorum until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

29.7.5	In the absence of instructions from any relevant instructing quorum, the Security Trustee may act (or refrain from taking action) as it considers to be in the best interests of the Finance Parties.

29.7.6
The Security Trustee is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

The Security Trustee is not liable or responsible for:

29.8.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document;

29.8.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

29.8.3
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

29.8.4
any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Transaction Security, or effect, procure the registration of or otherwise protect or perfect any Transaction Security, in each case, under any applicable laws or regulations in any jurisdiction;

29.8.5	the obtaining of any Authorisation for the creation of any Transaction Security; or

29.8.6	any failure, omission, or defect in perfecting or protecting the Transaction Security in any jurisdiction.

29.9	Exclusion of liability

29.9.1
Without limiting Clause 29.9.2, the Security Trustee will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

29.9.2	No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might

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have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or the Transaction Security; and any officer, employee or agent of the Security Trustee may rely on this Clause 29.9.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

29.9.3
The Security Trustee will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Trustee if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

29.9.4
Nothing in this Agreement shall oblige the Security Trustee to carry out any "know your customer" or other checks in relation to any person on behalf of any Finance Party; and each Finance Party confirms to the Security Trustee that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

29.10	Remuneration and indemnity

29.10.1	For the benefit of the Security Trustee, nothing in this Clause 29 (The Security Trustee) shall prejudice any right of indemnity by law given to trustees.

29.10.2
The Borrower agrees to indemnify, on demand, the Security Trustee and any receiver, attorney, Insolvency Officer, agent or other person appointed by the Security Trustee in accordance with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Trustee or any such person in any way relating to or arising out of:

(A)	its execution or purported execution of any of its trusts, powers, authorities and/or discretions under the Finance Documents;

(B)	the performance of its duties and functions in such capacity; or

(C)
any action taken or omitted by the Security Trustee or any such person under the Finance Documents except to the extent arising directly from the Security Trustee's or any such person's gross negligence or wilful misconduct; or

(D)	any proceedings instituted by or against the Security Trustee as a consequence of taking or holding any Transaction Security or exercising its rights under any Security Document.

29.10.3
The Security Trustee may indemnify itself and each other person referred to in Clause 29.10.2 out of the assets over which the Transaction Security is granted against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 29.10.2.

29.10.4	The Security Trustee shall be entitled to such remuneration as it may agree from time to time with the Borrower.

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29.10.5
Without prejudice to Clause 29.10.2, each Finance Party shall (in proportion to its share of the Global Commitments or, if the Global Commitments are then zero, to its shares of the Global Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify the Security Trustee against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee's gross negligence or wilful misconduct) in acting in its capacity as Security Trustee (unless the Security Trustee has been reimbursed for the same by an Obligor pursuant to a Finance Document).

29.10.6	The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under Clause 29.10.5.

29.11	Resignation of Security Trustee

29.11.1	The Security Trustee may resign at any time and appoint an Affiliate acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

29.11.2
Alternatively the Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Trustee.

29.11.3
If the Majority Lenders have not appointed a successor Security Trustee in accordance with Clause 29.11.2 within 30 days after notice of resignation was given, the incumbent Security Trustee (after consultation with the Borrower) may appoint a successor Security Trustee (acting through an office in the United Kingdom).

29.11.4
After consultation with the Borrower, the Majority Lenders may be giving 30 days notice to the Security Trustee (or at any time it is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Trustee by appointing a successor Security Trustee (acting through an office in the United Kingdom).

29.11.5
The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

29.11.6	The resignation (or, as the case may be, the replacement) of the retiring Security Trustee and the appointment of any successor Security Trustee shall only take effect upon:

(A)	the successor Security Trustee notifying all the Parties that it accepts such appointment;

(B)
the successor Security Trustee, the retiring Security Trustee and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that the successor Security Trustee accedes, and becomes a party, to all relevant Finance Documents in its capacity as Security Trustee and that all of the Security Documents will provide for enforceable Security in favour of the successor Security

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Trustee and the Finance Parties and (2) facilitate the change in identity of the Security Trustee; and

(C)
(if the Majority Lenders, acting reasonably, require the provision of such advice) receipt by the Facility Agent of advice acceptable to the Majority Lenders (acting reasonably) to the effect that all of the Security Documents provide for enforceable Security in favour of the successor Security Trustee and the Finance Parties.

29.11.7
Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (The Security Trustee).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.11.8
The Parties shall take such action as the retiring Security Trustee, the successor Security Trustee, the Facility Agent, or the Majority Lenders may consider necessary in order that the Security Documents shall provide for perfected and enforceable Security in favour of any successor Security Trustee and the Finance Parties.

29.12	Confidentiality

29.12.1	In acting under the Finance Documents, the relevant division or department through which the Security Trustee acts shall be treated as a separate entity from any other of its divisions or departments.

29.12.2
If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.

29.13	Relationship with the Finance Parties

The Security Trustee may treat the person shown in its records as Finance Party at the opening of business (in the place of the Security Trustee's principal office as notified to the Finance Parties from time to time) as the Finance Party acting through its Facility Office:

29.13.1	entitled to or liable for any payment due under any Finance Document on that day; and

29.13.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Finance Party to the contrary in accordance with the terms of this Agreement.

29.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its

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own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

29.14.1	the financial condition, status and nature of each Obligor and each other member of the Group;

29.14.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

29.14.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; and

29.14.4
the adequacy, accuracy and/or completeness of any information provided by the Security Trustee, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security.

29.15	Management time

Any amount payable to the Security Trustee under Clause 16.3 (Indemnity to the Administrative Finance Parties), Clause 18 (Costs and expenses) and Clause 29.10 (Remuneration and indemnity) shall include the cost of utilising the Security Trustee's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Trustee may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Security Trustee under Clause 13 (Fees).

29.16	Deduction from amounts payable by the Security Trustee

If any Party owes an amount to the Security Trustee under the Finance Documents the Security Trustee may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.17	Additional trustees

29.17.1
The Security Trustee may, upon giving prior notice to the other Finance Parties, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Trustee if the Security Trustee considers such appointment to be in the interests of the Finance Parties.

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29.17.2
Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Security Trustee by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment.  The Security Trustee shall have power in like manner to remove any such person.  The Borrower shall indemnify such additional trustee as though it were the Security Trustee in accordance with Clause 29.10 (Remuneration and indemnity).  The Security Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

29.18	Title

The Security Trustee may accept without enquiry such title as any Obligor may have to the property over which Security is intended to be created by any Security Document.

29.19	Investments

All moneys which are received by the Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Trustee in any investment for the time being authorised by law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee.  Additionally, the same may be placed on deposit in the name of or under the control of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

29.20	Tax

The Security Trustee shall have no responsibility whatsoever to any Finance Party as regards any deficiency which might arise because the Security Trustee is subject to any tax or withholding from any payment made by it under the Finance Documents.

29.21	Receivers' indemnity

In no circumstances shall the Security Trustee itself be obliged to give an indemnity to any receiver or other Insolvency Officer who requires an indemnity as a condition of appointment.

29.22	Security Trustee's functions

29.22.1	The Security Trustee:

(A)
shall not be required to hold any title deeds, Finance Documents or any other documents in connection with the assets which are the subject of any Transaction Security in its own possession or to take any steps to protect or preserve the same:

(B)	may permit the Obligors to retain any title deeds and other related documents;

(C)	without prejudice to Clause 29.22.1(A):

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(1)
may hold the Finance Documents and any other documents relating thereto or deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Trustee to be of good repute; and

(2)
shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit;

(D)
shall not be obliged to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or of any other matter in any way relating to the Finance Documents or to take any steps to ascertain whether any default under any Finance Document has happened or whether any party has breached any of its obligations under any Finance Document or whether any right, power, discretion or remedy has or may become exercisable by the Security Trustee; and

(E)
(save as provided for in Clause 29.6.2(A) (Rights and discretions of the Security Trustee) shall be entitled to assume that no default under any Finance Document has happened and that each party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable.

29.22.2	Any consent or approval given by the Security Trustee for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Trustee thinks fit.

29.22.3
The Security Trustee may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents.  The Security Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

29.23	Enforcement

The Finance Parties shall not have any independent power to enforce any of the Security Documents or any Transaction Security or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the Transaction Security except through the Security Trustee.

29.24	Release of Security

The Security Trustee may (without the prior consent of any other Finance Party) release any Security over any asset that is the subject of any Security Document if:

29.24.1	the Security Trustee is obliged to release such Security under the terms of such Security;

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29.24.2	that asset is disposed of in compliance with the Finance Documents; or

29.24.3	that asset is disposed of by any receiver or other Insolvency Officer in accordance with the powers granted under the Security Documents.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

30.1	Conduct of business

No provision of this Agreement will:

30.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

30.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

30.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) the sources and/or cost of funding its participation in a Loan or any computations in respect of Tax.

30.2	No independent action

30.2.1
Without prejudice to the rights of the Majority Lenders or, as the case may be, the Lenders to instruct the Security Trustee pursuant to Clause 29.7 (Instructions) to take any such action, none of the Finance Parties (other than the Security Trustee or any Finance Party acting on the instructions of the Security Trustee or the Majority Lenders) may (without the prior consent of the Security Trustee):

(A)
enforce any Security constituted by any Security Document or exercise any rights discretions or powers to grant any consents or releases under or pursuant to any Security Document or otherwise have direct recourse to such Security;

(B)
sue for or institute any creditor's process (including a Mareva injunction, garnishment, execution or levy, whether before or after judgement) in respect of (i) any obligation (whether or not for the payment of money) owing to it under or in respect of any Finance Document or (ii) any debt owed to it under any Finance Document or otherwise take action for the enforcement of such obligation or debt (including any enforcement by way of attachment, execution or otherwise);

(C)
take any step (including petition, application, notice of meeting or proposal to creditors) for the liquidation, winding-up, administration, dissolution or bankruptcy (or analogous proceeding in any jurisdiction) of any Obligor, or take any step for a voluntary arrangement or scheme of arrangement or analogous proceeding in relation to any Obligor;

(D)	apply for any order for an injunction or specific performance in respect of any Obligor in relation to any of the Finance Documents;

(E)	sue or bring or support any proceedings against or make demand on any provider of any report in connection with any report provided by such

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person or receive any payment in connection with such suit, proceedings or demand; or

(F)	otherwise exercise any remedy for the recovery of any Secured Liabilities or any sums due to it under any Finance Document, in the case, save as expressly permitted or required under this Agreement.

30.2.2
For the purposes of this Clause 30.2 (No independent action), "report" means any report or opinion which has been provided for the benefit of the Finance Parties by an independent expert or adviser and which has been delivered to the Finance Parties (or any of them) or the Security Trustee pursuant to the Finance Documents (including any legal opinion and any Reserves Reports).

30.3	Hedging Banks

30.3.1
Subject to Clause 30.2 (No independent action), a Hedging Bank may exercise its rights under any Secured Hedging Agreement to terminate, or close out of, any Hedging Transaction and to demand repayment of sums outstanding thereunder provided that (unless the Security Trustee or the Majority Lenders otherwise consents) it shall only exercise such rights if:

(A)	an Illegality (as defined in the ISDA Master Agreement) has occurred;

(B)	a Tax Event (as defined in the ISDA Master Agreement) has occurred;

(C)
the Borrower has not paid an amount due under that Secured Hedging Agreement on its stated due date and such payment has not been made within 3 days of the date on which the relevant Hedging Bank notifies the Security Trustee and the Facility Agent of such failure to pay (and of such Hedging Bank's intention to terminate or close out);

(D)	the Enforcement Date has occurred and all or any amounts accrued or outstanding under the Finance Documents (other than the Secured Hedging Agreements) have become immediately due and payable;

(E)	the Security Trustee or the Facility Agent has confirmed that no amount under the Finance Documents (other than the Secured Hedging Agreements) is outstanding or is capable of being outstanding;

(F)	is so required under Clause 30.3.4(C);

(G)
(in case of any interest rate hedging) is so required following any repayment or prepayment of any Loan or cancellation of any Commitment to reflect any reduction in the Borrower's interest rate exposure as a result of such prepayment, repayment or cancellation; or

(H)	an Event of Default under Clause 24.9 (Insolvency) or 24.10 (Insolvency proceedings) has occurred;

provided that there shall be no restriction on a Hedging Bank's ability to exercise such rights after the Security Trustee or the Facility Agent has confirmed that no amount under the Finance Documents (other than the Secured Hedging Agreements) is outstanding or is capable of being outstanding.

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30.3.2	If a Hedging Bank exercises its termination rights:

(A)
pursuant to Clause 30.3.1, then save where it exercises such rights pursuant to Clause 30.3.1(A), 30.3.1(B) or 30.3.1(G), it must terminate all the Hedging Transactions under the Secured Hedging Agreements to which it is a party; and

(B)	pursuant to Clause 30.3.1(A), 30.3.1(B) or 30.3.1(G), it may only terminate the Affected Transactions (as defined in the ISDA Master Agreement).

30.3.3
Save for any Security or guarantee constituted by any Security Documents and the guarantees given under this Agreement, no Hedging Bank shall permit to subsist or receive the benefit of any margin call arrangement, any collateral or credit support, any Security or any guarantee or other assurance against financial loss for, or in respect of, any Hedging Liability.

30.3.4	Each Obligor and each Hedging Bank agrees that unless the Security Trustee otherwise consents:

(A)	each Secured Hedging Agreement to which it is a party shall be entered into under the terms of an ISDA Master Agreement;

(B)
at any time on or after the Enforcement Date, if an amount falls due from a Hedging Bank to the Borrower under any Secured Hedging Agreement, that amount shall be paid by that Hedging Bank to the Facility Agent (in full discharge of its obligations to make such payments to the Borrower) for application in accordance with Clause 31 (Sharing among the Finance Parties) and Clause 32 (Payment mechanics); and

(C)
promptly on the occurrence of the Enforcement Date, each Hedging Bank and the Borrower will, if so instructed by the Security Trustee, exercise any rights it may have to terminate or close out all or any of the Hedging Transactions under each Secured Hedging Agreement to which it is a party (provided that the Security Trustee shall not be entitled to issue any instructions under this Clause 30.3.4(C) once all amounts outstanding under the Finance Documents (other than under any Secured Hedging Agreements) have been paid or repaid in full).

30.3.5	Promptly upon request, the Borrower and each Hedging Bank will provide to the Facility Agent and the Security Trustee copies of all Secured Hedging Agreements to which it is a party.

30.3.6
If (i) any Secured Hedging Agreement or any Hedging Transaction thereunder is terminated or closed out or (ii) any Secured Hedging Agreement is modified in any material respect, the relevant Hedging Bank and the Borrower shall:

(A)	promptly notify the Security Trustee of the same; and

(B)	if so requested by the Security Trustee, promptly provide any documents relating to such termination, closing out or modification (as the case may be).

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30.3.7
Each of the Hedging Banks shall on request by the Security Trustee from time to time notify the Security Trustee of the details of the outstanding amount of all of the Hedging Liabilities (if any) owed to that Hedging Bank.

30.3.8
Each Hedging Bank and the Borrower agrees that each Secured Hedging Agreement to which it is a party shall operate subject to the terms of this Agreement and, accordingly, in the event of any inconsistency between the terms of such Secured Hedging Agreement and this Agreement, the terms of this Agreement shall prevail.

30.3.9
Each Hedging Bank waives any rights or remedies that it may have against the Borrower or any Finance Party by reason of (a) the entry into any Finance Document between the Borrower and any Finance Party, (b) the compliance by the Borrower of its obligations, or the exercise by the Borrower of its rights, under any Finance Document, (c) any modification of any Finance Document effected in accordance with this Agreement, or (d) any requirement or condition imposed by any Finance Party under any Finance Document in accordance with the terms thereof, in the case of (a), (b), (c) or (d), which:

(A)	breaches or contravenes any term of any Secured Hedging Agreement to which that Hedging Bank is a party; or

(B)	results in a potential event of default, event of default or termination event (in each case, howsoever described) under any such Secured Hedging Agreement.

30.3.10	Each Hedging Bank that is a party to any Hedging Agreement with the Borrower:

(A)
consents to the grant by the Borrower of Security over its rights and interests in such Hedging Agreement in favour of the Finance Parties or, as the case may be, the Security Trustee (in its capacity as such); and

(B)
to the extent that such Security has been granted pursuant to a Security Document, acknowledges that it has received notice that each such Hedging Agreement to which it is a party is the subject of such Security.

30.3.11
No Hedging Bank may terminate, or close out of any transaction under, any Secured Hedging Agreement solely by reason of it ceasing to be a "Hedging Bank" pursuant to the definition of "Hedging Bank" set out in Clause 1.1 (Definitions) as a result of the transfer, assignment, sale or other disposal by the relevant Lender of its interests under this Agreement which has been carried out by the relevant Lender voluntarily.  Each Hedging Bank agrees to continue to be bound by this Clause 30.3.11 notwithstanding that it may cease to be a "Hedging Bank" pursuant to the definition of "Hedging Bank" set out in Clause 1.1 (Definitions).

30.3.12
Notwithstanding paragraph 1.2 (Introduction) of Schedule 9 (Hedging Policy), in case a Hedging Bank ceases to be a Lender under this Agreement (such Hedging Bank being the "Outgoing Lender"), then such Outgoing Lender shall within 10 Business Days of the Outgoing Lender ceasing to be a Lender have the right, but not the obligation, to require the Borrower to execute any documentation required to effect the transfer or novation of such Outgoing Lender's or its Affiliate's Hedging Agreements to any other Hedging Bank if such Hedging Bank confirms

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its willingness to assume and does assume all rights and obligations of the Outgoing Lender or its Affiliate under such Hedging Agreements, provided that any costs associated with such transfer or novation shall be borne by the Outgoing Lender.

30.4	Hedging payments

30.4.1	Before the Enforcement Date:

(A)
each Obligor may make, and each Hedging Bank may receive and retain, (i) any scheduled payments arising under the terms of the relevant Secured Hedging Agreement and (ii) any Hedging Termination Payments payable to such Hedging Bank pursuant to the termination of any Secured Hedging Agreement (or Hedging Transaction thereunder) which is permitted under this Agreement;

(B)
each Hedging Bank may only discharge any Hedging Liability by set-off in accordance with Clause 33 (Set-off) and only to the extent that such Hedging Liability is permitted to be paid under Clause 30.4.1(A); and

(C)
each Hedging Bank may only discharge any Hedging Liability under any netting arrangements in accordance with the terms of the relevant Secured Hedging Agreement but only to the extent that such Hedging Liability is permitted to be paid under Clause 30.4.1(A).

30.4.2
Prior to the Enforcement Date, no Hedging Bank may receive or retain any payment of, or any distribution in respect of (or on account of), any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability save as provided in Clause 30.4.1.

30.4.3
On and from the Enforcement Date, no Hedging Bank may receive or retain any payment of, or any distribution in respect of (or on account of), any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability which would otherwise be permitted under the preceding provisions of this Clause 30.4 (Hedging payments); and on and from the Enforcement Date any Hedging Liability may only be repaid or discharged pursuant to a distribution by the Facility Agent made in accordance with Clause 31 (Sharing among the Finance Parties) and Clause 32 (Payment mechanics).

30.5	Voting

30.5.1	To take into account the interest of the Hedging Banks:

(A)	for all purposes, at all times after an Acceleration; and

(B)	for all purposes, at all times after the Lender Discharge Date,

all references to Majority Lenders shall be deemed to be references to Majority Creditors and all references to all Lenders shall be deemed to be references to all Creditors but, in the case of paragraph (A) above, only taking into account the

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Hedging Bank that is no longer a Lender or an Affiliate of a Lender by virtue of the operation of Clause 25 (Changes to the Lenders).

30.5.2	In this Agreement:

"Acceleration" means the date on which a notice is issued under Clause 24.20 (Acceleration) of this Agreement.

"Creditor" means any Lender or any Hedging Bank.

"Credit Participations" means, in relation to a Creditor, the aggregate of:

(A)	its aggregate Commitments under the Tranches not already drawn, if any;

(B)	its aggregate Utilisations under the Tranches, if any; and

(C)
in respect of any Hedging Transaction of that Creditor under any Secured Hedging Agreement that has, as of the date the calculation is made, been early terminated or closed out in accordance with the terms of that Secured Hedging Agreement, the amounts, if any, payable under that Secured Hedging Agreement in respect of that termination or close-out after giving effect to any set-off between Hedging Transactions permitted under this Agreement, to the extent that the amounts are unpaid (that amount to be certified by the relevant Creditor and as calculated in accordance with the relevant Secured Hedging Agreement); and

(D)
in respect of any Hedging Transaction of that Creditor under any Secured Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out, the amount, if any, which would be payable to it under that Secured Hedging Agreement in respect of that Hedging Transaction after giving effect to any set-off permitted under this Agreement, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement), that amount to be certified by the relevant Creditor and as calculated in accordance with the relevant Secured Hedging Agreement.

Majority Creditors means, at any time, those Creditors whose Credit Participations at that time aggregate more than 66 2/3% of the total Credit Participations at that time.

Lender Discharge Date means the date on which:

(A)	the Lenders have ceased to be under any commitment, obligations or liability to provide financial accommodation to the Borrower under any of the Finance Documents; and

(B)	all Utilisations have been repaid in full and no other amount is outstanding to any Lender under or pursuant to the terms of any of the Finance Documents (whether or not the same is due).

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31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

31.1.1
Subject to Clause 31.1.2, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) or, in the case of any Hedging Bank or Clause 30.4 (Hedging payments) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(A)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(B)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by (i) the Facility Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution or (ii) (as the case may be) in accordance with Clause 30.4 (Hedging payments); and

(C)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments) or, (as the case may be) Clause 30.4 (Hedging payments).

31.1.2	Clause 31.1.1 shall not apply to any amount received or recovered by the Fronting Bank in respect of any cash cover provided for the benefit of the Fronting Bank.

31.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.5 (Partial payments) and Clause 30.4 (Hedging payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

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31.4.1
each Sharing Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

31.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

31.5.1
This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

31.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Facility Agent

32.1.1
Subject to Clause 32.1.3 and Clause 32.1.4, on each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

32.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

32.1.3
At all times prior to the Enforcement Date, all payments by the Borrower or a Hedging Bank under or in respect of any Secured Hedging Agreement shall be made directly between the Borrower and the relevant Hedging Bank (and not through the Facility Agent pursuant to Clause 32.1.1 (Payments to the Facility Agent)) and, accordingly, at all such times, all references in Clause 32.5 (Partial payments) to:

(A)	Secured Hedging Agreements, Hedging Costs and Hedging Termination Payments shall be disregarded; and

(B)	Finance Documents shall exclude the Secured Hedging Agreements.

32.1.4
On and from the Enforcement Date, all payments by the Borrower or a Hedging Bank under or in respect of any Secured Hedging Agreement shall be made to and/or through the Facility Agent in accordance with Clause 32.1.1 (Payments to the Facility Agent).

32.2	Distributions by the Facility Agent or Security Trustee

Each payment received by the Facility Agent or the Security Trustee under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Facility Agent or the Security Trustee (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent or the Security Trustee (as the case may be) by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

32.3	Distributions to an Obligor

Each of the Facility Agent and the Security Trustee may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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32.4	Clawback

32.4.1
Where a sum is to be paid to the Facility Agent or the Security Trustee under the Finance Documents for another Party, the Facility Agent or the Security Trustee (as the case may be) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

32.4.2
If the Facility Agent or the Security Trustee pays an amount to another Party and it proves to be the case that the Facility Agent or the Security Trustee (as the case may be) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent or the Security Trustee (as the case may be) shall on demand refund the same to the Facility Agent or the Security Trustee (as the case may be) together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or the Security Trustee (as the case may be), calculated by the Facility Agent or the Security Trustee (as the case may be) to reflect its cost of funds.

32.5	Partial payments

32.5.1
If the Facility Agent receives a payment (including pursuant to Clause 29.2.2(C) (Trust) in connection with the enforcement of any Security or any other enforcement action taken in accordance with the Finance Documents) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)
first, in or towards payment pro rata of any unpaid fees, costs and expenses incurred in connection with the enforcement of any Security under the Security Documents or any other enforcement action taken for the recovery of any amounts outstanding under the Finance Documents, in each case, carried out or taken in accordance with the Finance Documents by or on behalf of (i) any Finance Party or (ii) any receiver or similar officer or agent appointed under any Security Document or in connection with any such enforcement action for the recovery of any amounts outstanding under the Finance Documents;

(B)	second, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties under the Finance Documents which do not fall within Clause 32.5.1(A);

(C)
third, in or towards payment pro rata of any accrued interest, letter of credit fees, commitment fees, commission, Hedging Costs or (to the extent not falling within Clause 32.5.1(A) or Clause 32.5.1(B)) any other fees due but unpaid under the Finance Documents;

(D)
fourth, in or towards payment pro rata of any principal (including amounts payable under Clause 6.7 (Claims under a Letter of Credit) or Clause 6.9 (Indemnities)), Hedging Termination Payments and (to the extent that any

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Letter(s) of Credit remain(s) outstanding) any cash cover due but unpaid under the Finance Documents; and

(E)	fifth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

32.5.2	The Facility Agent shall, if so directed by all of the Lenders, vary the order set out in Clauses 32.5.1(C) to 32.5.1(E) above.

32.5.3	Clauses 32.5.1 and 32.5.2 above will override any appropriation made by an Obligor.

32.5.4
If the Enforcement Date has occurred, any Finance Party that holds, or has the benefit of, any cash cover that has been provided in respect of any Letter(s) of Credit, shall (unless the Security Trustee otherwise agrees or instructs), no later than three Business Days after the Enforcement Date, pay (or procure the payment of) the entire amount of such cash cover to the Security Trustee for application in accordance Clause 32.5.1.  Pending each such payment to the Security Trustee, the relevant Finance Party that holds, or has the benefit of, such cash cover shall not utilise the same for any purpose.

32.5.5
If any amounts have been distributed pursuant to Clause 32.5.1(D) to any Finance Party with respect to the payment of sums comprising cash cover which is due but unpaid, then (notwithstanding the definition of "cash cover" set out in Clause 1.2.1(Y) (Construction)):

(A)	any such amounts shall be:

(1)	retained by that Finance Party for the purposes of covering the relevant Contingent Indebtedness in respect of which such cash cover was required to be provided; and

(2)	applied by such Finance Party in the discharge of such Contingent Indebtedness as the same matures; and

(B)
if any such Contingent Indebtedness expires or matures at less than the aggregate amount retained by that Finance Party, that Finance Party shall  pay the balance of such amount to the Security Trustee for application in accordance Clause 32.5.1.

32.5.6	The Obligors shall take all such steps as the Security Trustee may require in order to ensure that the Finance Parties are able to comply with Clause 32.5.4 and/or 32.5.5.

32.6	Impaired Agent

32.6.1
If, at any time, the Facility Agent or the Security Trustee (as the case may be) becomes an Impaired Agent, an Obligor or a Finance Party which is required to make a payment under the Finance Documents to the Facility Agent or the Security Trustee (as the case may be) in accordance with the provisions of this Agreement or any provision of the Security Documents may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph

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(A) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Finance Party making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

32.6.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

32.6.3
A Party which has made a payment in accordance with this Clause 32.6 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

32.6.4
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 28.11 (Resignation) or, as the case may be, a successor Security Trustee pursuant to Clause 29.11 (Resignation of Security Trustee), each Party which has made a payment to a trust account in accordance with Clause 32.6 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent or successor Security Trustee (as the case may be) for distribution in accordance with Clause 32.2 (Distributions by the Facility Agent or Security Trustee).

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents (other than any Secured Hedging Agreement) shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

32.8.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

32.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

32.9.1	Subject to Clauses 32.9.2 to 32.9.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document (other than any Secured Hedging Agreement).

32.9.2
A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.  Any cash cover to be provided in relation to any Letter of Credit shall be made in the currency in which that Letter of Credit is denominated.

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32.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

32.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

32.9.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

32.10	Change of currency

32.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)
any reference in the Finance Documents (other than a Secured Hedging Agreement) to, and any obligations arising under the Finance Documents (other than a Secured Hedging Agreement) in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(B)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

32.10.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

32.11.1
the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

32.11.2
the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 32.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree such to changes;

32.11.3
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 32.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

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32.11.4
any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and waivers);

32.11.5
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11 (Disruption to Payment Systems etc.); and

32.11.6	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 32.11.4.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

34.2.1	in the case of each Obligor, that identified with its name below;

34.2.2	in the case of each Finance Party, each Hedging Bank or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

34.2.3	in the case of each of the Facility Agent and the Security Trustee, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

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Address:	Carrizo UK Huntington Ltd
c/o Carrizo Oil & Gas Inc.
1000 Louuisiana, Suite 1500
Houston, Texas 77110
USA

Tel:	+ 1 713 328 1096
Fax:	+ 1 713 328 1049

Email:                             Paul.Boling@crzo.net

Attention:	Chief Financial Officer

With a copy to:

Address:	Carrizo Oil & Gas Inc.
1000 Louisiana, Suite 1500
Houston, Texas 77110
USA

Tel:	+ 1 713 328 1073

Fax:	+1 713 328 1035

Email:              Gerry.Morton@crzo.net

Attention:	Law Department

The Parent

Address:	Carrizo Oil & Gas Inc.
1000 Louisiana, Suite 1500
Houston, Texas 77110
USA

Tel:	+ 1 713 328 1096

Fax:	+ 1 713 328 1049

Email:                              Paul.Boling@crzo.net

Attention:	Chief Financial Officer

With a copy to:

Address:	Carrizo Oil & Gas Inc.
1000 Louisiana, Suite 1500

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Houston, Texas 77110
USA

Tel:	+ 1 713 328 1073

Fax:                                  +1 713 328 1035

Email:                              Gerry.Morton@crzo.net

Attention:	Gerald Morton

The Facility Agent and the Security Trustee

Address:                          SG House - 41 Tower Hill, London, EC3N 4SG, United Kingdom

Fax:                                 +44 (0) 20 7676 6661

Email:	brian.courtney@sgcib.com / john.hayes@sgcib.com / mirela.kubicka@sgcib.com
Attention:                        Brian Courtney / John Hayes / Mirela Kubicka

Phone:                             +44 (0) 20 7676 6248 / 6474 / 6877

34.3	Delivery

34.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

34.3.2
Any communication or document to be made or delivered to any Administrative Finance Party will be effective only when actually received by that Administrative Finance Party and then only if it is expressly marked for the attention of the department or officer identified with that Administrative Finance Party's name above (or any substitute department or officer as that Administrative Finance Party shall specify for this purpose).

34.3.3	All notices from or to an Obligor shall be sent through the Facility Agent.

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34.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

34.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Facility Agent has been appointed.

34.6	Electronic communications

34.6.1
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.

34.6.2
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.7	English language

34.7.1	Any notice given under or in connection with any Finance Document must be in English.

34.7.2	All other documents provided under or in connection with any Finance Document must be:

(A)	in English; or

(B)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will

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prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document (other than a Hedging Agreement) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

38.1.1
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents (other than any Secured Hedging Agreement) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

38.1.2
The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and waivers).  In addition, each Obligor hereby authorises the Borrower to effect, on its behalf, any amendment

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or waiver permitted by this Clause 38 (Amendments and waivers).  In any event, each Party shall take such action as the Facility Agent may reasonably request in order to ensure that such amendment or waiver that is permitted by this Clause 38 (Amendments and waivers) is promptly effected.

38.1.3	Any amendment or waiver of any term of any Finance Document made in accordance with this Clause 38 (Amendments and waivers) shall be binding on all of the Parties.

38.1.4	Any term of any Secured Hedging Agreement may be amended or waived in accordance with its terms (but without prejudice to any other provision of this Agreement).

38.2	Exceptions

38.2.1	An amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(B)	the definition of "Super Majority Lenders" in Clause 1.1 (Definitions);

(C)	an extension to the date of payment of any amount under the Finance Documents;

(D)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(E)	an increase in or an extension of any Commitment;

(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 38 (Amendments and waivers);

(H)
the release of any Security granted under any Security Document save where such release is (i) required pursuant to the terms of any Finance Document (other than any Secured Hedging Agreement) or (ii) a release effected by the Security Trustee in accordance with Clause 29.24 (Release of Security);

(I)	the Hedging Policy; or

(J)	Clause 24.7 (Late completion)

shall not be made without the prior consent of all the Lenders.

38.2.2
An amendment or waiver which relates to the rights or obligations of any Administrative Finance Party or Hedging Bank (each in their capacity as such) may not be effected without the consent of that Finance Party.

38.2.3	Any term of any Fee Letter may be amended or waived without the prior consent of the Majority Lenders.

38.2.4	For the purposes of determining whether the consent of the Majority Lenders, the Super Majority Lenders or all the Lenders (as the case may be) has been obtained

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with respect to any request for a consent, waiver or amendment requiring the consent of the Majority Lenders, the Super Majority Lenders or all the Lenders (as the case may be), if a Lender does not accept or reject such request for a consent, waiver or amendment within 10 Business Days (or such longer period as the Borrower and the Facility Agent may agree) of the date specified in such request by the Facility Agent as the date by which responses are to be provided by the Lenders, its Commitments and/or participation in any Utilisations under the Facility shall not be included for the purpose of calculating (as the case may be) the Aggregate Commitments, the Global Commitments or participations in the Utilisations under the Facility when determining whether the approval of the Lenders having the requisite percentage of Aggregate Commitments and/or Global Commitments and/or participations for the purpose of obtaining Majority Lenders', Super Majority Lenders' or all the Lenders' (as the case may be) approval have been obtained to approve the relevant consent, waiver or amendment.

38.3	Disenfranchisement of Defaulting Lenders

38.3.1
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Global Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

38.3.2	For the purposes of this Clause 38.3 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(A)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(B)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (A), (B) or (C) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.4	Replacement of a Defaulting Lender

38.4.1	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Facility Agent and such Lender:

(A)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

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(B)
require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(C)
require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Majority Lenders (acting reasonably) and, in relation to a transfer under Tranche C, to the Fronting Bank which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or letter of credit commission (to the extent that the Facility Agent has not given a notification under Clause 25.10 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

38.4.2
The Facility Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent or action from any other Party, a Transfer Certificate on behalf of any Defaulting Lender which is required to transfer its rights and obligations under this Agreement pursuant to Clause 38.4.1 which shall be effective for the purposes of Clause 25.5 (Procedure for transfer). The Facility Agent shall not be liable in any way for any action taken by it pursuant to this Clause 38.4.2 and, for the avoidance of doubt, the provisions of Clause 28.9 (Exclusion of liability) shall apply in relation thereto.

38.4.3	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.4 (Replacement of a Defaulting Lender) shall be subject to the following conditions:

(A)	the Borrower shall have no right to replace an Administrative Finance Party;

(B)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(C)	the transfer must take place no later than five days after the notice referred to in Clause 38.4.1; and

(D)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

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39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

39.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 39.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

39.2.2	to any person:

(A)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(B)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(C)
appointed by any Finance Party or by a person to whom Clause 39.2.2 (A) or (B) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under Clause 28.13 (Relationship with the Finance Parties));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 39.2.2 (A) or (B);

(E)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(F)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Finance Parties' rights);

(G)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(H)	who is a Party; or

(I)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)
in relation to Clauses 39.2.2 (A), (B) and (C), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)
in relation to Clause 39.2.2(D), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)
in relation to Clauses 39.2.2 (E), (F) and (G), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

39.2.3
to any person appointed by that Finance Party or by a person to whom Clause 39.2.2(A) or 39.2.2(B) applies to provide administration or settlement services in respect of one or more of the Finance Documents including, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 39.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

39.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be

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given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

39.3.1
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(A)	names of Obligors;

(B)	country of domicile of Obligors;

(C)	place of incorporation of Obligors;

(D)	date of this Agreement;

(E)	the names of the Facility Agent and the Mandated Lead Arrangers;

(F)	date of each amendment and restatement of this Agreement;

(G)	amount of Aggregate Commitments;

(H)	currencies of the Facility;

(I)	type of Facility;

(J)	ranking of Facility;

(K)	Final Maturity Date;

(L)	changes to any of the information previously supplied pursuant to Clauses 39.3.1 (A) to (K); and

(M)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

39.3.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

39.3.3	Each Obligor represents that none of the information set out in Clause 39.3.1(A) to 39.3.1(M) above is, nor will at any time be, unpublished price-sensitive information.

39.3.4	The Facility Agent shall notify the Borrower and the other Finance Parties of:

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(A)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(B)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

39.6.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 39.2.2(E) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

39.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty four months from the earlier of:

39.7.1
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

39.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

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40.	MISCELLANEOUS

40.1	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.2	Usury savings clause

To the extent Texas law applies to this Agreement or any other Finance Document, in no event shall the Obligors or any other person be obligated to pay, or any Lender or Fronting Bank have any right or privilege to reserve, receive or retain, (i) any interest in excess of the maximum amount of nonusurious interest permitted under any applicable law or (ii) total interest in excess of the amount which such person could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the obligations of the Obligors hereunder and under the other Finance Documents (as used in this section, the "Obligations") at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Finance Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day.  If for any reason any Lender or Fronting Bank at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be cancelled automatically as of the date of such event which produces the excess, and, if such excess interest has been paid to such Lender or Fronting Bank, it shall be credited against the then-outstanding principal balance of the Obligors' obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor. As used in this section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law.

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

42.	ENFORCEMENT

42.1	Jurisdiction

42.1.1
Save where a Finance Document expressly provides to the contrary, the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with any Finance Document or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) (a "Dispute").

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42.1.2	Subject to Clause 42.1.3, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will:

(A)	argue to the contrary; or

(B)	take any proceedings relating to a Dispute in any jurisdiction other than England.

42.1.3
This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction nor from contending that such courts are appropriate and convenient.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

42.2.1	Without prejudice to any other mode of service allowed under any relevant law, the Parent:

(A)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)	agrees that failure by a process agent to notify the Parent of the process will not invalidate the proceedings concerned.

42.2.2	The Borrower confirms its acceptance of its irrevocable appointment as agent for service of process pursuant to Clause 42.2.1.

42.3	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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The Obligors

CARRIZO UK HUNTINGTON LTD, the Borrower

SIGNED by GERALD MORTON	)

for and on behalf of	)	/s/ Gerald Morton

CARRIZO UK HUNTINGTON LTD	)

CARRIZO OIL & GAS, INC., the Parent

SIGNED by GERALD MORTON	)

for and on behalf of	)	/s/ Gerald Morton

CARRIZO OIL & GAS, INC.	)

The Banks

BNP PARIBAS, in its capacity as the Mandated Lead Arranger, the Original Lender, the Technical Bank, the Modelling Bank and the Fronting Bank.

SIGNED by NICHOLAS BEATTIE	)	/s/ Nicholas Beattie

BAPTISTE RAINSARD-
FLORENTIN	)	/s/ Baptiste Rainsard-Florentin

for and on behalf of	)

BNP PARIBAS	)

SOCIÉTÉ GÉNÉRALE, in its capacity as the Mandated Lead Arranger, the Original Lender, the Facility Agent, the Security Trustee, the Technical Bank and the Account Bank.

SIGNED by MARIA MARTIN	)

for and on behalf of	)	/s/ Maria Martin

SOCIÉTÉ GÉNÉRALE	)

(acting through its London branch))

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SCHEDULE 1

COMMITMENTS

Part I

Tranche A Commitments

	BNP Paribas	Société Générale	Aggregate Commitments
From the date of this Agreement up to and including the earlier of (i) the Project Completion Date, and (ii) the Final Completion Date	$27,500,000	$27,500,000	$55,000,000

Part II

Tranche B Commitments

	BNP Paribas	Société Générale	Aggregate Commitments
From the date of this Agreement up to and including the earlier of (i) the Project Completion Date, and (ii) the Final Completion Date	$3,250,000	$3,250,000	$6,500,000

Part III

Tranche C Commitments

	BNP Paribas	Société Générale	Aggregate Commitments
From the date of this Agreement up to 71 months from the Financial Close Date	$11,250,000	$11,250,000	$22,500,000